Exhibit 10.1

EXECUTION VERSION

Published Deal CUSIP Number:03524QAD5

Published Term Loan CUSIP Number:03524QAE3

Published Revolver CUSIP Number:03524QAF0

CREDIT AGREEMENT

among

ANI PHARMACEUTICALS, INC.,
as Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER
FROM TIME TO TIME PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

and

TRUIST BANK,
as Administrative Agent

Dated as of November 19, 2021

TRUIST SECURITIES, INC.,
as Joint Lead Arranger and Joint Bookrunner

REGIONS CAPITAL MARKETS,
as Joint Lead Arranger, Joint Bookrunner and Syndication Agent

THE HUNTINGTON NATIONAL BANK,
as Joint Lead Arranger, Joint Bookrunner and Documentation Agent

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Schedules
Schedule 1.1(a)	Investments
Schedule 1.1(b)	Liens
Schedule 2.1(a)	Lenders and Commitments
Schedule 3.3	Patriot Act Information
Schedule 3.6	Litigation
Schedule 3.12	Subsidiaries
Schedule 3.16(a)	Intellectual Property
Schedule 3.16(b)	Pledged Debt
Schedule 3.16(c)	Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts, Uncertificated Investment Property
Schedule 3.16(d)	Commercial Tort Claims
Schedule 3.16(e)	Pledged Equity Interests
Schedule 3.16(f)(i)	Mortgaged Properties
Schedule 3.16(f)(ii)	Other Collateral Locations
Schedule 5.15	Post-Closing Matters.
Schedule 6.1(b)	Indebtedness
Exhibits
Exhibit 1.1(a)	Form of Assignment and Assumption
Exhibit 1.1(b)	Form of Perfection Certificate
Exhibit 1.1(c)	Form of Joinder Agreement
Exhibit 1.1(d)	Form of Notice of Borrowing
Exhibit 1.1(e)	Form of Notice of Conversion/Extension
Exhibit 1.1(g)	Form of Bank Product Provider Notice
Exhibit 2.1(a)	Form of Funding Indemnity Letter
Exhibit 2.1(e)	Form of Revolving Loan Note
Exhibit 2.2(c)	Form of Initial Term Loan Note
Exhibit 2.4(d)	Form of Swingline Loan Note
Exhibit 2.16(a)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(b)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(c)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(d)	Form of U.S. Tax Compliance Certificate
Exhibit 4.1(b)	Form of Officer’s Certificate
Exhibit 4.1(g)	Form of Solvency Certificate
Exhibit 4.1(l)	Form of Closing Certificate
Exhibit 5.2(a)	Form of Compliance Certificate

v

THIS CREDIT AGREEMENT, dated as of November 19, 2021, is by and among ANI PHARMACEUTICALS, Inc., a Delaware corporation (the “Borrower”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), and TRUIST BANK, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Acquisition Agreement, on the Closing Date, the Borrower will acquire (the “Acquisition”) Novitium Pharma LLC, a Delaware limited liability company (the “Company”), and its subsidiaries pursuant to a merger by Nile Merger Sub with and into the Company, with the Company surviving the merger as a Subsidiary of the Borrower;

WHEREAS, to consummate the Transactions, the Borrower has requested that, subject to satisfaction (or waiver by the Administrative Agent) of the applicable conditions precedent set forth in Section 4.1 below, (a) the Term Loan Lenders extend Term Loans on the Closing Date in an aggregate principal amount equal to $300.0 million and (b) the Revolving Lenders provide the Revolving Facility on the Closing Date with commitments in an aggregate principal amount equal to $40.0 million; and

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1               Defined Terms.

As used in this Agreement, terms defined in the preamble to this Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Acquisition” has the meaning set forth in the recitals.

“Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, dated as of March 8, 2021, among, inter alios, the Borrower, Nile Merger Sub, the Company and the principal members of the Company party thereto, together with all exhibits and disclosure schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Additional Lender” shall mean any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” shall mean, at any time, any bank or other financial institution (other than any such bank or financial institution that is a Lender at such time) selected by the Borrower that agrees to provide any portion of any (a) Revolving Facility Increase pursuant to an Incremental Facility Amendment in accordance with Section 2.22 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.23; provided that each Additional Revolving Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent, each Issuing Lender and Swing Line Lender (in each case, such approval not to be unreasonably withheld or delayed).

“Additional Term Lender” shall mean, at any time, any bank, other financial institution or institutional lender (other than any such bank, financial institution or institutional lender that is a Lender at such time) selected by the Borrower that agrees to provide any portion of any (a) Incremental Term Facility pursuant to an Incremental Facility Amendment in accordance with Section 2.22 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.23.

“Administrative Agent” or “Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any permitted successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agent Parties” shall have the meaning set forth in Section 9.2(d)(ii).

“Agreement” shall mean this Agreement, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Alternate Base Rate” shall mean for any day a rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent publicly announces from time to time as its prime commercial lending rate for Dollar loans made in the United States of America, as in effect from time to time (the “Prime Rate”), (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) the LIBOR Rate determined on a daily basis for an Interest Period of one (1) month, plus 1.00% (any changes in such rates to be effective as of the date of any change in such rate), and (iv) zero percent (0.00%). The Administrative Agent’s prime commercial lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make loans at rates of interest at, above, or below the Administrative Agent’s prime commercial lending rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or the LIBOR Rate will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or the LIBOR Rate.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Terrorism Law” shall mean any Requirement of Law related to money laundering or financing terrorism, including, without limitation, (a) the Patriot Act, (b) The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and (d) Executive Order 13224 (effective September 24, 2001).

“Applicable Margin” shall mean, for any day, (i) with respect to Initial Term Loans of any Type, (a) 6.00% per annum, in the case of LIBOR Rate Loans, (b) 5.00% per annum, in the case of Alternate Base Rate Loans and (ii) with respect to Revolving Loans, (a) 4.75% per annum, in the case of LIBOR Rate Loans, (b) 3.75% per annum, in the case of Alternate Base Rate Loans.

“Applicable Percentage” shall mean, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean each of Truist Securities, Inc., Regions Capital Markets and The Huntington National Bank.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Equity Interests of a Subsidiary or any ownership interest in a joint venture) of the Borrower or any Restricted Subsidiary whether by sale, lease, transfer or otherwise, in a single transaction or in a series of transactions. The term “Asset Disposition” shall not include (a) the sale, lease, transfer or other disposition of assets permitted by Subsections 6.4(a)(i) through (v), or (b) any Equity Issuance.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(a) or any other form approved by the Administrative Agent.

“Authorized Officers” shall mean any Responsible Officer or any chief accounting officer, head of finance, vice president of finance or corporate controller of the Borrower.

“Available Amount” shall mean, as of any date of determination, an amount not less than zero in the aggregate, determined on a cumulative basis, equal to the sum of (without duplication):

(a)       the Retained Excess Cash Flow Amount; plus

(b)       new qualified cash equity contributions to the Borrower (including, without limitation, any cash proceeds received by the Borrower or any of its Subsidiaries from sales of Equity Interests to directors, consultants or employees in connection with equity incentive arrangements, but excluding Specified Equity Contributions or contributions used to incur Contribution Indebtedness); plus

(c)       Returns received or realized after the Closing Date and on or prior to such date of determination in respect of Investments made using the Available Amount (excluding Returns from Unrestricted Subsidiaries in respect of an Unrestricted Subsidiary’s share of tax based on its income); plus

(d)       an amount equal to the sum of (i) the amount of any Investments made by the Borrower or any Restricted Subsidiary with the Available Amount in any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary (up to the lesser of (A) the Fair Market Value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation, merger, consolidation, amalgamation, liquidation, winding up or dissolution (as the case may be) and (B) the Fair Market Value of the original Investment by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary) and (ii) the amount of Permitted Investments and the Fair Market Value of any property or assets of any Unrestricted Subsidiary that has been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary but solely to the extent the initial Investment of assets in such Unrestricted Subsidiary were made in reliance on the Available Amount, in each case, after the Closing Date and on or prior to such date of determination; minus

(e)       an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.9(a)(v), plus (ii) Restricted Debt Payments made pursuant to Section 6.9(b)(iv), plus (iii) Investments made pursuant to Section 6.5(l) (solely with respect to Investments made pursuant to Section 6.5(l), in each case, made after the Closing Date and on or prior to such date of determination.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 2.13.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” shall mean any of the following products, services or facilities extended to the Borrower or any Restricted Subsidiary by any Bank Product Provider: (a) Cash Management Services; (b) products under any Hedging Agreement; and (c) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b), the applicable Bank Product Provider must have previously provided a Bank Product Provider Notice to the Administrative Agent which shall indicate the existence of such Bank Product. Any Bank Product established from and after the time that the Lenders have received written notice from the Borrower or the Administrative Agent that an Event of Default exists, until such Event of Default has been waived in accordance with Section 9.1, shall not be included as “Credit Party Obligations” for purposes of a distribution under Section 2.11(b).

“Bank Product Debt” shall mean the Indebtedness and other obligations of the Borrower or any Restricted Subsidiary relating to Bank Products.

“Bank Product Provider” shall mean any Person that provides Bank Products to the Borrower or any Restricted Subsidiary to the extent that (a) such Person is the Administrative Agent, a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Bank Product but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement or (b) such Person is the Administrative Agent, a Lender or an Affiliate of a Lender on the Closing Date and the Bank Product was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Bank Product Provider Notice” shall mean a notice substantially in the form of Exhibit 1.1(g).

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(f).

“Benchmark” shall mean, initially, the LIBOR Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3)	the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)	the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)	for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of

(a)              the date of the public statement or publication of information referenced therein and

(b)              the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.13(c); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.13.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10(c).

“Building” means a “Building” within the meaning of the Flood Insurance Laws, which includes a building or structure with at least two walls and a roof or any such building or structure in the course of construction.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” shall mean to deposit in a Controlled Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for LOC Obligations or obligations of Lenders to fund participations in respect of LOC Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P or from Moody’s is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) money market accounts subject to Rule 2a-7 of the Investment Company Act of 1940 (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7) and (g) shares of any so-called “money market fund”; provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365 days or less.

“Cash Management Services” shall mean any services provided from time to time to the Borrower or any Restricted Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean at any time the occurrence of any of the following events:

(a)       the Borrower shall fail to own 100% of the Equity Interests of each Credit Party, except as otherwise permitted under the Credit Documents;

(b)       (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the then outstanding Voting Stock of the Borrower or (ii) any Person or two or more Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower or control over the Voting Stock of the Borrower on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35%) or more of the then outstanding Voting Stock of the Borrower; or

(c)       there shall have occurred a “Change of Control” (as defined in the Preferred Equity Agreement) under the Preferred Equity Agreement or a similar event, however denominated under any Junior Financing.

“Class”, when used in reference to (a) any Loan or Extension of Credit, refers to whether such Loan, or the Loans comprising such borrowing, are Revolving Loans, Swing Line Loans, Revolving Facility Increase, Other Revolving Loans, Term Loans, Incremental Term Facilities or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Other Revolving Commitment, Initial Term Loan Commitment or Other Term Commitment or (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto), Revolving Facility Increases and Incremental Term Facilities that have different terms and conditions shall be deemed to comprise different Classes.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Refinancing” shall mean collectively, (a) the repayment, repurchase or other discharge of the Existing Credit Agreement Indebtedness, the termination of all commitments to extend credit under the Existing Credit Agreement and the termination and/or release of any security interests and guarantees in connection therewith and (b) the repayment and refinancing of the existing Indebtedness for borrowed money of the Company and its Subsidiaries other than certain Indebtedness that the Administrative Agent and the Borrower have agreed may remain outstanding after the Closing Date as set forth on Schedule 6.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Credit Party Obligations; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person , (b) any lease in which the lessee is a Sanctioned Person and (c) Excluded Assets (as defined in the Security Agreement).

“Commitment” shall mean the Revolving Commitments, the LOC Commitment, the Initial Term Loan Commitments and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Letter” shall mean the commitment letter dated March 8, 2021 among the Borrower, Truist Securities, Inc. and Truist Bank, as amended, restated, amended and restated, extended, replaced, supplemented or otherwise modified from time to time.

“Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the Term Loan Commitment Percentage, as appropriate.

“Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Closing Date to but excluding the Revolving Maturity Date and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is thirty (30) days prior to the Revolving Maturity Date.

“Committed Funded Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans, LOC Obligations and Participation Interests at such time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or 414(o) of the Code.

“Communications” shall have the meaning set forth in Section 9.2(d)(ii).

“Company” shall have the meaning set forth in the recitals hereto.

“Company Material Adverse Effect” shall have the meaning set forth in in the Acquisition Agreement.

“Competitor” shall mean any operating company competitor of the Borrower, the Company or any of their respective Subsidiaries that is in the same or a substantially similar line of business as the Borrower, the Company or any of their respective Subsidiaries.

“Compliance Certificate” has the meaning assigned to such term in Section 5.2(a).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated Current Assets” shall mean, at any date, the total current assets of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, properly be classified as current assets, or set forth opposite the caption “total current assets” (or any like caption), on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding, however, without duplication (a) Permitted Investments, (b) the current portion of current and deferred taxes, (c) permitted loans made to third parties, (d) pension assets, (e) deferred bank fees, (f) derivative financial instruments and (g) intercompany receivables.

“Consolidated Current Liabilities” shall mean, at any date, the total current liabilities of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, properly be classified as current liabilities, or set forth opposite the caption “total current liabilities” (or any like caption), on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, including deferred revenue, excluding, however, without duplication (a) the current portion of any Long-Term Funded Debt, (b) all Indebtedness consisting of Loans and LOC Obligations, (c) the current portion of any Consolidated Interest Expense, (d) the current portion of any Capital Lease Obligation, (e) the current portion of current and deferred taxes, (f) liabilities in respect of unpaid earn-outs, (g) the current portion of any other long-term liabilities or obligations, (h) accruals relating to restructuring reserves, (i) liabilities in respect of funds of third parties on deposit with the Borrower or any of its Restricted Subsidiaries, (j) any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards and similar incentive based compensation awards or arrangements, (k) liabilities related to assets held for sale or derivative financial instruments, and (l) intercompany payables.

“Consolidated EBITDA” shall mean, with respect to any Person for any Test Period, without duplication, (a) Consolidated Net Income for such Test Period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such Test Period: (i) Consolidated Interest Expense for such Test Period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Borrower and its Restricted Subsidiaries for such Test Period, (iii) depreciation and amortization expense of the Borrower and its Restricted Subsidiaries for such Test Period and, to the extent they do not result in a cash charge or expense in any future period, any other non-cash charges and expenses, including amortization of goodwill, debt issue costs and amortization under FAS Rule 123 for such Test Period, (iv) fees and reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, execution and delivery on the Closing Date of the Credit Documents and consummation on the Closing Date of the Transactions, (v) non-recurring transaction costs, fees, expenses and charges incurred in connection with Permitted Acquisitions, any other acquisitions, any Dispositions, any Equity Issuance or any issuance of Indebtedness (whether or not such transaction was completed), in each case, permitted hereunder, (vi) non-cash deductions or charges attributable to purchase accounting adjustments made in accordance with GAAP and taken in such Test Period, (vii) non-cash charges incurred during such Test Period with respect to stock based compensation to employees and directors of the Borrower and its Restricted Subsidiaries, (viii) upfront cash payments in respect of any Hedging Agreement made in such Test Period, (ix) in each case to the extent calculated in good faith by the Borrower, (A) the amount of any non-recurring restructuring charge, reserve, integration cost or other business optimization expense or cost that is deducted in such Test Period, including charges directly related to implementation of cost-savings initiatives (including, without limitation, severance, retention, signing bonuses, relocation, recruiting and other employee related costs), (B) any charges, costs or expenses incurred pursuant to launches of new products (but excluding any research and development expenses), and (C) “run-rate” cost-savings, operating expense reductions and cost synergies related to (x) the Transactions and (y) after the Closing Date, any Permitted Acquisition, other acquisition or asset disposition, operating improvement, restructuring, cost savings initiative, any similar initiative and/or specified transaction that are projected in good faith by the Borrower to result from actions that have been taken, or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within twelve (12) months of the Closing Date (with respect to the Transactions) or such Permitted Acquisition, other acquisition or asset disposition, operating improvement, restructuring, cost savings initiative, similar initiative and/or specified transaction, as applicable, net of the amount of actual benefits realized during such Test Period from such transactions or actions, provided that the aggregate amounts during any Test Period added to Consolidated EBITDA pursuant to clauses (ix)(B) and (ix)(C) of this definition shall not cumulatively exceed 15% of the Consolidated EBITDA in such Test Period (calculated prior to giving Pro Forma Effect to such amounts), (x) any provision for the reduction in carrying value of assets (including deferred Tax assets) recorded in accordance with GAAP, (xi) any non-cash losses resulting from mark to market activity, (xii) extraordinary, unusual or non-recurring losses, (xiii) any charges, costs or expenses incurred pursuant to the launch of Cotrophin Gel (but excluding any research and development expenses) prior to, or during the first four full fiscal quarters following, the Closing Date; provided that the aggregate amount during any Test Period added to Consolidated EBITDA pursuant to this clause (xiii) shall not exceed 20% of Consolidated EBITDA in such Test Period (calculated prior to giving Pro Forma Effect to such amounts) and (xiv) the amount of any expenses, charges or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any Permitted Acquisition, any other acquisition, Investment, Restricted Payment, Equity Issuance, issuance of Indebtedness or Disposition, in each case, permitted hereunder, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and such amount is actually reimbursed within 365 days of such date of determination (it being understood that to the extent not actually received within such 365-day period, such proceeds shall be deducted in the applicable future periods when calculating Consolidated EBITDA) minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such Test Period minus (d) any other non-recurring, non-cash gains during such Test Period (including, without limitation, (i) gains from the sale or exchange of assets and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements of the Borrower and its Restricted Subsidiaries).

Notwithstanding the foregoing, Consolidated EBTIDA shall be (a) for the fiscal quarter ended December 31, 2020, $24,653,912.26, (b) for the fiscal quarter ended March 31, 2021, $21,383,850, (c) for the fiscal quarter ended June 30, 2021, $20,829,048, and (d) for the fiscal quarter ended September 30, 2021, $25,692,508, in each case, as such amounts may be adjusted pursuant to the foregoing provisions and other pro forma adjustments permitted by this Agreement (including as necessary to give Pro Forma Effect to any Specified Transaction).

“Consolidated Funded Debt” shall mean, as of any date of determination, Funded Debt of the Borrower and its Restricted Subsidiaries on a Consolidated basis.

“Consolidated Interest Expense” shall mean, with respect to any Person during any Test Period, all interest expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products) for such Test Period of the Borrower and its Restricted Subsidiaries on a Consolidated basis, excluding any interest paid or payable with respect to discontinued operations and any upfront fees in connection with the issuance or amendment of Indebtedness and any agent fees and expenses in connection with the issuance or amendment of any Indebtedness.

“Consolidated Net Income” shall mean, with respect to any Person during any Test Period, the net income (excluding (a) extraordinary losses and gains and (b) income received from joint venture investments to the extent not received in cash) of the Borrower and its Restricted Subsidiaries on a Consolidated basis for such Test Period, all as determined in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) in the most recent Consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Working Capital” shall mean, as of any date of determination, the excess of Consolidated Current Assets as of such date over Consolidated Current Liabilities as of such date.

“Consolidated Working Capital Adjustment” shall mean, for any Test Period of measurement, the result (which may be a negative number) of Consolidated Working Capital as of the end of such period minus Consolidated Working Capital as of the beginning of such period; provided that there shall be excluded (a) the effect of reclassification of items from short-term to long-term or from current to non- current (or vice versa) in accordance with GAAP, (b) the effect of any Disposition of any Person, facility or line of business or any merger or acquisition of any Person, facility or line of business during such period (in each case, other than in the ordinary course), (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Hedging Agreement and (d) the application of purchase, acquisition or recapitalization accounting.

“Contingent Payments” shall mean additional consideration to be paid by the Borrower or any Restricted Subsidiary for any Registration that has been previously acquired or that may be acquired by any such Person, in each case, in accordance with the terms of this Agreement, that is payable out of a portion of net sales, net profits or other sales-based milestone with respect to the acquired Registration; provided that the foregoing shall not include any royalty payments or obligations.

“Contract Consideration” shall have the meaning set forth in clause (xi) of the definition of “Excess Cash Flow.”

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” shall mean unsecured Indebtedness of the Borrower or any other Credit Party in an amount equal to 100% of cash proceeds received after the Closing Date by the Borrower in exchange for Qualified Equity Interests of the Borrower (other than Specified Equity Issuances) to the extent such amounts shall not be counted for purposes of the Available Amount basket; provided that the maturity date of any Contribution Indebtedness shall be no earlier than the Latest Maturity Date of the Term Loans.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Account” shall mean each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following:

(a)        a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)       a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)       a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning set forth in Section 9.27.

“Credit Agreement Refinancing Indebtedness” shall mean Indebtedness in the form of (A) one or more new term loan facilities (each, a “Refinancing Term Facility”) and/or one or more revolving credit facilities (each, a “Refinancing Revolving Facility”) and/or (B) one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be (x) solely in the case of notes, secured by Liens that are pari passu with the Liens securing the Loans (but without regard to the control of remedies), (y) secured on a junior lien or “silent” subordinated basis to the Liens securing the Loans and to the obligations under any senior secured notes described in the immediately preceding clause (x) or (z) unsecured (such notes or loans described in this clause (B), “Refinancing Notes”), incurred, issued or otherwise obtained in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or Revolving Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such Credit Agreement Refinancing Indebtedness (including, if such Credit Agreement Refinancing Indebtedness includes any Revolving Commitments, the unused portion of such Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments, the amount thereof), plus any fees, premiums, original issue discount, accrued interest and penalties associated therewith and fees, costs and expenses related thereto, (ii) such Credit Agreement Refinancing Indebtedness (x) to the extent such Credit Agreement Refinancing Indebtedness is pari passu to the Initial Term Loans in right of payment and with respect to security, does not mature earlier than the Latest Maturity Date of such Refinanced Debt and (y) to the extent such Credit Agreement Refinancing Indebtedness is junior to the Initial Term Loans in right of payment or with respect to security (including by being unsecured), does not mature earlier than 91 days following the Latest Maturity Date of such Refinanced Debt, and does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity applicable to such Refinanced Debt, (iii) such Credit Agreement Refinancing Indebtedness shall not be guaranteed by any Person that is not a Credit Party (unless such Person shall substantially concurrently become a Credit Party hereunder pursuant to Section 5.10), (iv) if secured, such Indebtedness (x) is not secured by any assets not securing the Loans (unless such assets shall substantially concurrently become a part of the Collateral) and (y) is subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower, (v) the other terms and conditions (excluding pricing, interest rate margins, interest rate floors, discounts, fees, rate floors, premiums, maturity and prepayment or redemption terms), if not substantially consistent with the terms of such Refinanced Debt or are (taken as a whole) more favorable to the lenders or holders providing such Credit Agreement Refinancing Indebtedness, are as otherwise reasonably satisfactory to the Administrative Agent (it being understood that (A) terms not substantially consistent with such Refinanced Debt that are applicable only after the Latest Maturity Date at such time will be deemed to be satisfactory to the Administrative Agent, (B) terms contained in such Credit Agreement Refinancing Indebtedness that are, taken as a whole, more favorable to the lenders or the agent of such Credit Agreement Refinancing Indebtedness and are substantially concurrently conformed (or added) to the Credit Documents for the benefit of the lenders under such Refinanced Debt or the Administrative Agent, as applicable, will be deemed to be satisfactory to the Administrative Agent and (C) terms contained in such Credit Agreement Refinancing Indebtedness that reflect then current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith) will be deemed to be satisfactory to the Administrative Agent) (provided that, to the extent that any financial maintenance covenant is added for the benefit of such Credit Agreement Refinancing Indebtedness, no consent shall be required from the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (a) also added for the benefit of the Lenders under the Credit Documents or (b) only applicable after the Latest Maturity Date at such time), (vi) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid with the proceeds of, and substantially concurrently with the incurrence of, such Credit Agreement Refinancing Indebtedness; provided that, to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments, (i) such Revolving Commitments shall be permanently reduced or terminated, as applicable, and all accrued fees in connection therewith shall be paid with the proceeds of, and substantially concurrently with the incurrence of, such Credit Agreement Refinancing Indebtedness and (ii) the Revolving Lenders under (x) the remaining outstanding Revolving Commitments and Revolving Loans and (y) such Credit Agreement Refinancing Indebtedness shall share on a pro rata basis in the payment, repayment, borrowing, participation and commitment reductions under such remaining outstanding Revolving Commitments and Revolving Loans and such Credit Agreement Refinancing Indebtedness, (vii) any Refinancing Revolving Facility shall not mature (or require permanent commitment reductions) prior to the Latest Maturity Date of any Refinanced Debt consisting, in whole or in part, of Revolving Commitments or Other Revolving Commitments, (viii) any Credit Agreement Refinancing Indebtedness that is (x) pari passu with the Initial Term Loans in right of payment and with respect to security may provide for the ability to participate (1) on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments and (2) on a pro rata basis or less than pro rata basis (or greater than pro rata basis with respect to prepayments constituting permitted refinancings) in any mandatory prepayments, in each case, of the Term Loans and (y) junior to the Initial Term Loans in right of payment or with respect to security may provide for the ability to participate on a less than pro rata basis in any voluntary and/or mandatory prepayments of the Term Loans, but shall not be on a pro rata or greater than pro rata basis; provided that any unsecured Credit Agreement Refinancing Indebtedness shall not share in any voluntary or mandatory prepayments of the Term Loans and (ix) (x) if such Refinanced Debt was contractually subordinated to the Term Loans in right of payment or security, such Credit Agreement Refinancing Indebtedness shall be contractually subordinated to the Term Loans on terms that are substantially the same (in all material respects) (or, if junior secured, also may be unsecured) and (y) if such Refinanced Debt was unsecured, such Credit Agreement Refinancing Indebtedness shall be unsecured. In connection with the incurrence of any Credit Agreement Refinancing Indebtedness, the applicable Lenders shall assign their Loans and Commitments to lenders under the applicable Credit Agreement Refinancing Indebtedness as required by the Borrower.

“Credit Documents” shall mean this Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit, LOC Documents and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any Hedging Agreement or agreement, document, certificate or instrument related to a Bank Product).

“Credit Party” shall mean any of the Borrower or any of the Guarantors.

“Credit Party Obligations” shall mean, without duplication, (a) the Obligations and (b) for purposes of the Guaranty, the Security Documents and all provisions under the other Credit Documents relating to the Collateral, the sharing thereof and/or payments from proceeds of the Collateral, all Bank Product Debt, but in all cases excluding Excluded Swap Obligations.

“Cure Expiration Date” has the meaning set forth in Section 5.9(b).

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides in its reasonable discretion that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Issuance” shall mean the issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries (excluding any Equity Issuance or any Indebtedness of the Borrower or any Restricted Subsidiary permitted to be incurred hereunder).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” has the meaning set forth in Section 2.7(d).

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both or any other condition, has been satisfied.

“Default Rate” shall mean (a) when used with respect to the Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2.00% per annum and (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Margin applicable to LIBOR Rate Loans plus (C) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Letter of Credit Fees plus 2.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2.00% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Deposit Account Control Agreement” shall mean an agreement, among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.4(a)(xi) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposition” shall have the meaning set forth in Section 6.4(a).

“Disqualified Equity Interest” shall mean, with respect to any Person, any Equity Interest issued by such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) either mandatorily or at the option of the holder thereof or upon the happening of any event or condition:

(a)       matures or is mandatorily redeemable (other than (i) solely for Equity Interests issued by such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests and (ii) to the extent such Equity Interests become mandatorily redeemable following such Person providing notice of an optional redemption), whether pursuant to a sinking fund obligation or otherwise;

(b)       is convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or Equity Interests (other than solely for Equity Interests issued by such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c)       is redeemable or is required to be repurchased by such Person, in whole or in part, at the option of the holder thereof (in each case other than solely for Equity Interests issued by such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests);

in each case, on or prior to the date 91 days after the Latest Maturity Date (determined at the time of the issuance of such Equity Interests); provided that (i) an Equity Interest issued by any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if the payment upon such redemption or repurchase is contractually subordinated in right of payment to the Obligations or such Equity Interest provides that the issuer thereof will not redeem any such Equity Interest pursuant to such provisions prior to the Latest Maturity Date or any such requirement is subject to the prior occurrence of the Latest Maturity Date, (ii) if an Equity Interest issued by any Person is issued pursuant to any plan for the benefit of employees, officers, directors, managers, members of management or consultants of the Borrower (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such Persons, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person and (iii) no Equity Interest held by any future, present or former employee, officer, director, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Borrower (or any direct or indirect parent company thereof or any subsidiary) shall be considered a Disqualified Equity Interest because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Lenders” shall mean (i) any Person designated by the Borrower as a “Disqualified Lender” by written notice delivered to the Administrative Agent on or prior to the date hereof, (ii) those Persons who are Competitors identified in writing by the Borrower to the Administrative Agent from time to time and (iii) any subsidiaries or Affiliates of any Person so designated or identified pursuant to clause (i) or (ii) above (other than Affiliates that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business that would not be a Competitor or other Disqualified Lender but for this clause (iii)) that are either (x) separately identified in writing by the Borrower from time to time or (y) clearly identifiable on the basis of such subsidiary’s or Affiliate’s name. The Disqualified Lenders shall be identified to the Lenders by the Administrative Agent (which may be in the form of notice posted to the Platform). Disqualified Lenders shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Early Opt-in Election” shall mean, if the then-current Benchmark is the LIBOR Rate, the occurrence of:

(1)	a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)	the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Sections 9.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.6(b)(iii)).

“Eligible Equity Proceeds” shall mean the Net Cash Proceeds from the sale or issuance of any Qualified Equity Interests or from any capital contributions in respect of Qualified Equity Interests to the extent such Net Cash Proceeds or capital contributions are directly or indirectly contributed to, and actually received by, the Borrower (excluding, for the avoidance of doubt, any Specified Equity Contributions or any equity proceeds used to incur Contribution Indebtedness).

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health as it relates to Materials of Environmental Concern or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act.

“Equity Issuance” shall mean any issuance by the Borrower or any Restricted Subsidiary to any Person which is not the Borrower or a Restricted Subsidiary of (a) shares or interests of its Equity Interests, (b) its Equity Interests pursuant to the exercise of options or warrants or similar rights, (c) any shares or interests of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) warrants or options or similar rights that are exercisable or convertible into shares or interests of its Equity Interests. The term “Equity Issuance” shall not include (i) any Equity Interests issued as consideration for a Permitted Acquisition for which there are no net cash proceeds, (ii) any Disposition or (iii) any Debt Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which the Borrower or any Restricted Subsidiary or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Erroneous Payment” has the meaning set forth in Section 8.20(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 8.20(d)(i).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 8.20(d)(i).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 8.20(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 8.20(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow” shall mean, for any fiscal year, an amount (if positive) equal to (a) Consolidated EBITDA for such fiscal year (which shall be calculated without giving effect to clause (ix)(C) of the definition thereof), minus (b) the sum, without duplication, of:

(i)            without duplication of amounts deducted pursuant to clause (xi) below for any prior fiscal year, the amount of capital expenditures (including fees, costs and expenses) made in cash during such fiscal year, except to the extent that such capital expenditures were financed with the proceeds of Long-Term Funded Debt;

(ii)           without duplication of amounts deducted pursuant to this clause (ii) in any prior fiscal year, the aggregate amount of all Taxes based on income, profits or capital gains, including federal, foreign, state, local, franchise, excise, and similar Taxes to the extent paid in cash during such fiscal year (including in respect of repatriated funds), tax settlements, fees and penalties paid in cash during such fiscal year, and any amounts distributed in cash for the payment of any Tax by, or on behalf of the Borrower during such fiscal year;

(iii)          the aggregate amount of all principal payments, repayments and repurchases (limited to the amount actually paid in cash) of Indebtedness of the Borrower and its Restricted Subsidiaries during such fiscal year to the extent not financed with the proceeds of Long-Term Funded Debt, but in any event excluding principal payments, repayments and repurchases of (w) Revolving Loans, Swing Line Loans and Letters of Credit, (x) Indebtedness in respect of any other revolving credit facility (unless there is a corresponding reduction in commitments thereunder), (y) Term Loans pursuant to Section 2.7(b) and (z) Indebtedness to the extent otherwise deducted from the Excess Cash Flow prepayment amount pursuant to the first proviso in Section 2.7(b)(v);

(iv)          any increase in the Consolidated Working Capital Adjustment for such fiscal year;

(v)           the aggregate amount of all cash payments by the Borrower and its Restricted Subsidiaries during such fiscal year in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries (other than Indebtedness), except to the extent financed with the proceeds of Long-Term Funded Debt;

(vi)         without duplication of amounts deducted pursuant to clause (xi) below for any prior fiscal year, the aggregate amount of all cash payments (including related fees, costs and expenses) made in respect of the Transactions, Permitted Acquisitions and Investments (other than Investments made pursuant to Section 6.5(a), Section 6.5(d) and Section 6.5(h)) (including contingent consideration, earn-out payments, non-compete payments, consulting payments and deferred purchase price payments) during such fiscal year or, without duplication of amounts deducted pursuant to this clause (vi) in any prior fiscal year, at the option of the Borrower, made after such fiscal year and on or prior to the 120th day after the end of such fiscal year, except to the extent financed with the proceeds of Long- Term Funded Debt;

(vii)        the aggregate amount of all cash payments (including fees, costs and expenses) made in respect of Restricted Payments to any Person other than the Borrower or any Restricted Subsidiary (other than any Restricted Payment made pursuant to Section 6.9(a)(iii), Section 6.9(a)(v) and Section 6.9(a)(vi)) during such fiscal year, except to the extent financed with the proceeds of Long-Term Funded Debt;

(viii)       the aggregate amount of expenditures, fees, costs and expenses actually paid in cash during such fiscal year (including expenditures for the payment of financing fees) to the extent that such amounts are not expensed (or exceed the portion thereof that is expensed) during such fiscal year, except to the extent such expenditures, fees, costs and expenses were financed with the proceeds of Long-Term Funded Debt;

(ix)         cash payments made during such fiscal year in respect of non-cash charges included in the calculation of Consolidated EBITDA in any prior fiscal year to the extent not financed with the proceeds of Long-Term Funded Debt;

(x)          the aggregate amount of cash payments made in respect of earn-outs and other contingent or deferred consideration (including fees, costs and expenses) and non- compete payments, escrow payment, and other consulting payments during such fiscal year, except to the extent financed with the proceeds of Long-Term Funded Debt;

(xi)          without duplication of amounts deducted from Consolidated EBITDA in the calculation of Excess Cash Flow for any prior fiscal year, the aggregate consideration (including escrow amounts and other indemnification obligations) required to be paid in cash (including related fees, costs and expenses) pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Permitted Acquisitions, other Investments and capital expenditures (including purchases of intellectual property) to be consummated or made during the immediately succeeding fiscal year; provided that, to the extent the aggregate amount of cash (other than the proceeds of any Long-Term Funded Debt) actually utilized to finance such Permitted Acquisitions, Investments or capital expenditures during such immediately succeeding fiscal year is less than the Contract Consideration, the amount of such shortfall shall be included in the calculation of Excess Cash Flow for such immediately succeeding fiscal year;

(xii)         Consolidated Interest Expense paid in cash during such fiscal year;

(xiii)        all cash payments made to satisfy any payment obligations owing under, or pursuant to, the Acquisition Agreement and amounts required to be paid in connection with, or as a result, of any working capital and purchase price adjustments thereunder, in each case, to the extent (A) made on or after the Closing Date, (B) made during such fiscal year and (C) not financed with the proceeds of Long-Term Funded Debt;

(xiv)        the aggregate amount of all non-cash income, gains and credits included in the calculation of Consolidated Net Income or specifically added back to Consolidated Net Income in the calculation of Consolidated EBITDA for such fiscal year;

(xv)         the aggregate amount of all cash losses, charges or expenses excluded in the calculation of Consolidated Net Income or specifically added back to Consolidated Net Income in the calculation of Consolidated EBITDA for such fiscal year;

(xvi)        all amounts increasing Consolidated EBITDA in accordance with the definition of “Pro Forma Basis” or otherwise in accordance with any provision of the Credit Documents that requires Consolidated EBITDA to be calculated on a Pro Forma Basis;

(xvii)       the aggregate amount of any premium, make-whole, breakage or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such fiscal year that (x) are required to be made in connection with any payment, repayment or repurchase of Indebtedness, (y) are not specifically deducted from Consolidated Net Income in the calculation of Consolidated EBITDA for such year and (z) are not financed with the proceeds of Long-Term Funded Debt,

(xviii)      the aggregate amount of cash income or gains excluded in the calculation of Consolidated Net Income or specifically deducted from Consolidated Net Income in the calculation of Consolidated EBITDA for such fiscal year;

(xix)        cash expenditures in respect of Hedging Agreements during such period to the extent not deducted in calculating Consolidated EBITDA;

(xx)         to the extent included in Consolidated Net Income, any amounts received in connection with the settlement or award in respect of any litigation or similar proceeding;

(xxi)        any cash losses attributable to Asset Dispositions;

(xxii)       to the extent paid in cash during such period, amounts added back in determining Consolidated EBITDA during such period pursuant to clauses (b)(iv), (b)(v), (b)(ix)(A), (b)(ix)(B) and (b)(xiii) of the definition of “Consolidated EBITDA”; and

(xxiii)      the amount of any cash gains attributable to Asset Dispositions which are applied as a mandatory prepayment of the Loans pursuant to Section 2.7(b)(ii);

plus (c) any decrease in the Consolidated Working Capital Adjustment for such fiscal year.

Any increase or decrease in the Consolidated Working Capital Adjustment shall be calculated without giving Pro Forma Effect to the consummation of any Specified Transaction consummated during the relevant fiscal year.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean (a) subject to Section 8.11(b), any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower on the Closing Date or, if later, the date such non-Wholly Owned Subsidiary first becomes a Restricted Subsidiary, in each case, for so long as such Subsidiary is not a Wholly-Owned Subsidiary, (b) any Subsidiary to the extent the provision of the Guaranty could reasonably be expected to result in material adverse tax consequences to the Borrower or to any of its direct or indirect owners, as determined in good faith by the Borrower with the Administrative Agent, (c) any Subsidiary that is prohibited by applicable law, rule, regulation or by any Contractual Obligations existing on the Closing Date (or, if acquired after the Closing Date and so long as such prohibition is not incurred in contemplation of such acquisition, the date such Subsidiary is acquired) from guaranteeing the Credit Party Obligations or which would require Governmental Authority (including regulatory) consent, approval, license, authorization or prior notice to provide the Guaranty unless such consent, approval, license or authorization has been received or such notice has been provided and any waiting period applicable to such notice has expired without adverse action by the applicable regulatory authority (it being understood that there shall be no obligation to obtain such consent, approval, license or authorization or provide such notice), (d) any not-for-profit subsidiaries, (e) any captive insurance companies, (f) any Subsidiary that is a CFC, (g) any Subsidiary of a CFC, (h) any FSHCO, (i) any Immaterial Subsidiary, (j) any Unrestricted Subsidiary, and (k) any other Subsidiary if the Borrower and the Administrative Agent reasonably determine the cost and/or burden of obtaining the Guaranty from such Subsidiary outweigh the benefit to the Lenders.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of December 27, 2018, by and among the Borrower, the guarantors party thereto, the lenders named therein and Citizens, N.A., as administrative agent for the lenders thereunder (as amended, restated, supplemented, amended and restated or otherwise modified from time to time prior to Closing Date).

“Existing Credit Agreement Indebtedness” shall mean the principal, interest, fees and any other amounts, other than contingent obligations not due and payable, outstanding under the Existing Credit Agreement.

“Existing Facilities” shall have the meaning set forth in Section 2.22(c)(i).

“Existing Revolver Tranche” shall have the meaning set forth in Section 2.23(b)(ii).

“Existing Term Loan Tranche” shall have the meaning set forth in Section 2.23(b)(i).

“Extended Loans” shall have the meaning set forth in Section 2.23(b)(ii).

“Extended Revolving Commitments” shall have the meaning set forth in Section 2.23(b)(ii).

“Extended Revolving Loans” shall have the meaning set forth in Section 2.23(b)(ii).

“Extended Term Loans” shall have the meaning set forth in Section 2.23(b)(i).

“Extending Revolving Lender” shall have the meaning set forth in Section 2.23(b)(iii).

“Extending Term Lender” shall have the meaning set forth in Section 2.23(b)(iii).

“Extension” shall mean the establishment of Extended Loans by amending Loans and/or Commitments pursuant to Section 2.23.

“Extension Amendment” shall have the meaning set forth in Section 2.23(b)(iv).

“Extension Election” shall have the meaning set forth in Section 2.23(b)(iii).

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Revolver Extension Request or Term Loan Extension Request (as applicable), in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extraordinary Receipt” shall mean (a) the sum of any cash received by or paid to or for the account of any Person not in the ordinary course of business for casualty, condemnation or similar event, insurance proceeds, condemnation awards and similar payments, minus (b) the sum of all fees, costs, expenses and other indemnity payments paid or payable by the Borrower and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary professional and transactional fees).

“Fair Market Value” shall mean, with respect to any property, assets or obligations, the fair market value thereof as reasonably determined by the Borrower in good faith.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA” shall mean the United States Food and Drug Administration and any successor thereto.

“Federal Funds Rate” shall mean for any day, the rate per annum equal to the rate on overnight federal funds transactions with members of the Federal Reserve System (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published for such day (or, if such day is not a Business Day, for the next succeeding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not published for any day that is a Business Day, the average rate per annum, as reasonably determined by the Administrative Agent, quoted for overnight federal funds transactions last available prior to such day; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Letter” shall mean the fee letter, dated March 8, 2021, addressed to the Borrower from Truist Securities, Inc. and Truist Bank, as amended, restated, amended and restated, extended, replaced, supplemented or otherwise modified from time to time.

“FEMA” means the Federal Emergency Management Agency.

“Financial Covenants” shall have the meaning set forth in Section 5.9(a).

“Fixed Basket” shall mean any category of exceptions, thresholds, baskets, or other provisions in this Agreement based on a fixed dollar amount and/or percentage of Consolidated EBITDA.

“Flood Hazard Determination” means a “Life-of-Loan” FEMA Standard Flood Hazard Determination obtained by the Administrative Agent.

“Flood Hazard Property” shall mean any Mortgaged Property that on the relevant date of determination includes a Building and, as shown on a Flood Hazard Determination, such Building is located in a Special Flood Hazard Area.

“Flood Insurance” means (a) federally-backed flood insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program or (b) to the extent permitted by the Flood Insurance Laws, a private flood insurance policy from a financially sound and reputable insurance company that is not an Affiliate of the Borrower.

“Flood Insurance Documents” means (a) evidence as to whether each Mortgaged Property is a Flood Hazard Property pursuant to a Flood Hazard Determination, and (b) if such Mortgaged Property is a Flood Hazard Property, (i) evidence as to whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (ii) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) copies of the applicable Credit Party’s application for a Flood Insurance policy plus proof of premium payment, a declaration page confirming that Flood Insurance has been issued, or such other evidence of Flood Insurance, in an amount equal to at least the amount required by the Flood Insurance Laws and naming the Administrative Agent as loss payee and mortgagee on behalf of the Secured Parties, and otherwise including terms satisfactory to the Administrative Agent.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Redesignation” means the designation of any Mortgaged Property as a Flood Hazard Property where such property was not a Flood Hazard Property previous to such designation.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBOR Rate.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” shall mean any Domestic Subsidiary substantially all of the assets of which are capital stock of one or more CFCs but only so long as such Domestic Subsidiary does not guarantee any indebtedness of any “United States person”.

“Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness of such Person set forth in clauses (a) (excluding any such Indebtedness owed to the Borrower or any of its Restricted Subsidiaries), (b) (excluding any such Indebtedness owed to the Borrower or any of its Restricted Subsidiaries), (h) and, to the extent drawn and not cash collateralized or reimbursed, (j) of the definition of “Indebtedness” and all purchase money Indebtedness (including all unconditional Guaranty Obligations of such Person with respect to such Indebtedness).

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, to the provisions of Section 1.3.

“Government Acts” shall have the meaning set forth in Section 2.17(a).

“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean the Domestic Subsidiaries of the Borrower that are, or may from time to time become, parties to this Agreement.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Health Care Laws” shall mean the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Controlled Substances Act (21 U.S.C. § 801 et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.) (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the federal TRICARE program (10 U.S.C. §1071 et seq.), the VA Federal Supply Schedule (38 U.S.C. § 8126), and the regulations promulgated pursuant to such laws, each as amended from time to time.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements.

“HIPAA” shall have the meaning set forth in the definition of “Health Care Laws.”

“Historical Financial Statements” shall mean (a) the audited Consolidated balance sheet and related audited Consolidated statements of income, stockholders’ equity and cash flows of the Borrower for the fiscal years ended December 31, 2019 and December 31, 2020, (b) the unaudited Consolidated balance sheets and related unaudited Consolidated statements of income, stockholders’ equity and cash flows of the Borrower for each fiscal quarter ended after the date of the most recent audited financial statements delivered pursuant to clause (a) above, and ended at least 45 days prior to the Closing Date, (c) the audited Consolidated balance sheet and related audited Consolidated statements of income, stockholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2019 and December 31, 2020 and (d) the unaudited Consolidated balance sheets and related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company for each fiscal quarter ended after the date of the most recent audited financial statements delivered pursuant to clause (c) above, and ended at least 45 days prior to the Closing Date.

“HITECH” shall have the meaning set forth in the definition of “Health Care Laws.”

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Included Products” shall mean any and all drug products that, as of the Closing Date, the Borrower or any of the Subsidiaries sells, offers for sale, imports, promotes, markets, distributes or otherwise commercializes (or possesses the rights to sell, offer for sale, import, promote, market, distribute or otherwise commercialize) anywhere.

“Incremental Equivalent Debt” shall have the meaning set forth in Section 2.22(g)(B).

“Incremental Facilities” shall have the meaning set forth in Section 2.22(b)(i).

“Incremental Facility Increase Amount” shall have the meaning set forth in Section 2.22(f)(2).

“Incremental Revolving Commitment Percentage” shall mean, for any Incremental Revolving Lender, the percentage identified as its Incremental Revolving Commitment Percentage in the Incremental Facility Amendment pursuant to which such Lender became an Incremental Revolving Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Incremental Revolving Lender” shall have the meaning set forth in Section 2.22(a)(ii)(B)(i).

“Incremental Starter Basket” shall have the meaning set forth in Section 2.22(f)(1)(ii).

“Incremental Term Facility” shall have the meaning set forth in Section 2.22(b)(i).

“Incremental Term Lender” shall have the meaning set forth in Section 2.22(a)(ii)(C).

“Incremental Term Facility Commitment Percentage” shall mean, for any Incremental Term Lender, the percentage identified as its Incremental Term Facility Commitment Percentage in the Incremental Facility Amendment pursuant to which such Lender became an Incremental Term Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Incremental Unlimited Prong” shall have the meaning set forth in Section 2.22(f)(2).

“Incurrence-Based Basket” shall mean any category of exceptions, thresholds, baskets, or other provisions in this Agreement based on complying (including on a Pro Forma Basis) with any financial ratio (including the Total Net Leverage Ratio).

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than (i) trade debt or accounts payable incurred in the ordinary course of business, (ii) purchase price adjustments, earnouts, holdbacks and other similar deferred consideration payable in connection with acquisitions and (iii) deferred or equity compensation arrangements payable to directors, officers, employees, advisors, consultants or other providers of services) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (i) all net obligations of such Person under Hedging Agreements, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) [Reserved], (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (m) all obligations of any partnership or unincorporated joint venture to the extent such Person is liable therefor as a result of such Person being a general partner or a joint venturer thereof, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (n) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under GAAP principles. For all purposes hereof, the Indebtedness of the Borrower and its Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax and accounting operations and intercompany loans, advances or Indebtedness. “Indebtedness” shall not include the obligations or liabilities of any Person to pay rent or other amounts with respect to any lease of office space (or other arrangement conveying the right to use office space), which obligations (i) would be required to be classified and accounted for as an operating lease under GAAP as existing prior to December 31, 2018 or (ii) would be required to be classified and accounted for as a Capital Lease Obligation at any time due to build-to-suit accounting rules, “failed” sale and leaseback accounting rules, other lease classification rules or other similar rules so long as such obligations are not entered into for a financing purpose, are unsecured (other than the provision of any letters of credit required to support such obligations), and do not otherwise constitute “Indebtedness” pursuant to clauses (a), (b), (c) or (d) above.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Information” shall have the meaning set forth in Section 9.14.

“Initial Revolving Commitment Percentage” shall mean, for any Revolving Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Initial Term Loan” shall have the meaning set forth in Section 2.2(a)(i).

“Initial Term Loan Commitment” shall mean, with respect to each Initial Term Loan Lender, the commitment of such Initial Term Loan Lender to make its portion of the Initial Term Loan in a principal amount equal to such Initial Term Loan Lender’s Term Loan Commitment Percentage of the Initial Term Loan Committed Amount.

“Initial Term Loan Commitment Percentage” shall mean, for any Initial Term Loan Lender, the percentage identified as its Initial Term Loan Commitment Percentage on Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Initial Term Loan Committed Amount” shall have the meaning set forth in Section 2.2(a)(i).

“Initial Term Loan Facility” shall have the meaning set forth in Section 2.2(a)(i).

“Initial Term Loan Lender” shall mean a Lender holding an Initial Term Loan Commitment or a portion of the outstanding of the Initial Term Loan.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such ERISA Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Borrower and its Restricted Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.

“Intercompany Debt” shall have the meaning set forth in Section 9.19.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a)       initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter (or, subject to availability to all applicable Lenders, twelve months thereafter or a shorter period (as selected by the Borrower) appearing on LIBOR01 Page published by Reuter), as selected by the Borrower in the Notice of Borrowing or Notice of Conversion/Extension given with respect thereto; and

(b)       thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter (or, subject to availability to all applicable Lenders, twelve months thereafter or a shorter period (as selected by the Borrower) appearing on LIBOR01 Page published by Reuter), as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i)       if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)       any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)       if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected a LIBOR Rate Loan with an Interest Period of one month;

(iv)       each principal instalment of the Term Loans shall have an Interest Period ending on each instalment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above;

(v)        no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date and, further with regard to the Term Loan, no Interest Period shall extend beyond any principal amortization payment date with respect to such Term Loan unless the portion of such Term Loan consisting of Alternate Base Rate Loans together with the portion of such Term Loan consisting of LIBOR Rate Loans with Interest Periods expiring prior to or concurrently with the date such principal amortization payment date is due, is at least equal to the amount of such principal amortization payment due on such date; and

(vi)       no more than ten (10) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Equity Interests, other ownership interests or other securities of any Person or bonds, notes, debentures or all or substantially all of the assets of any Person, (b) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in the ordinary course of business) or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender” shall mean Truist Bank (acting though such of its affiliates or branches as it deems appropriate), in its capacity as issuer of Letters of Credit hereunder, or such other Lender as designated by the Borrower and approved by the Administrative Agent; provided that such Lender has agreed to be an Issuing Lender, together with any permitted successor thereto.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(c), executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Junior Financing” shall mean (a) any Indebtedness that constitutes Subordinated Indebtedness or (b) Indebtedness secured by a Lien on the Collateral that is junior to the Lien securing the Initial Term Loans.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case, established in accordance with this Agreement from time to time.

“LCT Election” shall have the meaning set forth in Section 1.5(d).

“LCT Test Date” shall have the meaning set forth in Section 1.5(d).

“Lenders” shall mean the Persons listed on Schedule 2.1(a) and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” shall mean any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time in accordance with the terms of this Agreement.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.5(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean, with respect to each Interest Period for a LIBOR Rate Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period (provided that if such rate is less than 0.75%, such rate shall be deemed to be 0.75%), divided by (ii) a percentage equal to 1.00 minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) expressed as a decimal (rounded upward to the next 1/100th of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such LIBOR Rate Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period. For purposes of this Agreement, LIBOR will not be less than 0.75%.

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing and (b) the filing of, or the agreement to give, any UCC financing statement).

“Limited Condition Transaction” shall mean an acquisition or an Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing (it being understood that such commitment may be subject to conditions precedent (including diligence and regulatory conditions), which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement).

“Loan” shall mean a Revolving Loan, an Initial Term Loan, a Swingline Loan, an Incremental Term Facility, an Other Term Loan, and/or an Other Revolving Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase Participation Interests in the Letters of Credit up to such Lender’s LOC Commitment as specified in Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a)(i).

“LOC Documents” shall mean, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Long-Term Funded Debt” shall mean any funded Indebtedness of the Borrower or its Restricted Subsidiaries with a stated maturity of longer than one year or that is renewable or extendable, at the sole option of the Borrower or such Restricted Subsidiary, and without the consent of the holder thereof, to a date more than one year from such date of incurrence or renewal, as applicable, other than any such Indebtedness under any revolving credit facility or line of credit.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii)(D).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, results of operations, property, assets or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents when such payment obligations are due under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents, the Administrative Agent’s Liens (for the benefit of the Secured Parties) on the Collateral or the priority of such Liens as contemplated by the Credit Documents or the rights or remedies of the Administrative Agent or the Lenders under the Credit Documents.

“Material Intellectual Property” shall mean any Intellectual Property owned by the Borrower or any Restricted Subsidiary that, in the good faith determination of the Borrower, is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole (whether owned as of the Closing Date or thereafter acquired).

“Material Subsidiary” shall mean each Restricted Subsidiary that, as of the last day of the most recent fiscal quarter for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date of determination and/or for the Test Period ending on such date, had Consolidated revenues or Consolidated Total Assets in excess of 5% of the aggregate Consolidated revenues or Consolidated Total Assets, as applicable, of the Borrower and its Restricted Subsidiaries, on a Consolidated basis, as of such date and/or for such Test Period; provided that, in the event that the aggregate Consolidated revenues or Consolidated Total Assets, as applicable, of all Immaterial Subsidiaries, taken together, as of the last day of any fiscal quarter for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date of determination and/or for the Test Period ending on such date, exceeds 10% of the aggregate Consolidated revenues or Consolidated Total Assets, as applicable, of the Borrower and its Restricted Subsidiaries, on a Consolidated basis, as of such date and/or for such Test Period, the Borrower shall designate one or more Immaterial Subsidiaries to be a Material Subsidiary as may be necessary such that the foregoing 10% aggregate limit shall not be exceeded, and any such Subsidiary shall thereafter be deemed to be a Material Subsidiary hereunder; provided  further that the Borrower may re-designate Material Subsidiaries as Immaterial Subsidiaries so long as the Borrower is in compliance with this definition.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any pollutants, contaminants, hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean the Term Maturity Date and/or the Revolving Maturity Date, as the context requires.

“MFN Adjustment” shall have the meaning set forth in Section 2.22(c)(i)(z).

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their sole discretion

“Modified Amortization Percentage” shall mean, as of any date of determination, with respect to any Incremental Term Facilities that constitute part of the same Class as the Initial Term Loans, a percentage equal to a fraction, the numerator of which is the principal amount of the next scheduled amortization payment required to be made pursuant to Section 2.2(a)(ii) after such date (excluding any such amortization payment that has been reduced in whole or in part by the application of a prepayment hereunder), and the denominator of which is the aggregate principal amount of Initial Term Loans that is outstanding as of such date (without giving effect to the incurrence of Incremental Term Facilities constituting part of the same Class as the Initial Term Loans to be made on such date, but, for the avoidance of doubt, to include any Incremental Term Facilities constituting part of the same Class as the Initial Term Loans incurred prior to such date if such Incremental Term Facilities are to be fungible with the Initial Term Loans).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt executed by a Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Mortgaged Property” shall mean any owned real property of a Credit Party listed on Schedule 3.16(f)(i) and any other owned real property of a Credit Party that is or will become encumbered by a Mortgage Instrument in favor of the Administrative Agent in accordance with the terms of this Agreement.

“Multiemployer Plan” shall mean an ERISA Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Flood Insurance Program” means the program created pursuant to the Flood Insurance Laws.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary in respect of any Asset Disposition, Equity Issuance, Debt Issuance or Extraordinary Receipt, net of (a) reasonable and customary direct costs (including, without limitation, legal, accounting and investment banking fees, underwriting discounts, principal, interest and prepayment or penalty amounts of any Indebtedness that is secured by applicable assets and that is required to be repaid and sales commissions) associated therewith and paid to Persons who are not Restricted Subsidiaries or their Affiliates, (b) amounts held in escrow to be applied as part of the purchase price of any Asset Disposition, (c) taxes paid or reasonably estimated to be payable as a result thereof and (d) amounts retained by or paid to parties having superior rights to such proceeds; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any Asset Disposition, Debt Issuance or Extraordinary Receipt and any cash released from escrow as part of the purchase price in connection with any Asset Disposition, to the extent not used to replace any asset, as permitted herein.

“Nile Merger Sub” shall mean Nile Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Borrower.

“Non-Consenting Lender” shall have the meaning set forth in Section 9.1(f).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” or “Notes” shall mean the Revolving Loan Notes, the Term Loan Notes and/or the Swingline Loan Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b)(i), an Initial Term Loan borrowing pursuant to Section 2.2(a), a Swingline Loan borrowing pursuant to Section 2.4(b)(i), an Incremental Term Facility borrowing or Revolving Facility Increase, as applicable, pursuant to Section 2.22, or any other request for a Loan borrowing pursuant hereto, as appropriate. A Form of Notice of Borrowing is attached as Exhibit 1.1(d).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit 1.1(e).

“Obligations” shall mean, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code). In no event shall the Obligations include any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OID” shall have the meaning set forth in Section 2.22(c)(i)(x).

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organizational Documents” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation (or equivalent thereof) and bylaws or other organizational or governing documents of such Person. In the event that any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Original Indebtedness” shall have the meaning set forth in the definition of “Permitted Refinancing.”

“Other Applicable Indebtedness” shall have the meaning set forth in Section 2.7(b)(vii)(B).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Parties” shall have the meaning set forth in Section 10.7(c).

“Other Revolving Commitment Percentage” shall mean, for any Lender, the percentage identified as its Other Revolving Commitment Percentage in the Refinancing Amendment pursuant to which such Lender provided Credit Agreement Refinancing Indebtedness, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Other Revolving Commitments” shall mean, with respect to each Lender, the commitment, if any, of such Lender to provide Credit Agreement Refinancing Indebtedness in the form of a revolving credit facility pursuant to a Refinancing Amendment, as the same may be reduced or increased from time to time in accordance with this Agreement.

“Other Revolving Loans” shall mean any revolving loans made under an Other Revolving Commitment established pursuant to a Refinancing Amendment.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Other Term Commitment Percentage” shall mean, for any Lender, the percentage identified as its Other Term Commitment Percentage in the Refinancing Amendment pursuant to which such Lender provided Credit Agreement Refinancing Indebtedness, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Other Term Commitments” shall mean, with respect to each Lender, the commitment, if any, of such Lender to provide Credit Agreement Refinancing Indebtedness in the form of a term loan facility pursuant to a Refinancing Amendment, as the same may be reduced or increased from time to time in accordance with this Agreement.

“Other Term Loans” shall mean any term loans made under an Other Term Commitment established pursuant to a Refinancing Amendment.

“Participant” shall have the meaning specified in Section 9.6(d).

“Participant Register” shall have the meaning specified in Section 9.6(d).

“Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.3(c) and in Swingline Loans as provided in Section 2.4.

“Patent Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“Payment Notice” shall have the meaning set forth in Section 8.20(b)(x).

“Payment Recipient” has the meaning set forth in Section 8.20(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfection Certificate” shall mean a certificate substantially in the form of Exhibit 1.1(b).

“Perfection Requirements” shall mean the filing of a Uniform Commercial Code financing statement or, with respect to the Borrower and its Subsidiaries that are Credit Parties, the delivery of stock certificates (and related stock powers); provided that such stock certificates or equivalent certificates of the Company and its Subsidiaries will only be required to be delivered on the Closing Date to the extent that such stock certificates or equivalent certificates are in the Borrower’s actual possession on the Closing Date after its use of commercially reasonable efforts to obtain them and will otherwise be delivered pursuant to Section 5.15(e).

“Permit” shall mean, with respect to any Person, any permit, approval, consent, clearance, authorization, license, registration, accreditation, certificate, certification, certificate of need, concession, grant, franchise, variance or permission from, and any other contractual obligation with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including without limitation all Registrations and all Health Care Laws.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by the Borrower or any Restricted Subsidiary of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person, (b) a Person by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit (including new drug applications or abbreviated new drug applications, together with associated inventory in the ordinary course of business) of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Restricted Subsidiaries pursuant to Section 6.3, in each case so long as:

(i)       subject to the provisions of Section 1.06 with respect to Limited Condition Transactions, no Event of Default shall then exist or would exist after giving effect thereto;

(ii)       the Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the acquisition on a Pro Forma Basis, the Total Net Leverage Ratio shall be not greater than the greater of (A) the Total Net Leverage Ratio immediately prior to giving effect to such Permitted Acquisition and (B) 3.00:1.00;

(iii)       the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property, subject to any Permitted Liens (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10;

(iv)       if the Target is a Person, such acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the Borrower or the applicable Restricted Subsidiary and the Target; and

(v)       the aggregate amount of consideration paid by the Borrower and its Restricted Subsidiaries since the Closing Date for (i) the Equity Interests of any Person that does not become a Guarantor and (ii) in the case of an asset acquisition, assets that are not acquired by the Borrower or any Guarantor, when taken together with the total consideration for all such Persons and assets so acquired after the Closing Date, shall not exceed the greater of $15,000,000 and 17.5% of Consolidated EBITDA for the most recently ended Test Period.

“Permitted Investments” shall have the meaning set forth in Section 6.5.

“Permitted Liens” shall have the meaning set forth in Section 6.2.

“Permitted Refinancing” shall mean, with respect to any Indebtedness (the “Original Indebtedness”), any modification, refinancing, refunding, replacement, renewal or extension of such Original Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness so modified, refinanced, refunded, replaced, renewed or extended except by an amount equal to unpaid accrued interest, penalties and premiums (including tender premiums) plus other amounts and fees (including commitment, underwriting, arrangement and similar fees, other reasonable and customary fees), commissions and expenses incurred, in connection with such modification, refinancing, refunding, replacement, renewal or extension (including upfront fees, original issue discount or initial yield payments), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.1(c), Indebtedness resulting from such modification, refinancing, refunding, replaced, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (c) if the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended is subordinated in right of payment to the Credit Party Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Credit Party Obligations on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) if the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended is secured on a subordinated or a junior basis to the Credit Party Obligations and/or subject to any intercreditor arrangements for the benefit of the Lenders, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is secured and subject to intercreditor arrangements on terms at least as favorable to the Lenders, taken as a whole, as those contained in the documentation governing the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended, (e) if the Original Indebtedness being modified, refinanced, refunded, replaced, renewed or extended is unsecured, the Indebtedness resulting from such modification, refinancing, refunding, replacement, renewal or extension is unsecured, (f) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.1(b), Section 6.1(f) or Section 6.1(p), the covenants, events of default, security and guarantees of the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are not, taken as a whole, materially less favorable to the Credit Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable exclusively to periods commencing after the Latest Maturity Date at the time such Indebtedness is incurred), and (g) the Indebtedness resulting from such modification, refinancing, refunding, replaced, renewal or extension shall not constitute an obligation (including pursuant to a guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.1.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic transmission system chosen by the Administrative Agent to be its electronic transmission system.

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the Closing Date, by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Preferred Equity Agreement” shall mean that certain Equity Commitment and Investment Agreement, dated as of March 8, 2021, by and between the Borrower and Ampersand 2020 Limited Partnership, relating to the Borrower’s issuance of preferred stock designated as “Series A Convertible Preferred Stock”.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis”, “Pro Forma Compliance” or “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.4.

“Pro Forma Financial Statements” shall mean a pro forma Consolidated balance sheet and related pro forma Consolidated statement of income of Borrower for the trailing twelve-month period ended on the last day of and for the fiscal quarter or fiscal year, as applicable, with respect to which the most recent financial statements were delivered pursuant to clauses (a) or (b) of the definition of Historical Financial Statements, as applicable, prepared immediately after giving effect to the Transactions, as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the income statement).

“Products” shall mean any item or any service that is designed, created, manufactured, managed, performed, or otherwise used, offered, or handled by or on behalf of the Borrower or any of its Restricted Subsidiaries.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Proposed Change” shall have the meaning set forth in Section 9.1(f).

“PTE” shall mean a permitted transaction exemption established pursuant to Section 408(c) of ERISA.

“Public Health Laws” shall mean all applicable Requirements of Law relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and similar state laws, controlled substances laws, pharmacy laws, or consumer product safety laws.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that constitutes an “eligible contract participant” as defined under the Commodity Exchange Act or any regulations promulgated thereunder.

“Qualified Equity Interests” shall mean Equity Interests of any Person that are not Disqualified Equity Interests.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 9.27.

“Real Estate” shall have the meaning set forth in Section 5.12(c).

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Recovery Event” shall mean the receipt by the Borrower or its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.23.

“Refinancing Notes” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Revolving Facility” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Term Facility” shall have the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Register” shall have the meaning set forth in Section 9.6(c).

“Registrations” shall mean all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, pharmacy registrations, and wholesale distributor permits) held by, or applied by contract to, the Borrower or any of its Restricted Subsidiaries , that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of the Borrower or any of its Restricted Subsidiaries .

“Regulatory Matters” shall mean, collectively, activities and Products that are subject to Public Health Laws.

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” shall have the meaning set forth in Section 8.7(b).

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such ERISA Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Repricing Premium” shall mean, in connection with a Repricing Transaction on or prior to the date that is twelve months after the Closing Date, a premium equal to 1.00% of the principal amount of the Initial Term Loans subject to such Repricing Transaction (including any Initial Term Loans that are required to be assigned pursuant to Section 9.1(f) in connection with a Repricing Transaction, with such premium applicable to such assigned Initial Term Loans and payable to the applicable assignor but not to the applicable assignee).

“Repricing Transaction” shall mean that all or any portion of the Initial Term Loans are (i) repaid, prepaid, refinanced or replaced with the proceeds of any long-term secured Indebtedness comprising bank debt or (ii) repriced or effectively refinanced through any waiver, consent or amendment to this Agreement (including in the case of any required assignment of Initial Term Loans pursuant to Section 9.1(f) in connection with a Repricing Transaction), in the case of each of clauses (i) and (ii), the result of which is the incurrence of any long-term secured Indebtedness comprising bank debt having an all-in yield that is less than the all-in yield of the Initial Term Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced, but, in each case, excluding any of the foregoing in connection with a Change of Control or a Transformative Acquisition.

“Required Excess Cash Flow Percentage” shall mean, with respect to any fiscal year (commencing with the fiscal year ending December 31, 2022), if the Total Net Leverage Ratio as of the last day of such fiscal year and for the Test Period ending on such date is (a) greater than 2.50:1.00, 50%, (b) greater than 2.00:1.00 but less than or equal to 2.50:1.00, 25% and (c) less than or equal to 2.00:1.00, 0%; provided that, for purposes of determining the Required Excess Cash Flow Percentage for any fiscal year, the Total Net Leverage Ratio shall be calculated after giving effect on a Pro Forma Basis to any prepayments, commitment reductions, assignments or purchases described in the proviso to Section 2.7(b)(v) that are made after the last day of such fiscal year and prior to the date on which any prepayment is required to be made for such fiscal year pursuant to Section 2.7(b)(v).

“Required Lenders” shall mean, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50)% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that for any Required Lenders’ vote, (x) at any time there are two or more Lenders that are not Affiliates, at least two such Lenders that are not Affiliates representing more than 50% of the aggregate Total Credit Exposures (or, if there are less than two Lenders that are not Affiliates, the approval of all Lenders) shall be required for the calculation of Required Lenders and (z) no Defaulting Lender shall be included in the calculation of Required Lenders.

“Required Revolving Lenders” shall mean, at any time, Revolving Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the aggregate Revolving Credit Exposures and unused Revolving Commitments at such time; provided, that for any Required Revolving Lenders’ vote, (x) at any time there are two or more Revolving Lenders that are not Affiliates, at least two such Revolving Lenders that are not Affiliates representing more than 50% of the aggregate Revolving Credit Exposures (or, if there are less than two Revolving Lenders that are not Affiliates, the approval of all Revolving Lenders) shall be required for the calculation of Required Revolving Lenders and (z) no Defaulting Lender shall be included in the calculation of Required Revolving Lenders.

“Requirement of Law” shall mean, as to any Person, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” shall have the meaning set forth in Section 8.7(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean, for any Credit Party, the chief executive officer, the president or chief financial officer of such Credit Party and any additional responsible officer that is designated as such to the Administrative Agent.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.9(b).

“Restricted Group Reporting Period” means any fiscal quarter or fiscal year of the Borrower if, as of the end of such period, the combined revenues of the Unrestricted Subsidiaries exceed 20% of the combined revenues of the Borrower and its consolidated Subsidiaries for the four quarter period then ended.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Restricted Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Restricted Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Borrower or any of its Restricted Subsidiaries, now or hereafter outstanding, (d) the payment by the Borrower or any of its Restricted Subsidiaries of any management, advisory or consulting fee to any Affiliate (excluding ordinary course investment banking fees and consulting fees) or (e) the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder or owner of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of the Borrower or such Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.

“Retained Excess Cash Flow Amount” shall mean, as of any date of determination, an amount not less than zero in the aggregate, determined on a cumulative basis, equal to (i) the Retained Excess Cash Flow Percentage for each applicable fiscal year (commencing with the fiscal year ending December 31, 2022) ended on or prior to such date of determination, multiplied by (ii) Excess Cash Flow for each such fiscal year.

“Retained Excess Cash Flow Percentage” shall mean, with respect to any fiscal year, (a) 100% minus (b) the Required Excess Cash Flow Percentage for such fiscal year.

“Returns” shall mean, with respect to any Investment, any dividends, distributions, interest, fees, premiums, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment, including in connection with the disposition of such Investment.

“Revolver Extension Request” shall have the meaning set forth in Section 2.23(b)(ii).

“Revolver Extension Series” shall have the meaning set forth in Section 2.23(b)(ii)(y)(iv)(II)(C).

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount as specified in Schedule 2.1(a), or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Commitment Percentage” shall mean the Initial Revolving Commitment Percentage, the Incremental Revolving Commitment Percentage and/or the Other Revolving Commitment Percentage.

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Credit Exposure” shall mean, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in LOC Obligations and Swingline Loans at such time.

“Revolving Facility” shall have the meaning set forth in Section 2.1(a).

“Revolving Facility Increase” shall have the meaning set forth in Section 2.22(a)(i).

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment, a Revolving Loan or a Participation Interest on such date.

“Revolving Loan Note” or “Revolving Loan Notes” shall mean the promissory notes of the Borrower provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Revolving Loans” shall have the meaning set forth in Section 2.1(a).

“Revolving Maturity Date” shall mean (a) with respect to the Revolving Commitment established on the Closing Date (and Revolving Loans thereunder) and any Revolving Facility Increase established after the Closing Date (and Revolving Loans thereunder), the date that is five (5) years following the Closing Date and (b) with respect to any Other Revolving Commitment and Other Revolving Loans, the final maturity date specified in the applicable Refinancing Amendment (or, in each case, with respect to any Revolving Lender that has extended the maturity of its Revolving Commitment pursuant to Section 2.23(b), the extended maturity date set forth in the Extension Notice delivered by the Borrower and such Revolving Lender to the Administrative Agent pursuant to Section 2.23(b)); provided, however, if such date is not a Business Day, the Maturity Date shall be the preceding Business Day but, as to any specific Revolving Commitment, as the maturity of such Revolving Commitment shall have been extended by the holder thereof in accordance with the terms hereof.

“Rule 2a-7” shall have the meaning set forth in the definition of “Cash Equivalents.”

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, a subsidiary of S&P Global Inc., and any successor to its rating agency business.

“Sanctioned Jurisdiction” shall mean at any time, a country, territory or geographical region which is itself the subject or target of any comprehensive or country/region-wide Sanctions (which, as of the date of this Agreement, include Cuba, Iran, North Korea, the Crimea region and Syria).

“Sanctioned Person” shall mean any Person with whom dealings are restricted or prohibited under Sanctions, including:

(a)            any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, or Her Majesty's Treasury;

(b)           any Person organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Jurisdiction; or

(c)            any Person fifty percent (50%) or more directly or indirectly owned in the aggregate by, or controlled by, any Person(s) described in clauses (a) or (b) hereof.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” shall mean the Administrative Agent, the Lenders and the Bank Product Providers.

“Securities Account Control Agreement” shall mean an agreement, among a Credit Party, a securities intermediary, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreement, the Mortgage Instruments and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Series A Convertible Preferred Stock” shall have the meaning set forth in the definition of Preferred Equity Agreement.

“Single Employer Plan” shall mean any ERISA Plan that is not a Multiemployer Plan.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Specified Acquisition Agreement Representations” shall mean such of the representations made by or with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its Affiliates) have the right to terminate their respective obligations under the Acquisition Agreement to consummate the Acquisition (or the right to otherwise decline to consummate the Acquisition), as a result of the inaccuracy of such representations in the Acquisition Agreement.

“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood or mud slide hazards.

“Specified Equity Contribution” shall have the meaning set forth in Section 5.9(d).

“Specified Event of Default” shall mean an Event of Default under Section 7.01(a) or Section 7.01(f).

“Specified Representations” shall mean the representations of the Credit Parties set forth in (i) Section 3.3(a) relating to organizational existence of the Credit Parties, (ii) Section 3.4 relating to the power and authority, due authorization, execution and delivery, and enforceability, in each case, related to entering into and performing their respective obligations under the Credit Documents, (iii) Section 3.5(b) relating to no conflicts with or violations of Organizational Documents related to the entering into and performing their respective obligations under the Credit Documents, (iv) Section 3.17, (v) Section 3.8, (vi) Section 3.27(a)(i), (vii) the second paragraph of Section 3.11, (viii) the first sentence of Section 3.7 and (ix) Section 3.25, subject in all respects to the limitations of the Perfection Requirements.

“Specified Transaction” shall mean any acquisition (including the commencement of activities constituting such business), other Investment, Disposition (including, in the case of Dispositions of business entities, the termination or discontinuance of activities constituting such business not in the ordinary course of business), issuance, incurrence, assumption or repayment of Indebtedness (including Indebtedness issued, incurred, assumed or repaid as a result of, or to finance, any relevant transaction and for which the financial effect is being calculated but excluding any Indebtedness incurred or prepaid under any existing revolving credit or line of credit for working capital purposes in the ordinary course unless accompanied by a permanent reduction of the commitments thereunder), Restricted Payment, subsidiary designation, merger and other business combinations, discontinuance of any subsidiary, constitution or Disposition of any line of business or division.

“Subordinated Debt” shall mean (x) any Indebtedness incurred by the Borrower or any Restricted Subsidiary which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Administrative Agent and (y) any Permitted Refinancing in respect of any of the foregoing.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” shall have the meaning set forth in Section 9.27.

“Survey” shall mean an American Land Title Association/American Congress on Surveying and Mapping survey for each Mortgaged Property for which all necessary fees (where applicable) have been paid, showing all items reasonably required by the Title Company to enable Title Company to provide a comprehensive endorsement and other survey coverage reasonably required by the Administrative Agent.

“Swap Obligations” shall mean, with respect to any Guarantor, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

“Swingline Lender” shall mean Truist Bank (acting through such of its affiliates or branches as it deems appropriate), in its capacity as lender of Swingline Loans hereunder, or such other Lender as designated by the Borrower and approved by the Administrative Agent; provided that such Lender has agreed to be a Swingline Lender, together with any permitted successor thereto.

“Swingline Loan” shall have the meaning set forth in Section 2.4(a).

“Swingline Loan Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” or “Term Loans” shall mean, individually or collectively, as the context requires, (a) the Initial Term Loan, (b) any Other Term Loans and/or (c) any Incremental Term Facilities.

“Term Loan Commitment” shall mean with respect to any Lender, (i) such Lender’s Initial Term Commitment, (ii) such Lender’s Other Term Commitments, if any, and/or (iii) such Lender’s commitments under any Incremental Term Facility.

“Term Loan Commitment Percentage” shall mean the Initial Term Loan Commitment Percentage, the Incremental Term Facility Commitment Percentage and/or the Other Term Commitment Percentage.

“Term Loan Extension Request” shall have the meaning set forth in Section 2.23(b)(i).

“Term Loan Extension Series” shall have the meaning set forth in Section 2.23(b)(i).

“Term Loan Facility” shall mean, individually or collectively, as the context requires, the Initial Term Loan Facility, the Incremental Term Facility and/or the facility under the Other Term Loans.

“Term Loan Lender” shall mean a Lender holding a Term Loan Commitment or a portion of the outstanding Term Loans.

“Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Borrower (if any) in favor of any of the Lenders evidencing the portion of the Initial Term Loan provided by any such Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Term Maturity Date” shall mean (a) with respect to the Initial Term Loans, the date that is six (6) years following the Closing Date, (b) with respect to any Other Term Loans, the final maturity date specified in the applicable Refinancing Amendment, and (c) with respect to any Incremental Term Facilities, subject to Section 2.22, the final maturity date specified in the applicable Incremental Facility Amendment (or, in each case, with respect to any Term Loan Lender that has extended the maturity of its Term Loans pursuant to Section 2.23(b), the extended maturity date set forth in the Extension Notice delivered by the Borrower and such Term Loan Lender to the Administrative Agent pursuant to Section 2.23(b)).

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that: (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.13 that is not Term SOFR.

“Test Period” shall mean, as of any date of determination, the period of four consecutive fiscal quarters ending on such date for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date.

“Title Company” shall mean Stewart Title Insurance Company or another nationally recognized title insurance company selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall mean an American Land Title Association Lender’s policy of mortgage title insurance in an amount reasonably required by the Administrative Agent with deletion of all standard exceptions, together with such endorsements (including a zoning endorsement if requested by the Administrative Agent) and reinsurance as are reasonably required by the Administrative Agent and which are available in the State in which such Mortgaged Property is located and insuring a first lien exists in favor of the Administrative Agent in the Mortgaged Property, free and clear of liens, encumbrances and other exceptions to title, except for Permitted Liens.

“Total Credit Exposure” shall mean, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Total Net Leverage Ratio” shall mean, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt on such date (net of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries in an aggregate principal amount of up to $30,000,000) to (b) Consolidated EBITDA for the most recently ended Test Period.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) all renewals thereof.

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.

“Transaction Costs” shall have the meaning set forth in the definition of “Transactions.”

“Transactions” shall mean (a) the execution and delivery of the Credit Documents on the Closing Date and the initial funding of the Loans hereunder, (b) the consummation of the Closing Date Refinancing, (c) the consummation of the Acquisition and other related transactions contemplated by the Acquisition Agreement on the Closing Date and (d) the payment (or reimbursement) of all fees, closing payments, premiums, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition, including to fund any original issue discount or upfront fees (the “Transaction Costs”).

“Transformative Acquisition” shall mean any acquisition by any Credit Party that is either (a) not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition, would not provide the Credit Parties with adequate flexibility under the Credit Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” shall mean cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, excluding cash and Cash Equivalents that are “restricted” (in accordance with GAAP) on the Consolidated balance sheet of the Borrower and its Subsidiaries as of such date but including the aggregate amount of cash and Cash Equivalents restricted in respect of the Obligations.

“Unrestricted Subsidiary” shall mean any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 on or subsequent to the Closing Date.

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning set forth in Section 9.27.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.16(g)(ii)(B)(3)(x).

“Voting Stock” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares or (b) shares required by applicable Requirements of Law to be owned by a resident of the relevant jurisdiction) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2               Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.3               Accounting Terms.

(a)              Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Borrower, except as otherwise specifically prescribed herein. Notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)              Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in any Credit Document, it is understood and agreed that, for purposes of this Agreement and the other Credit Documents, the determination of whether a lease is required to be accounted for as a Capital Lease in the financial statements of any Person or for purposes of any financial covenants, basket amounts, ratios and definitions contained herein or in any other Credit Document or for any other purpose under the Credit Documents shall, in each case, be made by reference to GAAP as in effect on December 31, 2018, and any change in GAAP after December 31, 2018 that results in any lease which is, or would be, classified as an operating lease under GAAP as it exists on December 31, 2018 being classified as a Capital Lease or a financial lease, as applicable, under GAAP at any time thereafter (regardless of when such lease is entered into) shall be ignored for all purposes under the Credit Documents, including in respect of all financial covenants, basket amounts, ratios and definitions contained herein or in any other Credit Document.

(c)              Financial Covenant Calculations. The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the Financial Covenants set forth in Section 5.9 and for purposes of determining the Applicable Margin, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period (including by adding any cost saving synergies associated with such Permitted Acquisition in a manner reasonably satisfactory to the Administrative Agent), subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable Test Period and (ii) after any Disposition permitted by Section 6.4(a)(vi), (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable Test Period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness that is repaid with the proceeds of such Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable Test Period.

Section 1.4               Pro Forma Calculations.

(a)              Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Net Leverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA, shall be calculated in the manner prescribed by this Section 1.4; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.4, when calculating the Total Net Leverage Ratio for purposes of (i) the definition of “Required Excess Cash Flow Percentage” and (ii) determining actual compliance (and not compliance on a pro forma basis) with the Financial Covenants, (A) the events described in this Section 1.4 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect and (B) when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, such calculation shall be made without “netting” the cash proceeds of such Indebtedness. It being understood and agreed that, if any financial ratio, test or compliance with covenants determined by reference to Consolidated EBITDA or Consolidated Total Assets is required to be made prior to the first date upon which financial statements are required to be delivered (or are actually delivered, if earlier) pursuant to Section 5.1(a) or Section 5.1(b), as the case may be, such financial ratio, test or compliance with covenants determined by reference to Consolidated EBITDA or Consolidated Total Assets shall be made on a pro forma basis as of the Test Period ending September 30, 2021.

(b)              For purposes of calculating any financial ratios and tests, including the Total Net Leverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.4) that have been made (i) during the applicable Test Period or (ii) if applicable as described in clause (a) above, subsequent to the end of such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.4, then such financial ratio or test shall be calculated to give pro forma effect thereto in accordance with this Section 1.4.

(c)              Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made (i) to take into account any fluctuations in cash or Permitted Investments on the balance sheet of the Borrower and its Restricted Subsidiaries that have occurred since the end of the applicable Test Period and (ii) in good faith by a Responsible Officer of the Borrower and may include, for the avoidance of doubt, any amounts that may otherwise be added back pursuant to clause (b)(ix)(C) of the definition of Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such Test Period.

(d)              In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness subject to paragraph (a), subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period.

Section 1.5               Limited Condition Transactions.

Notwithstanding anything in this Agreement or any Credit Document to the contrary, for purposes of determining (a) Pro Forma Compliance with the Total Net Leverage Ratio test in the Credit Documents (other than determining actual compliance with the Financial Covenants), (b) the amount or availability of the Incremental Facility Increase Amount, Available Amount or any other basket based on Consolidated EBITDA or Consolidated Total Assets, (c) compliance with the representations and warranties or (d) whether a Default or Event of Default has occurred and is continuing or would immediately result therefrom, in each case, in connection with the consummation of any Limited Condition Transaction, the date of determination shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be the date the definitive agreements for such Limited Condition Transaction is entered into (the “LCT Test Date”) immediately after giving Pro Forma Effect to such Limited Condition Transaction and all related acquisitions, Investments and other transactions entered into (or to be entered into) or consummated (or to be consummated) in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the most recently ended Test Period for which financial statements are required to be delivered (or are actually delivered, if earlier) immediately prior to the LCT Test Date; provided, that notwithstanding the foregoing, if the Borrower has made such an LCT Election and if the proceeds of an Incremental Facility Increase Amount are to be used to finance a Limited Condition Transaction, then such financing may be subject to customary “SunGard” or “certain funds” conditionality and the representations and warranties required shall be limited to the Specified Representations and acquisition agreement representations and warranties (to the extent such acquisition agreement representations and warranties allow the Borrower or its applicable Restricted Subsidiary to terminate its obligations under such acquisition agreement or not consummate such acquisition). For the avoidance of doubt, (x) if the Borrower has made an LCT Election and if any of such ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded, or any representation or warranty would be breached or any Default or Event of Default blocker would apply, as a result of fluctuations in such ratio, basket or amount (including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction) or as a result of the occurrence of any Default or Event of Default or other event (other than a Specified Event of Default), in each case, at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, baskets or amounts will be deemed not to have been exceeded as a result of such fluctuations, such representation or warranty shall be deemed not to have been breached, and such Default or Event of Default shall be deemed not to have occurred, in each case, solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken, and (y) such ratios, baskets or amounts shall not be tested at the time of consummation of such Limited Condition Transaction and all related acquisitions, Investments and other transactions entered into (or to be entered into) or consummated (or to be consummated) in connection therewith; provided that if the Borrower has made an LCT Election, then in connection with any subsequent calculation of any ratio, basket or amount with respect to any other transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement (or, if applicable, the irrevocable notice or similar event) for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether (x) such subsequent transaction (other than with respect to Restricted Payments or Restricted Debt Payments) is permitted under the Loans, any such ratio, basket or amount shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and all related acquisitions, Investments and other transactions entered into (or to be entered into) or consummated (or to be consummated) in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) such subsequent Restricted Payments or Restricted Debt Payments are permitted under the Loans, any such ratio, basket or amount shall be required to be satisfied on a Pro Forma Basis both (1) assuming such Limited Condition Transaction and all related acquisitions, Investments and other transactions entered into (or to be entered into) or consummated (or to be consummated) in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (2) assuming such Limited Condition Transaction and all related acquisitions, Investments and other transactions entered into (or to be entered into) or consummated (or to be consummated) in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

Section 1.6               Certain Determinations.

(a)             For purposes of determining compliance at any time with the provisions of this Agreement, in the event that any Indebtedness (excluding any Incremental Facility), together with any corresponding Lien, meets the criteria of more than one category of exceptions, thresholds, baskets, or other provisions of transactions or items permitted pursuant to any clause of Sections 6.1 or 6.2, the Borrower, in its sole discretion, may, at any time, classify or reclassify (on one or more occasions) and/or divide or re-divide (on one or more occasions) such transaction or item (or portion thereof) among one or more such categories of exceptions, thresholds, baskets or provisions of transactions or items permitted pursuant to any clause of Sections 6.1 or 6.2, as elected by the Borrower in its sole discretion (other than (x) the Initial Term Loans and, for the avoidance of doubt, any Incremental Facilities, Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness and (y) the Liens securing the Indebtedness described in the immediately preceding clause (x), which, in each case, may not be reclassified). It is understood and agreed that any Indebtedness (including any Incremental Facilities), Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction or other transaction need not be permitted solely by reference to one category of permissive exception, threshold, basket or provision under this Agreement, but may instead be permitted in part under any combination thereof.

(b)              With respect to any amounts incurred or transactions entered into or consummated (including any Indebtedness (including any Incremental Facilities), Lien, Restricted Payment, Investment, Disposition or Affiliate transaction or other transaction), in reliance on a combination of Fixed Baskets and Incurrence-Based Baskets, it is understood and agreed that (i) the Incurrence-Based Baskets shall first be calculated without giving effect to any Fixed Baskets being relied upon for any portion of such incurrence or transactions, (ii) thereafter, the incurrence of the portion of such amounts or other applicable transaction to be entered into in reliance on any Fixed Baskets shall be calculated (and Indebtedness (excluding any Incremental Facilities), together with any corresponding Lien, may subsequently be reclassified into Incurrence-Based Baskets in accordance with clause (a) above). In calculating the maximum amount of Indebtedness permitted to be incurred under Fixed Baskets and Incurrence-Based Baskets at the same time, only the portion of such Indebtedness intended to be incurred under Incurrence-Based Baskets shall be included in the calculation of financial ratios at the time of such initial calculation (and the portion of such Indebtedness intended to be incurred under Fixed Baskets shall be deemed to not have been incurred in calculating such financial ratios at the time of such initial calculation) and (iii) the incurrence of the portion of any such amount under the Fixed Baskets shall be included in any subsequent calculation of the Incurrence-Based Baskets to the extent outstanding at such time.

(c)              Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of Section 6.1.

(d)              For purposes of determining compliance with Section 6.5, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment and (ii) in the event that an Investment meets the criteria of any one of the categories described in Section 6.5 at the time such Investment is made, there shall not be any requirement for such Investment to meet any other category described in Section 6.5 at such time or thereafter.

Section 1.7               Cashless Roll.

Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender, and such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in dollars”, “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.8               Calculation of Baskets.

If any of the baskets set forth in Article VI of this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA for the most recently completed Test Period after the last time such baskets were calculated for any purpose under Article VI, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

Section 1.9               LIBOR.

The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks could obtain short-term borrowings from one another in the London interbank market. On March 5, 2021, the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR's administrator, announced in a public statement the future cessation of the 35 LIBOR benchmark settings currently published by ICE Benchmark Administration. This public statement constitutes a Benchmark Transition Event. To the extent the Maturity Date goes beyond the cessation dates indicated in the FCA’s announcement, an alternate rate of interest will be determined at the appropriate time in accordance with Section 2.13(b) for any applicable tenors of USD LIBOR.

Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.13(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.13(e), of any change to the reference rates upon which the interest rates on LIBOR Rate Loans are based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.13(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.13(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

Section 1.10             Time References.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.11             Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by an Authorized Officer.

Article II

THE LOANS; AMOUNT AND TERMS

Section 2.1               Revolving Loans.

(a)              Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount of up to FORTY Million DOLLARS ($40,000,000) (as increased from time to time as provided in Section 2.22 and as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Revolving Facility”); provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than one (1) Business Day prior to the Closing Date. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)          Revolving Loan Borrowings.

(i)                 Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:00 A.M. on the Business Day prior to the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing an applicable Interest Period in the case of a LIBOR Rate Loan or the Type of Revolving Loan requested, then such notice shall be deemed to be a request for a LIBOR Rate Loan with an Interest Period of one month. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

(ii)              Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $250,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $250,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii)            Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 1:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office (or such other account that the Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c)           Repayment. Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.7(a). The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d)          Interest. Subject to the provisions of Section 2.8, Revolving Loans shall bear interest as follows:

(i)             Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii)            LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)          Revolving Loan Notes; Covenant to Pay. The Borrower’s obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrower to such Revolving Lender in substantially the form of Exhibit 2.1(e). The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement.

Section 2.2           Initial Term Loan.

(a)          Initial Term Loan.

(i)                 Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Initial Term Loan Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date such Initial Term Loan Lender’s Term Loan Commitment Percentage of a term loan in Dollars (the “Initial Term Loan”) in the aggregate principal amount of THREE HUNDRED MILLION DOLLARS ($300,000,000) (the “Initial Term Loan Committed Amount”) for the purposes hereinafter set forth (such facility, the “Initial Term Loan Facility”). Upon receipt by the Administrative Agent of the proceeds of the Initial Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the Initial Term Loan Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). The Initial Term Loan may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request in the Notice of Borrowing delivered to the Administrative Agent prior to the Closing Date; provided, however, that the Initial Term Loan made on the Closing Date may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than one (1) Business Day prior to the Closing Date. LIBOR Rate Loans shall be made by each Initial Term Loan Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office. Amounts repaid or prepaid on the Initial Term Loans may not be reborrowed.

(ii)              Repayment of Initial Term Loan. The principal amount of the Initial Term Loan shall be repaid in consecutive quarterly installments on the last day of each March, June, September and December (commencing on March 31, 2022) prior to the Term Maturity Date in an amount for each such installment equal to 0.25% of the original principal amount of the Initial Term Loan (provided, however, if such payment date is not a Business Day, such payment shall be due on the preceding Business Day), unless accelerated sooner pursuant to Section 7.2 (which payments shall be (x) reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.7(b)(vii) and 2.7(c) or (y) increased in accordance with the immediately succeeding sentence and Section 2.22, as applicable). In connection with any Incremental Term Facilities that will constitute part of the same Class as the Initial Term Loans, the amount of the scheduled amortization payment that would otherwise be required pursuant to the immediately preceding sentence shall be increased for the Lenders on a pro rata basis to the extent necessary to ensure that the Lenders holding Initial Term Loans continue to receive a payment that is not less than the same amount that such Lenders would have received absent the incurrence of such Incremental Term Facilities (i.e., the amortization percentage set forth in the immediately preceding sentence shall be automatically adjusted to reflect the Modified Amortization Percentage); provided that, if such Incremental Term Facilities are to be fungible with the Initial Term Loans, notwithstanding any other conditions specified in this Section 2.2(a)(ii), the amortization schedule for such fungible Incremental Term Facilities may provide for amortization based on the Modified Amortization Percentage to ensure that such Incremental Term Facilities will be fungible with the Initial Term Loans; provided further that, without the consent of any other Credit Party or Lender, the Borrower and the Administrative Agent may effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.2(a)(ii). The immediately preceding sentence of this Section 2.2(a)(ii) shall supersede any provision in Section 9.1 to the contrary. The Borrower shall repay the aggregate outstanding principal amount of any Term Loans funded under an Incremental Term Facility that is a separate tranche in accordance with the applicable terms set forth in the Incremental Facility Amendment pursuant to which such Incremental Term Facility is added to this Agreement or established hereunder.

The outstanding principal amount of the Initial Term Loan and all accrued but unpaid interest and other amounts payable with respect to the Initial Term Loan shall be repaid on the Term Maturity Date.

(b)          Interest on the Term Loans. Subject to the provisions of Section 2.8, the Term Loans shall bear interest as follows:

(i)                 Alternate Base Rate Loans. During such periods as the Term Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii)              LIBOR Rate Loans. During such periods as the Term Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on the Term Loans shall be payable in arrears on each Interest Payment Date.

(c)           Term Loan Notes; Covenant to Pay. The Borrower’s obligation to pay each Term Loan Lender shall be evidenced by this Agreement and, upon such Term Loan Lender’s request, by a duly executed promissory note of the Borrower to such Term Loan Lender in substantially the form of Exhibit 2.2(c) or Exhibit 2.2(d), as applicable. The Borrower covenants and agrees to pay the Term Loans in accordance with the terms of this Agreement.

Section 2.3            Letter of Credit Subfacility.

(a)           Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed TEN MILLION DOLLARS ($10,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for any lawful corporate purposes and shall be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise expressly agreed in writing upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than the earlier of (i) twelve (12) months from the date of issuance (unless otherwise agreed by the applicable Issuing Lender) and (ii) the fifth Business Day prior to the Revolving Maturity Date; provided, however, so long as no Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is five (5) Business Days prior to the Revolving Maturity Date except to the extent (1) each Revolving Lender has approved such later expiry date or (2) such Letter of Credit is Cash Collateralized in an amount equal to 102% of the LOC Obligations attributable to such Letter of Credit or is backstopped in each case pursuant to arrangements reasonably acceptable to the applicable Issuing Lender. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Each Letter of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as approved by the Issuing Lender.

(b)          Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least five (5) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)           Participations. Each Revolving Lender upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any Collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Revolving Lender after the Closing Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)          Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender the Business Day immediately following the day of drawing under any Letter of Credit if notified prior to 3:00 P.M. on a Business Day or, if after 3:00 P.M., on the next following Business Day (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall automatically bear interest at a per annum rate equal to the Default Rate. Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations, in which event any such drawing shall not automatically bear interest at the Default Rate. The Borrower’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Administrative Agent will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the Business Day such notice is received. If such Revolving Lender does not pay such amount to the Administrative Agent for the account of the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Administrative Agent for the account of the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Administrative Agent for the account of the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund its Participation Interests in the outstanding LOC Obligations on the Business Day such notice to fund is received by such Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the Business Day such notice is received; provided, further, that in the event any Lender shall fail to fund its Participation Interest as required herein, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall automatically bear interest payable by such Revolving Lender to the Administrative Agent for the account of the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f)            Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)          ISP98. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(h)          Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document (including any letter of credit application), this Agreement shall control.

(i)           Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s Reimbursement Obligations hereunder with respect to such Letter of Credit.

(j)            Designation of Additional Issuing Lenders. The Borrower may, at any time and from time to time, designate as additional Issuing Lenders one or more Revolving Lenders reasonably acceptable to the Administrative Agent and the Borrower that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Lender under this Agreement and (ii) references herein to the term “Issuing Lender” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)          Resignation of Issuing Lender. An Issuing Lender (other than Truist Bank so long as it serves in the capacity of the Administrative Agent) may resign as Issuing Lender upon 60 days prior written notice to the Administrative Agent and the Borrower. At the time any such resignation shall become effective, Borrower shall (i) pay all unpaid fees and other amounts accrued for the account of the resigning Issuing Lender and (ii) cash collateralize or replace any existing Letters of Credit or cause a bank or other financial institution reasonably acceptable to the resigning Issuing Lender to issue backstop letters of credit (naming the resigning Issuing Lender as the beneficiary thereof and otherwise in form and substance satisfactory to the resigning Issuing Lender) in respect of existing Letters of Credit, in each case on terms satisfactory to the resigning Issuing Lender. From and after the effective date of any such resignation, (x) any successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of an Issuing Lender hereunder, the resigning Issuing Lender shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(l)            Cash Collateral. At any point in time in which there is a Defaulting Lender, the Issuing Lender may require the Borrower to Cash Collateralize the LOC Obligations in accordance with and to the extent provided in Section 2.20.

Section 2.4            Swingline Loan Subfacility.

(a)           Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section, make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed TEN MILLION DOLLARS ($10,000,000) (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)          Swingline Loan Borrowings.

(i)                 Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Borrower not later than 10:00 A.M. on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will make Swingline Loans available to the Borrower on the same Business Day such request is received by the Administrative Agent (each a “Swingline Borrowing”). Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. Swingline Loan borrowings hereunder shall be made in minimum amounts of $250,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $100,000 in excess thereof.

(ii)              Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the earlier of (A) the Maturity Date and (B) fifteen (15) days following such borrowing. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.11. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the Alternate Base Rate. The Borrower shall have the right to repay the Swingline Loan in whole or in part from time to time in accordance with Section 2.7(a).

(c)           Resignation and Removal of Swing Line Lender. The Swing Line Lender (other than Truist Bank so long as it serves in the capacity of the Administrative Agent) may resign as Swing Line Lender upon 30 days’ prior written notice to the Administrative Agent, the Revolving Lenders and the Borrower. The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender (provided that no consent will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding) and the successor Swing Line Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swing Line Lender. At the time any such replacement or resignation shall become effective, the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

(d)          Repayment of Participations. At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage or other applicable share provided in this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(e)          Interest on Swingline Loans. Subject to the provisions of Section 2.8, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Alternate Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage or other applicable share provided in this Agreement of any Swing Line Loan, interest in respect of such Applicable Percentage or other applicable share provided in this Agreement shall be solely for the account of the Swing Line Lender.

(f)           Swingline Loan Note; Covenant to Pay. The Swingline Loans shall be evidenced by this Agreement and, upon request of the Swingline Lender, by a duly executed promissory note of the Borrower in favor of the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.4(d). The Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement.

(g)           Cash Collateral. At any point in time in which there is a Defaulting Lender, the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when any Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including requiring the Borrower to Cash Collateralize the outstanding Swingline Loans pursuant to Section 2.20.

(h)          Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.5            Fees.

(a)           Commitment Fee. Subject to Section 2.21, in consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to 0.50% per annum on the average daily unused amount of the Revolving Committed Amount. The Commitment Fee shall be calculated quarterly in arrears. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(b)          Letter of Credit Fees. Subject to Section 2.21, in consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c)           Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of 0.125% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(d)          Administrative Fee. The Borrower agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

Section 2.6            Commitment Reductions.

(a)          Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect. Any reduction in the Revolving Committed Amount shall be applied to the Commitment of each Revolving Lender in accordance to its Revolving Commitment Percentage.

(b)          LOC Committed Amount. If the Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the Revolving Committed Amount.

(c)          Swingline Committed Amount. If the Revolving Committed Amount is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(d)          Maturity Date. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Revolving Maturity Date.

Section 2.7            Prepayments.

(a)          Optional Prepayments and Repayments. The Borrower shall have the right to prepay the Term Loans and repay the Revolving Loans and Swingline Loans in whole or in part from time to time; provided, prior to the date that is twelve (12) months after the Closing Date, all prepayments under this Section 2.7(a) made in connection with a Repricing Transaction shall be accompanied by the Repricing Premium, if applicable. Each partial prepayment or repayment of (i) Revolving Loans or Term Loans that are Alternate Base Rate Loans shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount), (ii) Revolving Loans or Term Loans that LIBOR Rate Loans shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount) and (iii) Swingline Loans shall be in a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount). The Borrower shall give three (3) Business Days’ irrevocable notice of prepayment in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent that the Borrower elects to prepay the Term Loans, amounts prepaid under this Section shall be applied to scheduled instalments at the direction of the Borrower and, absent such direction, in direct order of maturity first to Alternate Base Rate Loans and then to LIBOR Rate Loans in each case, ratably to the then remaining amortization payments thereof; provided, that all prepayments pursuant to this Section 2.7(a) that are applied to the Term Loans shall be applied pro rata between the Term Loans and any Incremental Term Facilities based on the then outstanding principal balances thereof. To the extent the Borrower elects to repay the Revolving Loans and/or Swingline Loans, amounts prepaid under this Section shall be applied to the Revolving Loans and/or Swingline Loans, as applicable of the Revolving Lenders in accordance with their respective Revolving Commitment Percentages. Within the foregoing parameters, prepayments under this Section shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans at the direction of the Borrower (and absent such direction, in direct order of Interest Period maturities). All prepayments under this Section shall be subject to Section 2.15, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

(b)          Mandatory Prepayments.

(i)                 Revolving Committed Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Borrower shall immediately prepay the Revolving Loans and Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) Cash Collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vii) below).

(ii)              Asset Dispositions. Following any Asset Disposition (or related series of Asset Dispositions) or receipt by the Borrower or any Restricted Subsidiary of Extraordinary Receipts, the Borrower shall prepay the Loans and/or Cash Collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) or such Extraordinary Receipts (such prepayment to be applied as set forth in clause (vii) below) within five (5) Business Days of the receipt thereof; provided, however, that, so long as no Event of Default has occurred and is continuing, such Net Cash Proceeds shall not be required to be so applied to the extent the Borrower delivers to the Administrative Agent a certificate stating that it intends to use such Net Cash Proceeds to restore, rebuild, repair, construct, improve, replace, refurbish, remodel, refresh, renovate or otherwise acquire assets (other than inventory) (and pay transaction expenses associated therewith) useful to the business of the Borrower and its Restricted Subsidiaries, including pursuant to a Permitted Acquisition or a third party investment, and such reinvestment is consummated within 365 days of the receipt of such Net Cash Proceeds or the subject of a binding written agreement with a third party entered into such 365-day period which is consummated with 180 days after the end of such 365-day period, it being expressly agreed that Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and/or Cash Collateralize the LOC Obligations immediately thereafter (such prepayment to be applied as set forth in clause (vii) below); provided further that a prepayment of the Loans and/or Cash Collateralization the LOC Obligations shall only be required under this Section 2.7(b)(ii) if the amount of such prepayment for any fiscal year exceeds $7.5 million (and, in such case, only the amount by which such prepayment amount for such fiscal year exceeds $7.5 million shall be required to be prepaid hereunder).

(iii)            Debt Issuances. Immediately upon receipt by the Borrower or any of its Restricted Subsidiaries of proceeds from any Debt Issuance, the Borrower shall prepay the Loans and/or Cash Collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Debt Issuance (such prepayment to be applied as set forth in clause (vii) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent they are held in a deposit account subject to a Deposit Account Control Agreement. Prepayments under this Section 2.7(b)(iii) made in connection with in connection with a Repricing Transaction shall be accompanied by the Repricing Premium, if applicable.

(iv)             [Reserved].

(v)               Excess Cash Flow. Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2022, the Borrower shall prepay the outstanding principal amount of the Term Loans in an aggregate amount equal to the Required Excess Cash Flow Percentage for such fiscal year, multiplied by Excess Cash Flow for such fiscal year if positive; provided that such amount shall be reduced, on a dollar-for-dollar basis, at the option of the Borrower, by the aggregate amount of any voluntary prepayments of (A) Initial Term Loans, Incremental Term Facilities, Incremental Equivalent Debt and/or Other Term Loans (in each case, including prepayments at a discount to par, with credit given for the actual amount of such prepayment made in cash) and/or (B) Revolving Loans, Revolving Facility Increases and/or Other Revolving Loans (in each case under this clause (B), solely to the extent any such prepayment is accompanied by a permanent reduction of the commitments thereunder), in each case, to the extent pari passu in right of payment with, and secured by a Lien on the Collateral that is pari passu with the Lien securing, the Initial Term Loans, to the extent made during such fiscal year or on or prior to the date on which the prepayment pursuant to this paragraph is required to be made for such fiscal year (and without duplication of such amounts reducing the prepayment hereunder for any subsequent fiscal year), but excluding any such prepayment, assignment or purchase that is financed with the proceeds of Long-Term Funded Debt; provided further that, to the extent that the aggregate amount of deductions pursuant to the immediately preceding proviso exceeds the amount of the prepayment that is otherwise required to be made under this Section 2.7(b)(v) for any fiscal year, the prepayment required under this Section 2.7(b)(v) for any subsequent fiscal year shall be reduced by such excess amount; provided further that a prepayment of the Term Loans shall only be required under this Section 2.7(b)(v) if the amount of such prepayment for any fiscal year exceeds $7.5 million (and, in such case, only the amount by which such prepayment amount for such fiscal year exceeds $7.5 million shall be required to be prepaid hereunder). Any prepayment pursuant to this Section 2.7(b)(v) shall be made on or before the date that is ten Business Days after the date on which audited financial statements for such fiscal year are required to be delivered hereunder.

(vi)             [Reserved].

(vii)          Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section shall be applied as follows:

(A)              with respect to all amounts prepaid pursuant to Section 2.7(b)(i), (1) first to the outstanding Swingline Loans, (2) second to the outstanding Revolving Loans and (3) third to Cash Collateralize the LOC Obligations; and

(B)              with respect to all amounts prepaid pursuant to Sections 2.7(b)(ii) through (v), (1) first to the Term Loans and any Incremental Term Facilities on a pro rata basis (in each case, ratably to the remaining amortization payments thereof) (including the bullet payment due on the Term Maturity Date), (2) second to the Swingline Loans (without a simultaneous corresponding reduction of the Swingline Committed Amount), (3) third to the Revolving Loans (without a simultaneous corresponding reduction of the Revolving Committed Amount) and (4) fourth to a cash collateral account in respect of LOC Obligations (without a simultaneous corresponding reduction of the LOC Committed Amount). Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in each case, ratably to the remaining amortization payments thereof; provided that if, at the time that any such prepayment would be required hereunder, the Borrower or such Restricted Subsidiary is required to offer to repurchase or prepay any other Indebtedness that is secured on a pari passu basis with the Initial Term Loans (or any Credit Agreement Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Initial Term Loans) pursuant to the terms of the documentation governing such Indebtedness with Net Cash Proceeds of such prepayment event (such Indebtedness (or Credit Agreement Refinancing Indebtedness in respect thereof) required to be offered to be repurchased or prepaid, the “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.7(b) shall be reduced on a dollar-for-dollar basis accordingly; provided further that, to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof. All prepayments under this Section shall be subject to Section 2.15 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.

(c)          Repayment Application. Except as otherwise provided in any Refinancing Amendment, any Incremental Facility Amendment or any Extension Amendment, each prepayment of Term Loans pursuant to Section 2.7(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that any prepayment of Term Loans with the Net Cash Proceeds of any Refinancing Indebtedness and/or any Incremental Term Facility or Other Term Loans incurred for the purpose of refinancing or replacing such Term Loans shall be applied to the applicable Class of Term Loans being refinanced or replaced). All prepayments accepted under Section 2.7(b) shall be applied first against the remaining scheduled installments of principal due in respect of such Class of Term Loans to the remaining scheduled amortization payments in respect of such Class of Term Loans in direct order of maturity, and each such prepayment shall be paid to the Term Loan Lenders of such Class in accordance with their respective Term Loan Commitment Percentage of the applicable Class, then against the remaining scheduled installments of principal due in respect of such Class of Revolving Loans to the remaining scheduled amortization payments in respect of such Class of Revolving Loans in direct order of maturity, and each such prepayment shall be paid to the Revolving Lenders of such Class in accordance with their respective Revolving Commitment Percentage of the applicable Class (which shall not effect a permanent reduction to the Revolving Facility). The amount of such mandatory prepayments shall be applied first to the then outstanding Loans that are Alternate Base Rate Loans and then to the then outstanding Loans that are LIBOR Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.12.

(d)          Declined Proceeds. Each Term Loan Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant to Section 2.7(b), to decline all (but not a portion) of its allocated amount of such prepayment (such declined amounts, solely to the extent not applied to any other Indebtedness of the Borrower or its Subsidiaries as a mandatory prepayment of such Indebtedness, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower; provided that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.7(b)(iii) above to the extent that such prepayment is made with the Net Cash Proceeds (Indebtedness) of Other Term Loans incurred to refinance Term Loans in accordance with the requirements of Section 2.23. If any Term Loan Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its allocated amount of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Term Loan Lender’s allocated amount of the total amount of such mandatory prepayment of Term Loans.

(e)          Notice of Prepayment. The Borrower shall notify the Administrative Agent of any prepayment under this Section 2.7 at least three Business Days prior to the date of such prepayment (or such shorter period as shall be reasonably acceptable to the Administrative Agent). Each notice delivered by the Borrower pursuant to this Section 2.7(e) shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment (it being understood that, with respect to any mandatory prepayment made pursuant to Section 2.7(b)(v), such reasonably detailed calculation shall be made in the applicable Compliance Certificate delivered pursuant to Section 5.2(a) for the applicable fiscal year), provided that a notice of an optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination or reduction) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(f)           Bank Product Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Borrower’s obligation to continue to make payments under any Bank Product, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Bank Product.

Section 2.8           Default Rate and Payment Dates.

(a)          Upon the occurrence and during the continuance of a (i) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 9.1. Any default interest owing under this Section 2.8(a) shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Maturity Date.

(b)          If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.9 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(c)           Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (a) of this Section 2.8 shall be payable from time to time on demand.

Section 2.9           Conversion Options.

(a)          The Borrower may, in the case of Revolving Loans and the Term Loans, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans or to continue LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion or continuation. In addition, the Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one (1) Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(b)          Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.9(a); provided, that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of (i) an election to continue a LIBOR Rate Loan, such LIBOR Rate Loan shall automatically continue as a LIBOR Rate Loan with a one month Interest Period or (ii) the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.10          Computation of Interest and Fees; Usury.

(a)          Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of the LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)               Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)                It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11                Pro Rata Treatment and Payments.

(a)               Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Each borrowing of the Term Loans and any reduction of the Term Loan Commitments shall be made pro rata according to the respective Term Loan Commitment Percentages of the Term Loan Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.5, second, to interest then due and owing hereunder of the Borrower and, third, to principal then due and owing hereunder and under this Agreement of the Borrower. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees which shall be paid to the Issuing Lender). Each optional repayment and prepayment by the Borrower on account of principal of and interest on the Revolving Loans and on the Term Loans, as applicable, shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with the terms of Section 2.7(a) hereof. Each mandatory prepayment on account of principal of the Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with Section 2.7(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)                Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies (other than the application of default interest pursuant to Section 2.8) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to the payment of any fees owed to the Administrative Agent and the Issuing Lender;

THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Bank Product, any fees, premiums and scheduled periodic payments due under such Bank Product and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Bank Product, any breakage, termination or other payments due under such Bank Product and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to the Borrower and whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders and any Bank Product Provider shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender or the outstanding obligations payable to such Bank Product Provider bears to the aggregate then outstanding Loans and LOC Obligations and obligations payable under all Bank Products) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section. Notwithstanding the foregoing terms of this Section, only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Bank Product. Amounts distributed with respect to any Bank Product Debt shall be the amount of such Bank Product last reported to the Administrative Agent; provided that any such Bank Product Provider may provide an updated amount of such Bank Product to the Administrative Agent prior to payments made pursuant to this Section. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the amount of such Bank Product last reported to the Administrative Agent.

Section 2.12            Non-Receipt of Funds; Administrative Agent’s Clawback.

(a)                Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to 5:00 p.m. one (1) Business Day prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)                Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c)                Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).

(e)                Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13            Inability to Determine Interest Rate; Benchmark Replacement.

(a)                If, prior to the commencement of any Interest Period for any LIBOR Rate Loan:

(i)               the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period, or

(ii)              the Administrative Agent shall have received notice from the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their LIBOR Rate Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or to continue or convert outstanding Loans as or into LIBOR Rate Loans shall be suspended and (ii) all such affected Loans shall be converted into Alternate Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any LIBOR Rate Loan for which a Notice of Borrowing has previously been given that it elects not to borrow, continue or convert to a LIBOR Rate Loan on such date, then such Loan shall be made as, continued as or converted into an Alternate Base Rate Loan.

(b)                Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)                Notwithstanding anything to the contrary herein or in any other Credit Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(d)                In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(e)                The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.13.

(f)                 Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)                Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Alternate Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

Section 2.14               Yield Protection.

(a)                Increased Costs Generally. If any Change in Law shall:

(i)              impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)             subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)                Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15               Compensation for Losses.

Promptly following demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

Section 2.16               Taxes.

(a)                Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(b)                Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                 Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)              Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)             any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2)	executed copies of IRS Form W-8ECI;

3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.16(a) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

4)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16(b) or Exhibit 2.16(c), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16(d) on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)                Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                 Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.17            Indemnification; Nature of Issuing Lender’s Duties.

(a)                In addition to its other obligations under Section 2.3, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b)                As between the Borrower, the Issuing Lender and each Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuing Lender nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c)                In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender or such Lender under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Governmental Authority. The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d)                Nothing in this Section is intended to limit the Reimbursement Obligation of the Borrower contained in Section 2.3(d) hereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Agreement.

(e)                Notwithstanding anything to the contrary contained in this Section, the Borrower shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

Section 2.18               Illegality.

Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees to promptly pay any Lender, promptly following its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.19               Mitigation Obligations; Replacement of Lenders.

(a)                Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)              the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6;

(ii)             such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)            such assignment does not conflict with applicable law; and

(v)             in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20                Cash Collateral.

(a)                Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize all Fronting Exposure of the Issuing Lender with respect to such Defaulting Lender (determined after giving effect to Section 2.21(b) and any Cash Collateral provided by the Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)                Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LOC Obligations, to be applied pursuant to clause (c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)                Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 or Section 2.21 in respect of Letters of Credit, shall be applied to the satisfaction of the Defaulting Lender’s obligations to fund participations in respect of LOC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided  further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

Section 2.21               Defaulting Lenders.

(a)                Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

(ii)             Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.21(a) (iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)            Commitment Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant Section 2.20.

(C)            Reallocation of Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)             Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Committed Funded Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)              Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b)                Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)              New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.22             Incremental Facilities.

(a)              Revolving Facility Increases.

(i)               General Terms. Subject to the terms and conditions set forth herein and notwithstanding any previous reduction in the Revolving Committed Amount or the Initial Term Loan Committed Amount, as provided in Section 2.6, the Borrower shall have the right, at any time and from time to time until the Maturity Date, to increase the Revolving Committed Amount (each such increase, a “Revolving Facility Increase”) by an aggregate principal amount not to exceed, when combined with the amount of any Incremental Term Facilities, the Incremental Facility Increase Amount.

(ii)              Terms and Conditions. The following terms and conditions shall apply to any Revolving Facility Increase: (A) any Revolving Facility Increase shall be identical (including with respect to Applicable Margin other than with respect to upfront fees) to and pursuant to the same documentation applicable to the existing Revolving Loans (other than the amendment evidencing such Revolving Facility Increase), (B) (i) if such Revolving Facility Increase is in connection with a Limited Condition Transaction, and if agreed by the Lenders providing such Revolving Facility Increase (any such Lender, an “Incremental Revolving Lender”), no Specified Event of Default shall exist immediately prior to or after giving effect to such Revolving Facility Increase or (ii) otherwise no Event of Default shall exist immediately prior to or after giving effect to such Revolving Facility Increase, (C) subject to customary “SunGard” limitations (to the extent agreed to by the Lenders providing the applicable Incremental Term Facility (any such Lender, an “Incremental Term Lender”) and to the extent the proceeds of the applicable Incremental Term Facility are being used to finance a Limited Condition Transaction), each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Credit Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such credit extension (or, if incurred in connection with a Limited Condition Transaction, at the election of the Borrower, on the date of the execution of the definitive documentation with respect to such Limited Condition Transaction) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, (D) (i) any loans made pursuant to a Revolving Facility Increase shall constitute Obligations and will be secured and guaranteed with the other Obligations on a pari passu basis, (ii) any loans made pursuant to a Revolving Facility Increase shall not be secured by any lien on any asset of the Borrower, any Guarantor or any of their respective subsidiaries that does not also secure the Loans and (iii) no Revolving Facility Increase may be guaranteed by any Person that is not a Guarantor, (E) any Incremental Revolving Lender shall be entitled to the same voting rights as the existing Lenders and shall be entitled to receive proceeds of prepayments on the same terms as the existing Revolving Lenders, (F) any such Revolving Facility Increase shall be in a minimum principal amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof (or the remaining amount of the Revolving Facility Increase, if less), (G) the Borrower shall execute a Revolving Loan Note in favor of any new Lender or any existing Lender whose Revolving Commitment is increased pursuant to this Section, in each case, if requested by such Lender, (H) subject to clauses (B) and (C) above, the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (I) the Administrative Agent shall have received (1) upon request of the Administrative Agent, an opinion or opinions of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent and substantially similar to the opinion delivered to the Administrative Agent on the Closing Date, (2) any authorizing corporate documents as the Administrative Agent may reasonably request and (3) if applicable, a duly executed Notice of Borrowing, (J) the maturity date of any Revolving Facility Increase shall be no sooner than the Maturity Date, and (K) the Administrative Agent shall have received from the Borrower an updated Compliance Certificate, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, both immediately prior to and after giving effect to any such Revolving Facility Increase and any borrowings thereunder on the closing date for such Revolving Facility Increase on a Pro Forma Basis, the Borrower will be in compliance with each of the Financial Covenants set forth in Section 5.9 then in effect, (1) based on the financial statements most recently delivered pursuant to Section 5.1(a) or Section 5.1(b) and (2) assuming all amounts thereunder are fully drawn.

(iii)             Revolving Facility Increase. In connection with the closing of any Revolving Facility Increase, the outstanding Revolving Loans and Participation Interests shall be reallocated by causing such fundings and repayments among the Lenders of Revolving Loans as necessary such that, after giving effect to such Revolving Facility Increase, each Lender will hold Revolving Loans and Participation Interests based on its Revolving Commitment Percentage (after giving effect to such Revolving Facility Increase); provided that (i) such reallocations and repayments shall not be subject to any processing and/or recordation fees and (ii) the Borrower shall be responsible for any costs arising under Section 2.18 resulting from such reallocation and repayments.

(b)           Incremental Term Facilities.

(i)               General Terms. Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time until the Maturity Date , to incur additional Indebtedness under this Agreement pursuant to one or more tranches of term loans (each an “Incremental Term Facility” and together with any Revolving Facility Increase, “Incremental Facilities”) in an aggregate amount not to exceed, when combined with the amount of any Revolving Facility Increases, the Incremental Facility Increase Amount.

(ii)             Terms and Conditions. The following terms and conditions shall apply to any Incremental Term Facility:

(A)              (x) if such Incremental Term Facility is in connection with a Limited Condition Transaction, and if agreed by the Incremental Term Lenders, no Specified Event of Default shall exist immediately prior to or after giving effect to such Incremental Term Facility or (y) otherwise, no Event of Default shall exist immediately prior to or after giving effect to such Incremental Term Facility,

(B)              subject to customary “SunGard” limitations (to the extent agreed to by the Incremental Term Lenders and to the extent the proceeds of the applicable Incremental Term Facility are being used to finance a Limited Condition Transaction), each of the representations and warranties made by any Credit Party set forth in Article III hereof or in any other Credit Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such credit extension (or, if incurred in connection with a Limited Condition Transaction, at the election of the Borrower, on the date of the execution of the definitive documentation with respect to such Limited Condition Transaction) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date,

(C)              (x) any loans made pursuant to an Incremental Term Facility shall constitute Obligations and will be secured and guaranteed with the other Obligations on a pari passu basis, (y) any loans made pursuant to an Incremental Term Facility shall not be secured by any lien on any asset of the Borrower, any Guarantor or any of their respective subsidiaries that does not also secure the Loans and (z) no Incremental Facility may be guaranteed by any Person that is not a Guarantor,

(D)              the terms and documentation in respect of any Incremental Term Facility, to the extent not consistent with the Initial Term Loan Facility, shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder; provided that, to the extent such terms and documentation are not substantially identical with the Initial Term Loan (except to the extent permitted by Section 2.22(b)(ii)(E)(2), Sections 2.22(b)(ii)(J) and Sections 2.22(c) and other than the amendment effectuating such Incremental Term Facility), such terms and documentation shall be no more restrictive to the Borrower and its Restricted Subsidiaries, taken as a whole, than the terms applicable to the existing Loans or otherwise be reasonably satisfactory to the Administrative Agent (except to the extent (1) such terms are offered to be conformed (or added) to this Agreement for the benefit of the Initial Term Loan Lenders pursuant to an amendment or (2) such terms are applicable solely to periods after the Latest Maturity Date applicable to the Initial Term Loan existing at the time of the incurrence of such Incremental Term Facility); provided   further that, to the extent applicable and reasonably requested by the Administrative Agent, such Incremental Term Facility shall be subject to customary intercreditor documentation reasonably satisfactory to the Administrative Agent and the Borrower,

(E)            any Incremental Term Lender (1) shall be entitled to the same voting rights as the existing Lenders and (2) may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) than the Initial Term Loans in any voluntary or mandatory prepayment or commitment reduction hereunder,

(F)            any such Incremental Term Facility shall be in a minimum principal amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof (or the remaining amount of the Incremental Facility Increase Amount, if less),

(G)            the proceeds of any such Incremental Term Facility will be used for the purposes set forth in Section 3.11,

(H)            the Borrower shall execute a promissory note in favor of any new Lender or any existing Lender, in each case, if requested by such Lender,

(I)                subject to clauses (A) and (B) above, the conditions to Extensions of Credit in Section 4.2 shall have been satisfied,

(J)                the Incremental Term Facility shall have a maturity date no earlier than the Term Maturity Date, and shall have a Weighted Average Life to Maturity no shorter than the Term Loans referenced under Section 2.2,

(K)              the Incremental Term Facility shall have mandatory prepayment provisions no more favorable to the new Lenders than the prepayment provisions applicable to the Initial Term Loan Facility,

(L)                the Administrative Agent shall have received (1) upon request of the Administrative Agent, an opinion or opinions of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent and substantially similar to the opinion delivered to the Administrative Agent on the Closing Date, (2) any authorizing corporate documents as the Administrative Agent may reasonably request and (3) if applicable, a duly executed Notice of Borrowing and

(M)             the Administrative Agent shall have received from the Borrower an updated Compliance Certificate, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, both immediately prior to and after giving effect to any such Incremental Term Facilities on the closing date for such Incremental Term Facilities on a Pro Forma Basis, the Borrower will be in compliance with each of the Financial Covenants set forth in Section 5.9 then in effect based on the financial statements most recently delivered pursuant to Section 5.1(a) or Section 5.1(b).

In the Borrower’s discretion, an Incremental Facility may be incurred in reliance of either the Incremental Starter Basket or the Incremental Unlimited Prong or may be incurred concurrently in reliance of the Incremental Starter Basket and the Incremental Unlimited Prong, and proceeds from any such incurrence in reliance of the Incremental Starter Basket and the Incremental Unlimited Prong may be utilized in a single transaction by first calculating the incurrence under the Incremental Unlimited Prong and then calculating the incurrence under the Incremental Starter Basket and for the avoidance of doubt, any such incurrence under the Incremental Starter Basket shall be disregarded for purposes of the pro forma calculation of the Total Net Leverage Ratio for purposes of effectuating the incurrence in reliance of the Incremental Unlimited Prong in such single transaction (and the Borrower may classify and later reclassify indebtedness incurred under an Incremental Facility as incurred under the Incremental Starter Basket or the Incremental Unlimited Prong, or both, on the date of incurrence and thereafter, to the extent permitted on the date of classification (or the date of any such reclassification).

(c)                Applicable Margin and Yield. (i) The Applicable Margin and any other components of yield on any Incremental Term Facility shall be determined by the Borrower and the Lenders thereunder; provided that in the event that the all-in yield for any such Incremental Term Facility that is pari passu in right of payment with, and secured on a pari passu basis with, the Initial Term Loan Facility or any existing Incremental Term Facility (the “Existing Facilities”) is higher than the all-in yield for any of the Existing Facilities by more than 50 basis points, then the Applicable Margin for the applicable Existing Facility shall be increased to the extent necessary so that such all-in yield is equal to the all-in yield for such Incremental Term Facility minus 50 basis points; provided, further, that in determining the interest rate margins applicable to such Incremental Term Facility and the applicable Existing Facility, (w) if such Incremental Term Facility includes an interest rate floor greater than the applicable interest rate floor under the Existing Facilities, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the Existing Facilities shall be required, but only to the extent an increase in the interest rate floor in the Existing Facilities would cause an increase in the interest rate then in effect, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Existing Facilities shall be increased to the extent of such differential between interest rate floors, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID, with OID being equated to interest based on assumed four-year life to maturity) payable by the Borrower to the Lenders under the applicable Existing Facility or such Incremental Term Facility in the initial primary syndication thereof shall be included, (y) any prepayment premiums, arrangement, commitment, structuring, syndication, underwriting, placement, success, advisory, ticking and unused line, consent and amendment fees or other fees that are not generally paid ratably to all lenders providing such Incremental Term Facility and/or the Existing Facilities or to one or more arrangers (or their Affiliates) of such Incremental Term Facility and/or the Existing Facilities shall be excluded and (z) for purposes of calculating the adjustments pursuant to the provisos in this clause (c)(i), such Incremental Term Facility, if it is fixed rate Indebtedness, shall be swapped to a floating rate on a customary matched maturity basis as is reasonably acceptable to the Administrative Agent and the Borrower (the provisos in this sub-clause (i), the “MFN Adjustment”) and (ii) the Applicable Margin and Commitment Fees and any other components of yield (other than with respect to any upfront fees) on any Revolving Facility Increase payable to the Incremental Revolving Lenders shall be the same as the Revolving Facility on the Closing Date.

(d)                Participation. Participation in any such Incremental Term Facility or Revolving Facility Increase may be offered to each of the existing Lenders, but no such Lender shall have any obligation to provide all or any portion of any such Incremental Term Facility or Revolving Facility Increase. The Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) to join this Agreement as Lenders hereunder for any portion of such Incremental Term Facility or Revolving Facility Increase; provided that such other banks, financial institutions and investment funds shall enter into such lender joinder agreements to give effect thereto as the Administrative Agent may reasonably request.

(e)                Amendments. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Credit Document as may be necessary to incorporate the terms of any such Incremental Term Facility or Revolving Facility Increase.

(f)                 Limitation on Amount. The aggregate principal amount of all Incremental Term Facilities and Revolving Facility Increases shall not exceed the sum of (1) the greater of (i) $80,000,000 and (ii) 100% of Consolidated EBITDA for the most recently ended Test Period (“Incremental Starter Basket”) plus (2) an amount such that, after giving effect to any such Incremental Term Facilities or Revolving Facility Increases on a Pro Forma Basis (and, in the case of any Revolving Facility Increase, assuming all amounts thereunder are fully drawn and without netting the proceeds of such Incremental Facility in the calculation of the Total Net Leverage Ratio), the Total Net Leverage Ratio shall not be greater than 3.00:1.00 (“Incremental Unlimited Prong”) (collectively, the “Incremental Facility Increase Amount”).

(g)                Incremental Equivalent Debt. In addition, the Borrower may utilize any portion of the Incremental Facility Increase Amount in effect at such time to issue or incur Indebtedness consisting of term loans (whether pari passu, subordinated in right of payment to the Obligations, unsecured or secured by Liens ranking junior or subordinate to the Liens securing the Obligations) or notes (whether pari passu, subordinated in right of payment to the Obligations, unsecured or secured by Liens ranking junior or subordinate to or pari passu with the Liens securing the Obligations) or any bridge facility, in each case in respect of the issuance of notes, issued in (A) a public offering, Rule 144A and/or other private placement and/or (B) a bridge facility or a syndicated loan financing or otherwise in lieu of an Incremental Term Facility (“Incremental Equivalent Debt”); provided that (i) only if such Incremental Equivalent Debt is in the form of term loans or notes that are pari passu with the Initial Term Loans in right of payment and with respect to security and, if such Incremental Equivalent Debt were incurred as an Incremental Facility, would have triggered the MFN Adjustment, the MFN Adjustment shall apply, (ii) such Incremental Equivalent Debt (x) to the extent such Incremental Equivalent Debt is pari passu to the Initial Term Loans in right of payment and with respect to security, does not mature earlier than the Latest Maturity Date of the existing Term Loans, (y) to the extent such Incremental Equivalent Debt is junior to the Initial Term Loans in right of payment or with respect to security (including by being unsecured), does not mature earlier than 91 days following the Latest Maturity Date applicable to the Initial Term Loans, and (z) does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity applicable to the existing Term Loans (provided that the requirement of this subclause (ii) shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility, so long as the long-term indebtedness into which such customary bridge facility is to be converted satisfies this subclause (ii)), (iii) such Incremental Equivalent Debt shall not be guaranteed by any Person that is not a Credit Party (unless such Person shall substantially concurrently become a Credit Party hereunder pursuant to Section 5.10), (iv) if secured, such Incremental Equivalent Debt (x) is not secured by any assets not securing the Loans (unless such assets shall substantially concurrently become a part of the Collateral) and (y) is subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Borrower, (v) no Event of Default shall have occurred and be continuing (provided that, solely with respect to any Incremental Equivalent Debt incurred in connection with a Limited Condition Transaction, (x) no Event of Default shall exist at the time of execution of the definitive documentation for such Limited Condition Transaction and (y) no Specified Event of Default shall exist at the time that such Incremental Equivalent Debt is effective hereunder), (vi) any Incremental Equivalent Debt that is (x) pari passu with the Initial Term Loans in right of payment and with respect to security may provide for the ability to participate (1) on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments and (2) on a pro rata basis or less than pro rata basis (or greater than pro rata basis with respect to prepayments constituting permitted refinancings) in any mandatory prepayments, in each case, of the Term Loans and (y) junior to the Initial Term Loans in right of payment or with respect to security may provide for the ability to participate on a less than pro rata basis in any voluntary and/or mandatory prepayments of the Term Loans, but shall not be on a pro rata or greater than pro rata basis; provided that any unsecured Incremental Equivalent Debt shall not share in any voluntary or mandatory prepayments of the Term Loans and (vii) the other terms and conditions (excluding pricing, interest rate margins, interest rate floors, discounts, fees, premiums, maturity and prepayment or redemption terms), if not substantially consistent with the terms of the existing Term Loans, are as otherwise reasonably satisfactory to the Administrative Agent (it being understood that (A) terms not substantially consistent with the existing Term Loans that are applicable only after the Latest Maturity Date at such time will be deemed to be satisfactory to the Administrative Agent, (B) terms contained in such Incremental Equivalent Debt that are, taken as a whole, more favorable to the lenders or the agent of such Incremental Equivalent Debt and are substantially concurrently conformed (or added) to the Credit Documents for the benefit of the lenders under the existing Term Loans or the Administrative Agent, as applicable, will be deemed to be satisfactory to the Administrative Agent and (C) terms contained in such Incremental Equivalent Debt that reflect then current market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower in good faith) will be deemed to be satisfactory to the Administrative Agent) (provided that, to the extent that any financial maintenance covenant is added for the benefit of such Incremental Equivalent Debt, no consent shall be required from the Administrative Agent or any of the Lenders if such financial maintenance covenant is either (a) also added for the benefit of the Lenders under the Credit Documents or (b) only applicable after the Latest Maturity Date at such time).

(h)                This Section 2.22 shall supersede any provisions in Section 2.11 or Section 9.1 to the contrary.

Section 2.23               Refinancing Amendments; Maturity Extension.

(a)                At any time after the Closing Date, provided that no Event of Default has occurred and is continuing or would result therefrom, the Borrower may obtain, from any Lender and/or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement or (ii) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement, in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.23 shall be in an aggregate principal amount that is (x) not less than $10.0 million in the case of Other Term Loans or $5.0 million in the case of Other Revolving Loans and (y) an integral multiple of $1.0 million in excess thereof (unless such amount represents the total outstanding amount of the Refinanced Debt). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section; provided that, for the avoidance of doubt, no such Refinancing Amendment shall amend, modify or otherwise affect the rights or duties of any Issuing Lender or the Swing Line Lender without the prior written consent of such Issuing Lender or the Swing Line Lender, as applicable. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided  however that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. To the extent reasonably requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent, together with the applicable Refinancing Amendment, (A) documents, opinions and certificates of the type referred to in Section 4.1(b), Section 4.1(c) and Section 4.1(g) and (B) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Lenders are provided with the benefit of the applicable Credit Documents.

(b)             Extension of Term Loans; Extension of Revolving Loans.

(i)               Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled Term Maturity Date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are intended to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided however that at no time shall there be Classes of Extended Term Loans and Refinancing Term Facilities hereunder which have more than five (5) different Maturity Dates; (ii) the all-in yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the all-in yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the Maturity Date of the Initial Term Loans, unless such optional prepayment is accompanied by a pro rata optional prepayment of the Initial Term Loans; provided however that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) such Extended Term Loans of any given Term Loan Extension Series at the time of establishment thereof do not mature earlier than the Maturity Date of the Existing Term Loan Tranche, (C) such Extended Term Loans of any given Term Loan Extension Series at the time of establishment thereof do not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity applicable to the Existing Term Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans that are (x) pari passu with the Initial Term Loans in right of payment and with respect to security may provide for the ability to participate (1) on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments and (2) on a pro rata basis or less than pro rata basis (or greater than pro rata basis with respect to prepayments constituting permitted refinancings) in any mandatory prepayments, in each case, of the Term Loans and (y) junior to the Initial Term Loans in right of payment or with respect to security may provide for the ability to participate on a less than pro rata basis in any voluntary and/or mandatory prepayments of the Term Loans, but shall not be on a pro rata or greater than pro rata basis; provided that any unsecured Extended Term Loans shall not share in any voluntary or mandatory prepayments of the Term Loans. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto, if any, shall be proportionately increased). Each request for a Term Loan Extension Series of Extended Term Loans proposed to be incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $10.0 million (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrower may impose an Extension Minimum Condition with respect to any Term Loan Extension Request, which may be waived by the Borrower in its sole discretion.

(ii)              Extension of Revolving Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the scheduled Revolving Maturity Date(s) with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”, and any Loans made pursuant thereto, “Extended Revolving Loans” and, together with the Extended Term Loans, the “Extended Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Commitments under the Existing Revolver Tranche from which such Extended Revolving Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Commitments may be delayed to a later date than the Maturity Date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided however that at no time shall there be Classes of Extended Revolving Commitments and Other Revolving Commitments hereunder which have more than five (5) different Maturity Dates; (ii) the all-in yield with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the all-in yield for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments); and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments and commitment reductions thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Commitments and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving Commitments of the applicable Existing Revolver Tranche); provided further that (A) no Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) such Extended Revolving Commitments of any given Revolver Extension Series at the time of establishment thereof do not mature earlier than the Maturity Date of the Existing Revolver Tranche and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each request for a Revolver Extension Series of Extended Revolving Commitments proposed to be incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $5.0 million (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrower may impose an Extension Minimum Condition with respect to any Revolver Extension Request, which may be waived by the Borrower in its sole discretion.

(iii)             Extension Request. The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be reasonably agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable. In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Loan Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(iv)             Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.23(b)(i) or (b)(ii) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject, to the extent reasonably requested by the Administrative Agent, to the receipt by the Administrative Agent of (i) documents, opinions and certificates of the type referred to in Section 4.01(b), Section 4.01(c) and Section 4.01(d) and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extending Term Lenders or Extended Revolving Lenders, as applicable, are provided with the benefit of the applicable Credit Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.2(a)(ii) with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension Amendment (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.2(a)(ii), (iii) modify the prepayments set forth in Section 2.7 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) address technical issues relating to funding and payments and (v) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(v)              No conversion or extension of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.23 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(c)            This Section 2.23 shall supersede any provisions in Section 2.11 or Section 9.1 to the contrary.

Section 2.24           MIRE Events.

Each of the parties hereto acknowledges and agrees that, (a) if there are any Mortgaged Properties, any increase, extension or renewal of any of the Commitments or Loans (including the provision of incremental credit facilities hereunder pursuant to Section 2.22 or otherwise (each, a “MIRE Event”), but excluding (i) any continuation or conversion of Loans under Section 2.9, (ii) the making of any Revolving Loans or Swingline Loans or (iii) the issuance, renewal or extension of Letters of Credit) and (b) the addition of any Mortgage Properties, shall in each case be subject to (and conditioned upon) the prior delivery of all Flood Insurance Documents with respect to (x) all existing such Mortgaged Properties in the case of clause (a) above and (y) the additional Mortgaged Properties in the case of clause (b) above.

Article III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Borrower hereby represents and warrants to the Administrative Agent and to each Lender that:

Section 3.1              Financial Condition.

(a)            The Historical Financial Statements:

(i)               were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and

(ii)              fairly present in all material respects the financial position of the Borrower and its Subsidiaries, as applicable, as of the date thereof (subject, in the case of the unaudited financial statements, to normal year-end adjustments and the absence of footnotes) and results of operations for the period covered thereby.

(b)                The five-year projections of the Borrower and its Subsidiaries (prepared on an annual basis for the term of this Agreement) delivered to the Lenders on or prior to the Closing Date have been prepared in good faith based upon assumptions believed to be reasonable at the time in light of the conditions existing at the time such projections were created; provided that (1) such projections are not a guaranty of future performance, (2) whether or not any such projections are in fact achieved will depend upon future events and conditions, some of which are not within the control of the Borrower or its Subsidiaries, and (3) actual results may vary from the projected results and such variations may be material.

Section 3.2                 No Material Adverse Effect.

Since December 31, 2020 (and, in addition, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements), there has been no event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3                 Corporate Existence; Compliance with Law; Patriot Act Information.

The Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) and its respective Registrations and Products are in compliance with all Requirements of Law, Organizational Documents, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.3 as of the Closing Date is the following information for each Credit Party: the exact legal name and any former legal names of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the business phone number, the organization identification number, the federal tax identification number and ownership information (e.g. publicly held or if private or partnership, the owners and partners of each of the Credit Parties).

Section 3.4                 Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority to enter into, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company, partnership or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5                 No Legal Bar; No Default.

The execution, delivery and performance by each Credit Party of the Credit Documents to which such Credit Party is a party, the borrowings thereunder and the use of the proceeds of the Loans (a) will not violate any Requirement of Law of any Credit Party, except for any violation which could not be reasonably expected to result in a Material Adverse Effect, (b) will not conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties or any material Contractual Obligation to which such Person is a party or by which any of its properties may be bound (except those as to which waivers or consents have been obtained) except for any violation which could not be reasonably expected to result in a Material Adverse Effect, and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or material Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens. Neither the Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its material Contractual Obligations. No Default or Event of Default has occurred and is continuing.

Section 3.6                 No Material Litigation.

Except as set forth on Schedule 3.6, no litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Restricted Subsidiaries or against any of its or their respective properties (a) with respect to the Credit Documents or any Extension of Credit or any of the Transactions, or (b) which could reasonably be expected to have a Material Adverse Effect. No permanent injunction, temporary restraining order or similar decree has been issued against the Borrower or any of its Restricted Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.7                 Investment Company Act; etc.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Public Utility Holding Company Act of 2005 or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.8                  Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Federal Reserve Board as now and from time to time hereafter in effect. The Borrower and its Restricted Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 and the aggregate value of all “margin stock” owned by the Borrower and its Restricted Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9                 ERISA.

(a)                Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any ERISA Plan, and each ERISA Plan has complied in all material respects with the applicable provisions of ERISA and the Code except for any failures which could not be reasonably expected to result in a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any material liability that has remained underfunded, and no Lien in favor of the PBGC or an ERISA Plan has arisen, during such five year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such ERISA Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such ERISA Plan allocable to such accrued benefits by a material amount. Neither the Borrower, any Restricted Subsidiary nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan except for liabilities which could not be reasonably expected to result in a Material Adverse Effect.

(b)                None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.10               Environmental Matters.

(a)               The facilities and properties owned, leased or operated by the Borrower or any of its Restricted Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability on behalf of the Borrower or any Restricted Subsidiary under, any Environmental Law except for such non-compliance which could not be reasonably expected to result in a Material Adverse Effect.

(b)               The Properties and all operations of the Borrower and/or its Restricted Subsidiaries at the Properties are and have in the last five years been in compliance in all material respects, with all applicable Environmental Laws, except for any non-compliance which could not be reasonably expected to result in a Material Adverse Effect.

(c)               Neither the Borrower nor its Restricted Subsidiaries have received any material written or actual notice of material violation, alleged material violation, material non-compliance, material liability or potential material liability on behalf of the Borrower or any Restricted Subsidiary with respect to Environmental Laws regarding any of the Properties or the business operated by the Borrower or any of its Restricted Subsidiaries (the “Business”), nor does the Borrower have knowledge that any such notice will be received or is being threatened in writing.

(d)               Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability on behalf of the Borrower or any Restricted Subsidiary under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability on behalf of the Borrower or any Restricted Subsidiary under, any applicable Environmental Law except for such liabilities which could not be reasonably expected to result in a Material Adverse Effect.

(e)               No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened in writing, under any Environmental Law to which the Borrower or any Restricted Subsidiary is or to the knowledge of the Borrower will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)            There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Restricted Subsidiary in connection with the Properties or otherwise in connection with the Business, in material violation of or in amounts or in a manner that could give rise to material liability on behalf of the Borrower or any Restricted Subsidiary under Environmental Laws.

Section 3.11           Use of Proceeds.

The Borrower will use (a) the proceeds of (i) the Term Loans made on the Closing Date to finance the Transactions, (ii) the Revolving Loans made (x) on the Closing Date to pay any amount necessary to fund additional original issue discount and/or upfront fees pursuant to the Fee Letter and (y) after the Closing Date, and Letters of Credit issued after the Closing Date, to finance the working capital needs of the Borrower and its Restricted Subsidiaries and for general corporate purposes of the Borrower and its Restricted Subsidiaries, and for any other purpose not prohibited by the Credit Documents (including, without limitation, Permitted Acquisitions) and (b) the proceeds of any Incremental Facility to finance Permitted Acquisitions, Investments and Restricted Payments, in each case, permitted by the Credit Documents, and any other purpose not prohibited by the Credit Documents and to pay fees, costs and expenses incurred in connection therewith and otherwise for general corporate purposes.

The Borrower will not, directly or indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. (and any foreign counterpart thereto) or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Jurisdiction, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Arranger, Issuing Lender, Lender, underwriter, advisor, investor, or otherwise).

Section 3.12           Subsidiaries; Joint Ventures; Partnerships.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Borrower and its Restricted Subsidiaries as of the Closing Date. Information on the attached Schedule includes the following: (a) the number of shares of each class of Equity Interests of each Subsidiary outstanding and (b) the number and percentage of outstanding shares of each class of Equity Interests owned by the Borrower and its Restricted Subsidiaries. The outstanding Equity Interests of all such Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents and Permitted Liens). As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Restricted Subsidiary, except as contemplated in connection with the Credit Documents.

Section 3.13           Ownership.

Each of the Borrower and its Restricted Subsidiaries is the owner of, and has good and marketable title to or a valid leasehold interest in, all of its respective assets, which, together with assets leased or licensed by the Borrower and its Restricted Subsidiaries, represents all assets in the aggregate material to the conduct of the Business, and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens. The Borrower and each of its Restricted Subsidiaries enjoys peaceful and undisturbed possession under all of its leases and all such leases are valid and subsisting and in full force and effect.

Section 3.14           Consent; Governmental Authorizations.

No approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of Extensions of Credit by the Borrower or the making of the Guaranty hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).

Section 3.15           Taxes.

The Borrower and each of its Restricted Subsidiaries has filed, or caused to be filed, all income tax returns and all other material tax returns (federal, state, local and foreign) required to be filed and paid or made provision for payment of (a) all material federal, state, local and other taxes levied or imposed on their income which are due and payable and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. The Borrower does not have actual knowledge as of the Closing Date of any proposed tax assessments against it or any of its Restricted Subsidiaries.

Section 3.16           Collateral Representations.

(a)            Intellectual Property. Set forth on Schedule 3.16(a), as of the Closing Date, is a list of all registered Intellectual Property (including all applications for registration and issuance) owned by each of the Credit Parties or that each of the Credit Parties licenses on an exclusive basis (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Administrative Agent).

(b)           Pledged Debt. Set forth on Schedule 3.16(b), as of the Closing Date, is a description of all promissory notes and debt securities of any other Person owned by the Credit Parties on the Closing Date.

(c)            Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts and Uncertificated Investment Property. Set forth on Schedule 3.16(c), as of the Closing Date, is a description of all Deposit Accounts (as defined in the UCC), Electronic Chattel Paper (as defined in the UCC), Letter-of-Credit Rights (as defined in the UCC) in excess of $5.0 million, Securities Accounts (as defined in the UCC) and uncertificated Investment Property (as defined in the UCC) of the Credit Parties, including the name of (i) the applicable Credit Party, (ii) in the case of a Deposit Account, the depository institution and average amount held in such Deposit Account, (iii) in the case of Electronic Chattel Paper, the account debtor, (iv) in the case of Letter-of-Credit Rights, the issuer or nominated person, as applicable, and (v) in the case of a Securities Account or other uncertificated Investment Property, the Securities Intermediary or issuer and the average amount held in such Securities Account, as applicable.

(d)           Commercial Tort Claims. Set forth on Schedule 3.16(d), as of the Closing Date, is a description of all Commercial Tort Claims (as defined in the UCC) of the Credit Parties in excess of $5.0 million (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent).

(e)            Pledged Equity Interests. Set forth on Schedule 3.16(e), as of the Closing Date, is a list of (i) 100% (or, if less, the full amount owned by such Credit Party) of the issued and outstanding Equity Interests owned by such Credit Party of each Subsidiary (other than an Excluded Subsidiary), (ii) 65% (or, if less, the full amount owned by such Credit Party) of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% (or, if less, the full amount owned by such Credit Party) of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each first-tier CFC and FSHCO owned by such Credit Party and (iii) all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Security Documents.

(f)             Properties. Set forth on Schedule 3.16(f)(i), as of the Closing Date, is a list of all Mortgaged Properties (including the Credit Party owning such Mortgaged Property). Set forth on Schedule 3.16(f)(ii) is a list of (i) each headquarter location of the Credit Parties (and an indication if such location is leased or owned), (ii) each other location where any significant administrative or governmental functions are performed (and an indication if such location is leased or owned), (iii) each other location where the Credit Parties maintain any books or records (electronic or otherwise) (and an indication if such location is leased or owned) and (iv) each location where any personal property Collateral is located at any premises owned or leased by a Credit Party with a Collateral value in excess of $2,000,000 (and an indication whether such location is leased or owned).

Section 3.17           Solvency.

As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries on a consolidated basis does not exceed the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) and debts of the Borrower and its Subsidiaries on a consolidated basis, as they become absolute and matured in the ordinary course of business, (c) the capital of the Borrower and its Subsidiaries on a consolidated basis is not unreasonably small in relation to their business, on a consolidated basis, as contemplated as of the Closing Date, and (d) the Borrower and its Subsidiaries on a consolidated basis have not incurred and do not intend to incur, or believe that they will incur, debts including contingent obligations, beyond their ability to pay such debts as they become due in the ordinary course of business. For purposes of this Section 3.17, the amount of any contingent liability shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification 450).

Section 3.18           Compliance with FCPA.

Each of the Borrower and its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Borrower, its Subsidiaries, their respective directors or officers nor, to the knowledge of the Borrower, employees or any agent or other person acting on behalf of the Borrower or its Subsidiaries has (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Borrower or any of its Subsidiaries (or made by any person acting on its behalf of which the Borrower is aware) which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.

Section 3.19           [Reserved].

Section 3.20           [Reserved].

Section 3.21           Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Restricted Subsidiaries as of the Closing Date and none of the Borrower or its Restricted Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (b) has knowledge of any potential or pending strike, walkout or work stoppage. No unfair labor practice complaint is pending against the Borrower or any of its Restricted Subsidiaries. There are no strikes, walkouts, work stoppages or other material labor difficulty pending or to the Borrower’s knowledge, threatened in writing against the Borrower or any of its Restricted Subsidiaries.

Section 3.22            Accuracy and Completeness of Information.

(a)            All written factual information (other than (i) estimates, budgets, forecasts, pro forma data, financial projections and other forward-looking financial information concerning the Borrower and its Subsidiaries and (ii) other forward-looking information and any information of a general economic or industry specific nature) heretofore, contemporaneously or hereafter furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries to the Administrative Agent, the Arrangers or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any Transaction, when furnished and taken as a whole, is or will be true and accurate in all material respects and does not or, in the case of any such information made available after the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances in which such statements are made (giving effect to all supplements and updates thereto which shall be deemed to cure any prior inaccuracy). There is no fact now known to the Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Borrower and its Restricted Subsidiaries furnished to the Administrative Agent and the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and the Lenders.

(b)           As of the Closing Date, the information included in the Beneficial Ownership Certificate is true and correct in all respects other than immaterial typographical or clerical errors which do not impact the substance thereof.

Section 3.23           [Reserved].

Section 3.24           Insurance.

Subject to Section 5.15(e), the insurance coverage of the Borrower and its Restricted Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.24 as of the Closing Date and such insurance coverage complies with the requirements set forth in Section 5.5(b).

Section 3.25           Security Documents.

The Security Documents create valid and enforceable security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Credit Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, and the recordation of the Mortgage Instruments, in each case in favor of the Administrative Agent, on behalf of the Lenders, and (b) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession) perfected security interests and Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, prior to all other Liens other than Permitted Liens.

Section 3.26           Classification of Senior Indebtedness.

The Credit Party Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

Section 3.27           Anti-Terrorism Laws; OFAC Rules and Regulations.

(a)            Neither the Borrower, any of its Subsidiaries nor, to the knowledge of the Borrower, the Affiliates or respective officers, directors, brokers or agents of the Borrower, such Subsidiary or Affiliate (i) has violated any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)           Neither the Borrower, any of its Subsidiaries nor, to the knowledge of the Borrower, the Affiliates or respective officers, directors, employees, brokers or agents of the Borrower, such Subsidiary or Affiliate is a Person that is, or is owned or controlled by a Person that is, a Sanctioned Person.

(c)            Neither the Borrower, any of its Subsidiaries nor, to the knowledge of the Borrower, the Affiliates or respective officers, directors, brokers or agents of the Borrower, such Subsidiary or Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person, or in any Sanctioned Jurisdiction, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 3.28           [Reserved].

Section 3.29           [Reserved].

Section 3.30           [Reserved].

Section 3.31           Affected Financial Institution.

Neither the Borrower or any of its Subsidiaries is an Affected Financial Institution.

Section 3.32           Trade Relations.

There exists no actual or, to the Borrower’s knowledge, threatened in writing termination, cancellation or limitation of, or any modification or change in, the business relationship between the Borrower or any of its Restricted Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Borrower and its Restricted Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent the Borrower or any of its Restricted Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

Section 3.33           [Reserved]

Section 3.34           Health Care Laws and Permits.

(a)           Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Borrower and its Subsidiaries are in compliance with all applicable Health Care Laws.

(b)           Each of the Borrower and its Subsidiaries holds and is operating in material compliance with all Permits, except where the failure to hold or operate in material compliance with such Permits could not result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any written notice of proceedings relating to, and to the knowledge of Borrower there are no facts or circumstances that would reasonably be expected to lead to, the revocation, suspension, termination or modification of any such certificate Permit, except where such revocation, suspension, termination or modification of any such Permit has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           The Borrower and its Subsidiaries have not received any written notice or, to the knowledge of Borrower, other communication from any Governmental Authority, regarding any actual or alleged violation of, any applicable Health Care Law by Borrower or any of its Subsidiaries, except where such actual or alleged violation has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           No Included Product is the subject of, or subject to (as applicable), any recall, market withdrawal or seizure, or any warning letter or other written communication from any Governmental Authority to the Borrower or any of its Subsidiaries requiring such action or asserting that an Included Product fails to comply with applicable law, except where such action, letter or communication has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither Borrower nor any Subsidiary has received written notification from any Governmental Authority that an Included Product fails to comply with applicable Law, which failure would reasonably be expected to result in sanctions or adversely affect the Permits of the Borrower and its Subsidiaries’ facilities, except where such sanctions or adverse effect on the Permits have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.35           Regulatory Matters.

(a)            To the knowledge of the Borrower, neither the FDA nor other Governmental Authority is considering limiting, suspending, or revoking any Registrations or changing the marketing classification or labeling or other significant parameter affecting the Products of the Borrower or any of its Subsidiaries in any manner that could be reasonably expected to result in a Material Adverse Effect. To the knowledge of the Borrower, no event has occurred or condition or state of facts exists which could constitute a breach or default, or could cause revocation or termination of any material Registrations. To the knowledge of the Borrower, any third party that is a manufacturer or contractor for the Borrower or any of its Subsidiaries is in compliance with all Registrations required by the FDA or comparable Governmental Authority and all Public Health Laws insofar as they reasonably pertain to the Products of the Borrower and its respective Subsidiaries, except for any failures that could be reasonably expected to result in a Material Adverse Effect.

(b)           Since January 1, 2021, neither the Borrower nor any of its Subsidiaries has received a written warning letter, notice of violation letter, consent decree, request for information or other material notice, response or commitment made to or with a Governmental Authority with respect to Regulatory Matters.

(c)            As of the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries is undergoing any material inspection related to Regulatory Matters, or any other Governmental Authority investigation.

(d)           During the period of three (3) calendar years immediately preceding the Closing Date, the Borrower does not have any knowledge that it or any of its Restricted Subsidiaries has, nor has it or any of its Restricted Subsidiaries received written notice that it has, introduced into commercial distribution any Products manufactured by or on behalf of the Borrower or any of its Restricted Subsidiaries or distributed any products on behalf of another manufacturer that were upon their shipment by the Borrower or any of its Restricted Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331, and adverse determination with respect to which would result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any material written notice from any Governmental Authority alleging material noncompliance with any Requirement of Law. No Product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution, or commercialization activity, and, to the knowledge of the Borrower, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any Product; (ii) a material change in the labeling of any Product suggesting a compliance issue; or (iii) a termination, seizure or material suspension of manufacturing, researching, distributing or marketing of any Product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any Product are pending or to the knowledge of the Borrower threatened in writing against the Borrower or any of its Restricted Subsidiaries.

(e)            As of the date hereof, neither the Borrower nor any of its Subsidiaries nor any of their respective officers, directors or employees, nor to the knowledge of the Borrower, any of their agents or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) have received written notice from the FDA or any other Governmental Authority with respect to debarment or disqualification of any Person that could reasonably be expected to have, in the aggregate, a Material Adverse Effect. As of the date hereof, neither the Borrower nor any of its Subsidiaries nor any of their respective officers, directors or employees, nor to the knowledge of the Borrower, any of their agents or contractors have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law.

(f)            The Borrower and each of its Subsidiaries is in material compliance with the written procedures, record-keeping and reporting requirements required by the FDA or any comparable Governmental Authority pertaining to the reporting of adverse events and recalls involving the Products.

Article IV

CONDITIONS PRECEDENT

Section 4.1             Conditions to Closing Date.

This Agreement shall become effective upon, and the obligation of each Lender to make the initial Extensions of Credit on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)            Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a duly executed Revolving Loan Note, (iii) for the account of each Term Loan Lender requesting a promissory note, a duly executed Term Loan Note, (iv) for the account of the Swingline Lender requesting a promissory note, the Swingline Loan Note, (v) counterparts of the Security Agreement and the Pledge Agreement, in each case conforming to the requirements of this Agreement and executed by duly authorized officers of the Credit Parties or other Person, as applicable.

(b)           Authority Documents. The Administrative Agent shall have received the following:

(i)             Articles of Incorporation/Charter Documents. Original certified articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii)            Resolutions. Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the Transactions and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)           Bylaws/Operating Agreement. A copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)          Good Standing. Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v)           Incumbency. An incumbency certificate of each Authorized Officer of each Credit Party certified by an officer (pursuant to an officer’s certificate in substantially the form of Exhibit 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c)            Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Borrower, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(d)           Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i)               (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien and judgment searches;

(ii)              completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)             subject to the Perfection Requirements, stock or membership certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement and undated stock or transfer powers duly executed in blank;

(iv)             duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral; and

(v)              a completed Perfection Certificate dated the Closing Date and signed by a an Authorized Officer of the Borrower, together with all attachments contemplated thereby;

(vi)             subject to the Perfection Requirements and to the extent required to be delivered pursuant to the terms of the Security Documents, all instruments, documents and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral.

(e)            The Specified Representations shall be true and correct in all material respects (or, in the case of Specified Representations qualified by materiality, in all respects).

(f)             The Specified Acquisition Agreement Representations shall be true and correct to the extent required by the terms of the definition thereof.

(g)            Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer or other Authorized Officer approved by the Administrative Agent of the Borrower as to the financial condition, solvency and related matters of the Borrower and its Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1(g) hereto.

(h)            Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date.

(i)             Refinancing. The Refinancing shall be consummated substantially simultaneously with the initial borrowing under the Initial Term Loan on the Closing Date.

(j)             Financial Statements. The Administrative Agent and the Lenders shall have received copies of the Historical Financial Statements and the Pro Forma Financial Statements.

(k)            No Material Adverse Effect. Since December 31, 2020, there has been no development, change, event or occurrence that, individually or in the aggregate has had, or is reasonably likely to have, a Company Material Adverse Effect.

(l)            Closing Certificate. The Administrative Agent shall have received a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date, substantially in the form of Exhibit 4.1(l) certifying as to satisfaction of the conditions referred to in Section 4.1 (e), (f), (k) and (m).

(m)           Acquisition. The Administrative Agent shall be reasonably satisfied with the Acquisition Agreement on the date of execution thereof (it being understood and agreed and the Administrative Agent is satisfied with the form of the Acquisition Agreement provided to counsel to the Arrangers on March 8, 2021). The Acquisition shall be consummated substantially contemporaneously with the initial borrowing under the Initial Term Loan on the Closing Date, in accordance in all material respects with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers by the Borrower (or any of its affiliates) thereto that are materially adverse to the interests of the Administrative Agent without the prior consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed (it being understood that (a) any reduction in the purchase price of, or consideration for, the Acquisition under the Acquisition Agreement shall be deemed to be not materially adverse to the interests of the Administrative Agent so long as any reduction (i) is not greater than 10% of the purchase price and (ii) shall reduce the size of the Term Facility on a dollar for dollar basis and (b) any waivers, modifications, consents or amendments to the definition of “Company Material Adverse Effect” or the “Xerox” provisions in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Administrative Agent ).

(n)           Patriot Act, Beneficial Ownership Regulation, etc. So long as requested at least ten (10) business days prior to the Closing Date, the Administrative Agent shall have received:

(i)              at least three (3) Business Days prior to the Closing Date, documentation and other information requested by the Administrative Agent in order to comply with requirements of the Patriot Act, applicable “know your customer” and anti-money laundering rules and regulations.

(ii)             at least three (3) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower as required by 31 C.F.R. § 1010.2.

(o)          Fees and Expenses. The Administrative Agent and the Lenders shall have received all fees and out-of-pocket expenses, if any, owing pursuant to the Fee Letter and Section 2.5 substantially simultaneously with the initial borrowing under the Term Facility (which amounts may, at the option of the Borrower, be offset against the proceeds of the Term Loans) to the extent (in the case of expenses) invoiced at least three (3) Business Days prior to the Closing Date.

(p)           Flood Insurance Documents. The Administrative Agent shall have received the Flood Insurance Documents with respect to each Mortgaged Property.

(q)           Real Property. The Administrative Agent shall have received, for each Mortgaged Property, (i) a duly executed and acknowledged Mortgage Instrument in favor of the Administrative Agent, (ii) a Survey, (iii) a Title Policy and (iv) such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, in each case in form and substance reasonably acceptable to the Administrative Agent.

Notwithstanding anything in this Agreement, any other Credit Document or any other documentation governing the Transactions to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability and/or initial funding of the Loans on the Closing Date will be (i) the Specified Acquisition Agreement Representations and (ii) the Specified Representations, and (b) the terms of the Credit Documents shall be in a form such that they do not impair the availability and/or initial funding of the Facilities on the Closing Date if the conditions set forth in this Section 4.1 are satisfied (or waived by the Administrative Agent) (it being understood and agreed that (I) to the extent any lien search or security interest in the Collateral (other than any Collateral the security interest in which may be perfected by satisfying the Perfection Requirements) is not or cannot be provided and/or perfected on the Closing Date after the Credit Parties’ use of commercially reasonable efforts to do so, without undue burden or expense, the provision and/or perfection of such security interest(s) will not constitute a condition precedent to the availability and/or initial funding of the Loans on the Closing Date, but such lien search and/or security interest(s) will be required to be provided and/or perfected after the Closing Date pursuant to Section 5.15(e) and (II) there are no conditions (express or implied) to the availability and/or initial funding of the Loans on the Closing Date, including compliance with the terms of the Commitment Letter, the Fee Letter or the Credit Documents, other than those that are expressly set forth in this Section 4.1, and such conditions shall be subject in all respects to the provisions of this paragraph).

Without limiting the generality of the provisions of Section 8.5, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2             Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)           Representations and Warranties. Subject to an LCT Election, the representations and warranties made by the Credit Parties herein, in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b)           No Default or Event of Default. Subject to an LCT Election, no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)            Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.

(d)         Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to such Extension of Credit.

(e)          Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(f)          Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender’s LOC Obligations.

(g)         Additional Conditions to Swingline Loans. If a Swingline Loan is requested, (i) all conditions set forth in Section 2.4 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender’s in respect of its Swingline Commitment.

(h)         Incremental Facilities. If a Revolving Facility Increase or an Incremental Term Facility is requested, all conditions set forth in Section 2.22 shall have been satisfied

(i)           Refinancing Facilities. If a Refinancing Revolving Facility or a Refinancing Term Facility is requested, all conditions set forth in the definition of Credit Agreement Refinancing Indebtedness shall have been satisfied; provided, that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Credit Agreement Refinancing Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Credit Agreement Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of such definition shall be conclusive evidence thereof unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees).

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (g), as applicable, have been satisfied.

Article V

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c)  the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash (other than contingent indemnification obligations for which no claim has been made), the Borrower shall, and shall cause each of its Restricted Subsidiaries, to:

Section 5.1             Financial Statements.

Furnish to the Administrative Agent (who shall provide a copy to each of the Lenders):

(a)         Annual Financial Statements. As soon as available and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such fiscal year, which shall be audited by and accompanied by an opinion from Eisner Amper LLP or another firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception (except with respect to or as a result of impending maturity of the Loans becoming due and payable by its terms, any change in accounting practices or policies due to changes in GAAP that is required or approved by such auditors or any prospective non-compliance with the Financial Covenants then in effect); provided that the financial statements required pursuant to this Section 5.1(a) shall be delivered with customary “management’s discussion and analysis of the financial condition and results of operations” with respect to the periods covered by such financial statements;

(b)         Quarterly Financial Statements. As soon as available and in any event no later than forty-five (45) days after the end of each fiscal quarter of the Borrower (excluding the last fiscal quarter of the Borrower’s fiscal year), a copy of the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such period and related Consolidated statements of income and retained earnings and of cash flows for the Borrower and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year; provided that the financial statements required pursuant to this Section 5.1(b) shall be delivered with customary “management’s discussion and analysis of the financial condition and results of operations” with respect to the periods covered by such financial statements; and

(c)         Unrestricted Subsidiary Consolidating Information. Simultaneously with the delivery of each set of Consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above for any Restricted Group Reporting Period, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may in any case be in footnote form only) from such Consolidated financial statements.

(d)        Annual Operating Budget and Cash Flow. As soon as available, but in any event within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2021, a copy of the detailed annual operating budget or plan including cash flow projections of the Borrower and its Subsidiaries for the next four fiscal quarter period prepared on a monthly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements delivered pursuant to subsections (a) and (b) above shall present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied throughout the periods reflected therein (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the absence of footnotes) and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in GAAP as provided in Section 1.3(b) since the date of the Historical Financial Statements that had a material impact on such financial statements.

So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower may satisfy its obligation under Section 5.2(b) and to deliver the financial statements referred to in clauses (a) and (b) above by delivering such information or financial statements by electronic mail to such e-mail address as the Administrative Agent (who shall provide a copy to the Lenders) shall have provided to the Borrower from time to time; provided, that such information and financial statements shall be deemed to have been delivered on the date on which the Borrower posts such information or financial statements, or provides a link thereto, on the Borrower’s website on the Internet     at https://investor.anipharmaceuticals.com/financials/sec-filings/default.aspx (or any new address identified by the Borrower) or at http://www.sec.gov.

Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and each Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing. The Borrower hereby agrees that it will use commercially reasonable efforts to specifically label “Private — Contains Non-Public Information” that portion of the Borrower Materials delivered in connection with this Agreement that will contain any MNPI (although it may be sensitive and proprietary) concerning the Borrower or its Affiliates or the respective securities of any of the foregoing (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be required to be treated as set forth in Section 9.28).

Section 5.2             Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a)            Compliance Certificate. Together with the delivery of financial statements under Section 5.1(a) or (b), a certificate of the Chief Financial Officer (or Authorized Officer performing the duties customarily performed by the Chief Financial Officer) substantially in the form of Exhibit 5.2(a) hereto or any other form reasonably approved by the Administrative Agent (a “Compliance Certificate”) (i) certifying as to whether a Default or an Event of Default has occurred and, if a Default or an Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations of Consolidated EBITDA and the Total Net Leverage Ratio, in each case, as of the last day of the fiscal year or fiscal quarter to which such financial statements relate and for the Test Period ending on such date and a calculation of the Financial Covenants and, in the case of financial statements delivered under Section 5.1(a) above, beginning with the financial statements for the fiscal year ending December 31, 2022, of Excess Cash Flow for such fiscal year and (iii) setting forth a list identifying each Subsidiary of the Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary and identifying any Restricted Subsidiary that has become, or ceased to be, a Material Subsidiary or an Excluded Subsidiary, in each case, as of the date of delivery of such Compliance Certificate or confirming that there has been no change in such information since the date of delivery of the most recent Compliance Certificate delivered hereunder.

(b)           Reports; SEC Filings; Regulatory Reports; Press Releases; Etc. Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional or non-material nature) and other financial information which the Borrower sends to its shareholders, (ii) copies of all reports and all registration statements and prospectuses, if any, which any Credit Party may make to, or file with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority, (iii) all material regulatory reports and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties.

(c)            General Information. Promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3             Payment of Taxes and Other Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its federal and other material taxes that are due and payable and (b) all of its other material obligations and material liabilities of whatever nature in accordance with industry practice and (c) any additional material costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, obligations and liabilities, except when the amount or validity of any such taxes, obligations and liabilities is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its applicable Restricted Subsidiaries.

Section 5.4             Conduct of Business and Maintenance of Existence.

Except as expressly permitted under Section 6.4, continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate or other formative existence and good standing, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and to maintain its goodwill and comply with all Contractual Obligations and Requirements of Law.

Section 5.5             Maintenance of Property; Insurance.

(a)            Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence and casualty resulting in a Recovery Event excepted).

(b)           Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named (i) as lenders’ loss payee, as its interest may appear with respect to any property insurance, and (ii) as additional insured, as its interest may appear, with respect to any such liability insurance, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or ten (10) days in the case of non-payment) prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Borrower or any of its Restricted Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.

(c)            In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.

(d)           If any Mortgaged Property is at any time a Flood Hazard Property, then the Borrower shall, or shall cause each applicable Credit Party to, provide to the Administrative Agent the Flood Insurance Documents with respect to such Mortgaged Property. The Administrative Agent shall provide to the Secured Parties copies of the Flood Insurance Documents (including any Flood Insurance Documents delivered in connection with a MIRE Event), to the extent received from the Borrower. The Administrative Agent agrees to request such Flood Insurance Documents at the request of any Secured Party. Unless the Borrower provides the Administrative Agent with the Flood Insurance Documents, the Administrative Agent may purchase Flood Insurance meeting the requirements of clause (iii) of the definition of “Flood Insurance Documents” at the Borrower’s expense to protect the interests of the Administrative Agent and the Secured Parties. The Borrower and each other Credit Party shall cooperate with the Administrative Agent in connection with compliance with the Flood Insurance Laws, including by providing any information reasonably required by the Administrative Agent (or by any Secured Party through the Administrative Agent) in order to confirm compliance with the Flood Insurance Laws.

(e)          If the Administrative Agent shall receive written notice of a Flood Redesignation with respect to any Mortgaged Property, the Administrative Agent shall obtain a completed Flood Hazard Determination with respect to the applicable Mortgaged Property, and the applicable Credit Party shall provide to the Administrative Agent the Flood Insurance Documents with respect to such Mortgaged Property by not later 45 days after the date of the Flood Redesignation or any earlier date required by the Flood Laws.

Section 5.6             Maintenance of Books and Records.

Keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities.

Section 5.7             Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender):

(a)            promptly after the Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)         promptly, any litigation, or any investigation or proceeding known or threatened in writing to any Credit Party (i) affecting the Borrower or any of its Restricted Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $10,000,000 or involving injunctions or requesting injunctive relief by or against the Borrower or any Restricted Subsidiary, (ii) affecting or with respect to this Agreement, any other Credit Document or any security interest or Lien created thereunder, (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iv) by any Governmental Authority relating to the Borrower or any Restricted Subsidiary thereof and alleging fraud, deception or willful misconduct by such Person;

(c)          as soon as possible and in any event within thirty (30) days after the Borrower knows thereof: (i) the occurrence of any Reportable Event with respect to any ERISA Plan, a failure to make any required contribution to an ERISA Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or an ERISA Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any ERISA Plan;

(d)                promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect;

(e)                (i) prompt written notice of any warning letter (or letter of similar effect or import) from the FDA received by any Person (to the knowledge of the Borrower in the case of a person that is not the Borrower or a Subsidiary) seeking the withdrawal, recall, suspension, import detention or seizure of any Product in excess of $10,000,000 or which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; and

(f)                 promptly, any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certification.

Each notice pursuant to this Section shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8               Environmental Laws.

(a)                Comply in all material respects with all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b)               Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with in all material respects all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings.

Section 5.9               Financial Covenants.

(a)               Total Net Leverage Ratio. (i) With respect to the Term Loan Facility and the Revolving Facility, as of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending on or about March 31, 2022), not permit the Total Net Leverage Ratio to exceed 4.75 to 1.00 (the “Term and Revolver Financial Covenant”) and (ii) with respect to the Revolving Facility only, except with the consent of the Required Revolving Lenders, as of the last day of each fiscal quarter of the Borrower (A) during the period beginning on October 1, 2022 and ending on September 30, 2023, not permit the Total Net Leverage Ratio to exceed 4.50 to 1.00 and (B) for all periods thereafter, not permit the Total Net Leverage Ratio to exceed 4.25 to 1.00 (the financial covenant set forth in this clause (ii), the “Revolver Financial Covenant” and, together with the Term and Revolver Financial Covenant, collectively, the “Financial Covenants”).

(b)                Specified Equity Contribution. Notwithstanding the above, the parties hereto acknowledge and agree that, solely for purposes of calculations made in determining compliance with this Section 5.9, any cash equity contribution (which equity shall be Qualified Equity Interests or other Equity Interests having terms reasonably satisfactory to the Administrative Agent (but excluding Disqualified Equity Interests)) made to the Borrower by the holders of its Equity Interests following the request therefor by the Borrower during the fiscal quarter or on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered with respect to a fiscal year pursuant to Section 5.1(a) or a fiscal quarter pursuant to Section 5.1(b), as applicable (such date, the “Cure Expiration Date”), will be deemed to increase, dollar for dollar, Consolidated EBITDA for the purposes of determining compliance with the Financial Covenants contained herein at the end of such fiscal year or fiscal quarter and each applicable subsequent period (any such equity contribution, a “Specified Equity Contribution”); provided that (i) in any four (4) fiscal quarter period, there shall be at least two (2) fiscal quarters in respect of which no Specified Equity Contribution is made, (ii) there shall not be more than five (5) Specified Equity Contributions made during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenants set forth above, (iv) the amount of any Indebtedness repaid with the proceeds of the Specified Equity Contribution shall be disregarded for purposes of calculating the Financial Covenants set forth above for the fiscal quarter for which such Specified Equity Contribution is made and (v) a Specified Equity Contribution shall only be included in the computation of the Financial Covenants for purposes of determining compliance by the Borrower with this Section 5.9 and not for any other purpose under this Agreement (including, without limitation, any compliance with this Section 5.9 set forth in the definition of Permitted Acquisition and in the determination of the availability of any baskets set forth in Article V or Article VI). Upon the making of a Specified Equity Contribution, the Financial Covenants in this Section 5.9 shall be recalculated giving effect to the increase in Consolidated EBITDA; provided that nothing in this subsection shall waive any Default or Event of Default that exists pursuant to Section 5.9(a) until such recalculation. If, after giving effect to such recalculation, the Borrower is in compliance with the Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date and the applicable Default or Event of Default that had occurred shall be deemed waived and not to have occurred for all purposes of this Agreement and the other Credit Documents. Notwithstanding anything herein to the contrary, in the event that the Borrower fails to comply with the requirements of the Financial Covenants as of the last day of any fiscal quarter of the Borrower, until the receipt by the Borrower of the applicable Specified Equity Contribution (with notice of such receipt having been delivered to the Administrative Agent) or the waiver of all Events of Default, the Revolving Lenders shall have no obligations to make Revolving Loans, the Swing Line Lender shall have no obligations to make Swing Line Loans and the Issuing Lender(s) shall have no obligation to issue or amend Letters of Credit, pending actual receipt in immediately available funds of the applicable Specified Equity Contribution. Notwithstanding anything herein to the contrary, neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of the Administrative Agent, any Lender or any other Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any remedy solely on the basis of an Event of Default having occurred and being continuing with respect to the Financial Covenants, in each case, at any time prior to the expiration of the Cure Expiration Date (except to the extent that the Borrower has confirmed in writing that it does not intend to provide the Specified Equity Contribution).

Section 5.10            Additional Guarantors.

The Borrower will cause each of its Subsidiaries (other than Excluded Subsidiaries), whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Borrower shall give prompt notice to the Administrative Agent after creating a Subsidiary or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Borrower shall comply with the requirements of Section 5.12 and shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b) and (d) and, upon the reasonable request of the Administrative Agent, substantially the same documentation required pursuant to Sections 4.1(c).

Section 5.11            Compliance with Law.

Comply with its Organizational Documents and all Requirements of Law and orders (including Environmental Laws and Health Care Laws), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12            Pledged Assets.

(a)               Equity Interests. Each Credit Party will cause (a) 100% of the Equity Interests in each of its direct Subsidiaries (other than any Excluded Subsidiary) and (b) 65% of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of its direct Subsidiaries that are CFCs or FSHCOs, in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(b)               Personal Property. Subject to the terms of subsection (c) below, each Credit Party will cause all of its tangible and intangible personal property now owned or hereafter acquired by it (other than Excluded Assets (as defined in the Security Agreement)) to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Credit Party Obligations pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(c)               Real Property. To the extent otherwise permitted hereunder, if any Credit Party intends to acquire a fee ownership interest in any real property (“Real Estate”) after the Closing Date and such Real Estate has a Fair Market Value in excess of $5,000,000, it shall provide to the Administrative Agent within ninety (90) days of such acquisition (or such extended period of time as agreed to by the Administrative Agent) (i) a duly executed and acknowledged Mortgage Instrument and such other security documentation as the Administrative Agent may request to cause such fee ownership interest in Real Estate to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent, (ii) a Survey, (iii) a Title Policy and (iv) such other documentation as the Administrative Agent may reasonably request in connection with the foregoing (including, without limitation, customary legal opinions from local counsel for the Credit Parties in States in which such Real Estate is located), all in form and substance reasonably satisfactory to the Administrative Agent; provided, that no Credit Party shall pledge any Real Estate to the Administrative Agent unless and until each Lender has received at least forty-five (45) days prior written notice that such Real Estate shall become a Mortgaged Property.

Section 5.13            Designation of Subsidiaries.

The Borrower may designate any Subsidiary as of the Closing Date or subsequently acquired or organized Subsidiary as an “Unrestricted Subsidiary” and subsequently re- designate any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) both (i) immediately prior to giving effect to such designation or re-designation and any related transactions and (ii) on a Pro Forma Basis, immediately after giving effect to any such designation or re-designation and any related transactions, no Default or Event of Default shall have occurred and be continuing, (b) the Borrower shall be in compliance with each of the Financial Covenants then in effect calculated on a Pro Forma Basis after giving effect to such designation and (c) no Unrestricted Subsidiary may own or hold any Material Intellectual Property or other property necessary in the operation of the Borrower and its Restricted Subsidiaries business; provided that the Fair Market Value of such subsidiary at the time it is designated as an Unrestricted Subsidiary shall be treated as an Investment by the Borrower and any Indebtedness or Liens of such Subsidiary at the time it is designated as a Restricted Subsidiary must comply with Article VI.

Section 5.14            Anti-Corruption Laws, Etc.

The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the Beneficial Ownership Regulation, applicable Anti-Terrorism Laws, the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq. (and any foreign counterpart thereto) or any other applicable anti-corruption law and applicable Sanctions.

Section 5.15            Further Assurances and Post-Closing Covenants.

(a)               [Reserved].

(b)               [Reserved].

(c)               Visits and Inspections. The Credit Parties shall permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties (including the Collateral); inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants (provided that the Credit Parties shall be afforded the opportunity to participate in any discussions with such independent accountants), its business, assets, liabilities, financial condition, results of operations and business prospects; provided, that so long as no Event of Default has occurred and is continuing, no more than one such inspection or visit shall occur per calendar year and the Borrower shall only be required to pay for the reasonable out-of-pocket expenses of one such inspection or visit during a calendar year. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice. Notwithstanding anything to the contrary in this Section, none of the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third-party consent legally binding on the Borrower or its Restricted Subsidiaries or (iii) is subject to attorney, client or similar privilege or constitutes or includes attorney work-product.

(d)               Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts, provide or cause to be provided additional financial information or other information similar to what was provided pursuant to Section 4.1(n), in each case, with respect to the Credit Parties or any of their Subsidiaries and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

(e)               Post-Closing Covenant. The Credit Parties shall execute and deliver the documents and complete the tasks set forth on Schedule 5.15, in each case within the time limits specified on such schedule (or such later period of time as agreed to by the Administrative Agent in its sole discretion).

Section 5.16            Maintenance of Ratings.

The Borrower shall use commercially reasonable efforts to maintain (i) a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case, in respect of the Borrower and (ii) a public credit rating with respect to the Facilities from each of S&P and Moody’s, in all cases, without regard to the level of such ratings.

Section 5.17            Use of Proceeds.

The proceeds of the Extensions of Credit shall be used by the Borrower in accordance with Section 3.8 and Section 3.11.

Article VI

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) the Credit Party Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash (other than contingent indemnification obligations for which no claim has been made), that:

Section 6.1               Indebtedness.

The Borrower will not, nor will it permit any Restricted Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)               Indebtedness arising or existing under this Agreement and the other Credit Documents (including any Indebtedness incurred pursuant to Section 2.22 or Section 2.23);

(b)               Indebtedness of the Borrower and its Restricted Subsidiaries existing as of the Closing Date as referred to in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b) hereto) and any Permitted Refinancings thereof;

(c)               Indebtedness of the Borrower and its Restricted Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension; and (iii) the total amount of all such Indebtedness shall not exceed the greater of $10,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(d)                to the extent permitted pursuant to Section 6.5, unsecured intercompany Indebtedness among the Borrower and its Restricted Subsidiaries; provided that any such Indebtedness shall be (i) fully subordinated to the Credit Party Obligations hereunder on terms reasonably satisfactory to the Administrative Agent and (ii) to the extent required by the Administrative Agent, evidenced by promissory notes which shall be pledged to the Administrative Agent as Collateral for the Credit Party Obligations; provided, further, that the aggregate principal amount of such Indebtedness owing by any Restricted Subsidiary that is not a Credit Party to any Credit Party that is outstanding in reliance on this clause (d) shall not exceed the greater of $15,000,000 and 17.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(e)                Indebtedness and obligations owing under (i) Bank Products and (ii) other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)                 Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Restricted Subsidiary in a transaction permitted hereunder in an aggregate principal amount not to exceed the greater of $30,000,000 and 35% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding for all such Indebtedness; provided that (A) the Borrower shall be in compliance on a Pro Forma Basis with each of the Financial Covenants set forth in Section 5.9 hereof then in effect, recalculated for the most recently ended Test Period and (B) any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Restricted Subsidiary;

(g)                Indebtedness arising from agreements providing for indemnification and purchase price adjustment obligations or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or its Restricted Subsidiaries pursuant to such agreements, in connection with Dispositions, other sales of assets or Permitted Acquisitions;

(h)                Subordinated Debt or unsecured Indebtedness; provided that (i) the Total Net Leverage Ratio of the Borrower is not greater than 0.25 to 1.0 less than the then applicable level set forth in Section 5.9(a)(ii) (or prior to October 1, 2022, Section 5.9(a)(i)), calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and (ii) at the time such Indebtedness is incurred, no Event of Default shall exist or shall result therefrom;

(i)                 Credit Agreement Refinancing Indebtedness incurred in accordance with the terms of this Agreement;

(j)                 Guaranty Obligations in respect of Indebtedness of the Borrower or any Restricted Subsidiary to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section provided that (i) any such guarantee by the Borrower or Restricted Subsidiary of the Indebtedness of a Restricted Subsidiary that is not a Credit Party is otherwise permitted pursuant to Section 6.5, (ii) any such guarantee by a non-Credit Party is subject to the applicable non-Credit Party cap on the underlying Indebtedness in Section 6.1(d)(iii), (iii) no guarantee by any Restricted Subsidiary of any Subordinated Debt shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Credit Party Obligations and (iv) if the Indebtedness being guaranteed is contractually subordinated to the Credit Party Obligations, such guarantee shall be contractually subordinated to the guarantee of the Credit Party Obligations on terms at least as favorable (taken as a whole) to the Lenders as those contained in the subordination of such Indebtedness;

(k)                Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and other Indebtedness in respect of obligations under any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, return items, purchasing card, travel and entertainment card, credit or debit card, electronic funds transfer, automated clearing house transfers of funds and other cash management arrangements in the ordinary course of business;

(l)                 trade payables, accruals and accounts payable in the ordinary course of business (in each case to the extent not overdue) not for Funded Debt;

(m)              Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person in each case incurred in the ordinary course of business;

(n)                Indebtedness in respect of performance bonds, bid bonds, surety and (other than surety bonds required in connection with any 401(d) plan(s) maintained by the Borrower and its Restricted Subsidiaries) and similar obligations, not to exceed $2,000,000 in the aggregate at any time outstanding, in each case provided in the ordinary course of business;

(o)                Indebtedness consisting of insurance premiums accrued but not yet due;

(p)                (A) Incremental Equivalent Debt incurred in accordance with the terms of this Agreement and (B) any Permitted Refinancing thereof;

(q)                Indebtedness in respect of taxes, assessments or governmental charges which are permitted to be outstanding in accordance with the terms hereof;

(r)                 Indebtedness consisting of judgments not otherwise constituting an Event of Default;

(s)                 Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase or redeem Equity Interests of Borrower in an amount not to exceed $2,000,000 at any time outstanding;

(t)                 [reserved];

(u)                Indebtedness of joint ventures and/or Indebtedness incurred on behalf thereof or representing guarantees of Indebtedness of joint ventures in an amount not to exceed the greater of $10,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period at any time outstanding;

(v)                Contribution Indebtedness;

(w)              (i) Indebtedness arising out of Permitted Acquisitions and other Investments permitted to be made in accordance with Section 6.5 to the extent consisting of earnout obligations and other contingent acquisition consideration and (ii) unsecured Indebtedness in the form of Contingent Payments; provided that at the time any such Indebtedness is incurred, no Event of Default shall exist or shall result therefrom; and

(x)                (A) additional Indebtedness of the Borrower or any Restricted Subsidiary and (B) any Permitted Refinancing thereof; provided that the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (x) shall not exceed the greater of $20,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period.

Section 6.2               Liens.

The Borrower will not, nor will it permit any Restricted Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)                Liens created by or otherwise existing under or in connection with this Agreement or the other Credit Documents (including any Indebtedness incurred pursuant to Section 2.22 or Section 2.23) in favor of the Administrative Agent on behalf of the Secured Parties;

(b)                Liens in favor of a Bank Product Provider in connection with a Bank Product; provided that such Liens shall secure the Credit Party Obligations on a pari passu basis;

(c)                Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within one hundred eighty (180) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(d)                Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(e)                statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of such Liens is less than $2,000,000;

(f)                 pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(g)                deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)                easements, rights of way, restrictions and other similar encumbrances affecting real property which do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(i)                 Liens existing on the Closing Date and set forth on Schedule 1.1(b); provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon and (ii) the principal amount of the Indebtedness secured by such Lien shall not be extended, renewed, refunded or refinanced;

(j)                 any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in this definition (other than Liens set forth on Schedule 1.1(b)); provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(k)                Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(l)                 any reservation, covenant, zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(m)              restrictions on transfers of securities imposed by applicable Securities Laws;

(n)                Liens arising out of judgments or awards not resulting in an Event of Default; provided that the Borrower or the applicable Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, to the extent available;

(o)                any Lien securing Indebtedness permitted under Section 6.1(f) existing on any property or assets prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(p)                any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by the Borrower or any Restricted Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(q)                Liens in favor of the Administrative Agent, Issuing Lender and/or Swingline Lender to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(r)                 assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(s)                 Liens securing (i) Indebtedness permitted pursuant to Section 6.1(p) or (ii) Subordinated Debt permitted pursuant to Section 6.1(h); provided, that the Liens securing such Subordinated Debt are subordinated to the Liens securing the Credit Party Obligations pursuant to a subordination or intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(t)                 additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed the greater of $20,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period preceding the date of creation or incurrence of such Lien in the aggregate;

(u)                non-exclusive licenses or sublicenses of intellectual property granted by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v)                Liens on insurance premiums permitted under Section 6.1;

(w)              Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(x)                Liens in the nature of setoff, refund or chargeback in favor of counterparties to contractual arrangements with the Borrower or its Restricted Subsidiaries in the ordinary course of business.

Notwithstanding the foregoing, if the Borrower or any Restricted Subsidiary shall grant a Lien on any of its assets in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Secured Parties, to the extent such Lien has not already been granted to the Administrative Agent.

Section 6.3               Nature of Business.

The Borrower will not, nor will it permit any Restricted Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date; provided that the Borrower or any Subsidiary thereof may engage in any line of business that is similar, corollary, ancillary, incidental or complementary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Borrower or any subsidiary thereof as of the Closing Date.

Section 6.4               Consolidation, Merger, Purchase and Sale of Assets, etc.

The Borrower will not, nor will it permit any Restricted Subsidiary to,

(a)                dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets (each a “Disposition”) or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:

(i)             (A)     the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash, in each case so long as such Disposition is for Fair Market Value;

(ii)            the sale, transfer or other disposition of property or assets to an unrelated party not in the ordinary course of business where and to the extent that they are the result of a Recovery Event to the extent Net Cash Proceeds from such Recovery Event are reinvested or used to make mandatory prepayments pursuant to Section 2.7(b)(ii) or resulting from any condemnation or taking under power of eminent domain or similar proceeding;

(iii)           the sale, lease, transfer or other disposition for Fair Market Value of machinery, parts and equipment no longer used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(iv)          so long as no Event of Default shall exist or shall result therefrom, the (A) sale, lease or transfer of property or assets (1) from a Credit Party or a Subsidiary of a Credit Party to a Credit Party or (2) among Restricted Subsidiaries that are not Credit Parties or the (B) dissolution of (1) any Credit Party (other than the Borrower) to the extent any and all assets of such Credit Party are distributed to another Credit Party or (2) any Restricted Subsidiary that is not a Credit Party to the extent any and all assets of such Restricted Subsidiary are distributed to a Credit Party or another Restricted Subsidiary that is not a Credit Party;

(v)           the termination of any Hedging Agreement; provided, that no Event of Default shall exist or shall result therefrom;

(vi)          the sale, lease or transfer of property (including real property) or assets not to exceed $7,500,000 in the aggregate in any fiscal year; provided, that (A) the Borrower shall be in compliance on a Pro Forma Basis with each of the Financial Covenants set forth in Section 5.9 hereof then in effect, recalculated for the most recently ended fiscal quarter for which information is available, (B) such Disposition shall be for Fair Market Value and (C) no Event of Default shall exist or shall result therefrom;

(vii)          sales, transfers and dispositions of Accounts (as defined in the Security Agreement) in connection with the compromise, settlement or collection thereof;

(viii)        licenses of intellectual property granted in the ordinary course of business;

(ix)          lapse or termination of immaterial intellectual property that is no longer useful to its business; and

(x)            termination, surrender or sublease of a real estate lease in the ordinary course of business; and

(xi)           Dispositions of property for Fair Market Value to Persons other than the Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 6.4; provided that (i) with respect to any Disposition pursuant to this clause (xi) for a purchase price in excess of $7,500,000, the Borrower or a Restricted Subsidiary shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (i), (A) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary that are assumed by the transferee with respect to the applicable Disposition (or are otherwise extinguished by the transferee in connection with the transactions relating to such Disposition) and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), within 180 days following the closing of the applicable Disposition, shall be deemed to be cash, and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (xi) that is at that time outstanding, not in excess of $40,000,000, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash and (ii) the Net Cash Proceeds received in connection with any such Disposition shall be applied as (and to the extent) required by Section 2.7(b)(ii);

provided that with respect to sales of assets permitted hereunder only, the Administrative Agent shall be entitled, without the consent of any Lender, to release its Liens relating to the particular assets sold; or

(b)                effect any merger or consolidation, except for (i) Investments or acquisitions permitted pursuant to Section 6.5 so long as the Credit Party subject to such merger or consolidation is the surviving entity, (ii) (y) the merger or consolidation of a Restricted Subsidiary that is not a Credit Party with and into a Credit Party; provided that such Credit Party will be the surviving entity and (z) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation, (iii) the merger or consolidation of a Restricted Subsidiary that is not a Credit Party with and into another Restricted Subsidiary that is not a Credit Party and (iv) the Acquisition.

Section 6.5               Advances, Investments and Loans.

The Borrower will not, nor will it permit any Restricted Subsidiary to, make any Investment or contract to make any Investment except for the following (the “Permitted Investments”):

(a)                cash and Cash Equivalents;

(b)                Investments existing as of the Closing Date as set forth on Schedule 1.1(a);

(c)                extensions of trade credit in the ordinary course of business, including receivables owing to the Borrower or any of its Restricted Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)                Investments in and loans to any Credit Party;

(e)                loans and advances to officers, directors and employees in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law (including Sarbanes-Oxley);

(f)                 Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)                Permitted Acquisitions and the Acquisition;

(h)                Investments (i) by Credit Parties in Subsidiaries that are not Credit Parties in an aggregate amount not to exceed the greater of $15,000,000 and 17.5% of Consolidated EBITDA for the most recently ended Test Period preceding the date of such Investment at any one time outstanding, (ii) in joint ventures in an aggregate amount not to exceed the greater of $10,000,000 and 12.5% of Consolidated EBITDA for the most recently ended Test Period preceding the date of such Investment at any one time outstanding and (iii) in Subsidiaries that are not Credit Parties by other Subsidiaries that are not Credit Parties;

(i)                 Investments consisting of Bank Products to the extent permitted hereunder;

(j)                 additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that (i) such loans, advances and/or Investments made after the Closing Date pursuant to this clause shall not exceed an aggregate amount of the greater of $25,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period preceding the date of such Investment at any one time outstanding, and (ii) no Event of Default shall exist or shall result therefrom;

(k)                notes payable or stock or other securities issued by account debtors pursuant to negotiated agreements with respect to settlement of such account debtor’s Accounts (as defined in the Security Agreement) in the ordinary course of business;

(l)                 additional Investments in an aggregate outstanding amount not to exceed the Available Amount as of such date, so long as, no Event of Default has occurred and is continuing or would immediately result therefrom; provided that, solely to the extent that such Investment is made with any portion of the Available Amount described in clause (a) of the definition thereof, on a Pro Forma Basis, immediately after giving effect to such Investment, the use of proceeds thereof and all related pro forma adjustments, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date and for the Test Period ending on such date, is less than or equal to 3.00:1.00;

(m)              additional Investments; provided, that (i) on a Pro Forma Basis immediately after giving effect to the making of such Investment, the use of proceeds thereof and all related pro forma adjustments, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date and for the Test Period ending on such date, is less than or equal to 2.00:1.00 and (ii) no Event of Default has occurred and is continuing at the time of consummation of such Investment;

(n)                Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person acquired by, merged into, consolidated with or amalgamated with the Borrower or any Restricted Subsidiary in accordance with Section 6.4 and this Section 6.5 after the Closing Date or that otherwise becomes a Restricted Subsidiary after the Closing Date, in each case, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o)                salary advances, travel expense advances, advances against commissions and other similar advances to employees in the ordinary course of business; and

(p)                deposits with landlords in the ordinary course of business to secure or support obligations of the Borrower or any Restricted Subsidiary under the lease of real property.

Section 6.6               Transactions with Affiliates.

The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate, to the extent that such transaction involves payments in excess of $1.0 million per fiscal year, other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, other than (a) transactions solely between or among Credit Parties (or any Person that becomes a Credit Party as a result of such transaction) to the extent not prohibited under this Agreement and transactions between or among the Credit Parties and their Restricted Subsidiaries to the extent not prohibited under this Agreement, (b) transactions solely between or among Subsidiaries of the Borrower that are not Credit Parties to the extent not prohibited under this Agreement, (c) payment of customary directors’ fees, compensation arrangements, indemnification and expense reimbursement of officers, directors, employees and consultants (including the provision of directors and officers insurance), (d) the consummation of the Transactions on the Closing Date and, following the Closing Date, the consummation of any transaction and the making of any payment required to be consummated or made after the Closing Date pursuant to the terms of the Acquisition Agreement, (e) investments in Subsidiaries permitted by Section 6.5 and (f) any Restricted Payment permitted by Section 6.9.

Section 6.7               Corporate Changes.

The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders, (c) change its state of incorporation or organization or its registered legal name, without providing ten (10) days (or such shorter period as agreed to by the Administrative Agent) prior written notice to the Administrative Agent with respect to this clause (c) to allow the Administrative Agent to file such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require or (d) change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders.

Section 6.8               Limitation on Restricted Actions.

The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) with respect to such Restricted Subsidiary, pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, or (d) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or amend or otherwise modify the Credit Documents, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1; provided that any such restriction contained therein are customary for such Indebtedness as determined in the good faith judgment of the Borrower, (iv) customary provisions in leases, licenses, sub-leases, sub-licenses and contracts restricting assignments thereof or restricting the grant of Liens in such lease, license, sub-lease, sub-license or other contract, (v) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (vi) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of the Borrower or assets of the Borrower or any Restricted Subsidiary of the Borrower pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder, (vii) any agreement or restriction or condition in effect at the time any Person becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (viii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (ix) with respect to clause (d), restrictions or conditions imposed by any agreement relating to Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (x) restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business.

Section 6.9               Restricted Payments; Certain Payments of Indebtedness.

(a)                The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except:

(i)             to make dividends payable solely in the same class of Equity Interests of such Person;

(ii)           to make dividends or other distributions payable to the Credit Parties (directly or indirectly through its Subsidiaries);

(iii)          after an offering of Qualified Equity Interests completed after the Closing Date, an amount equal to 6% per annum of the Net Cash Proceeds received by (or contributed to) the Borrower and its Restricted Subsidiaries from any such offering(s) completed after the Closing Date;

(iv)          so long as no Event of Default has occurred and is continuing at the time of making such Restricted Payment or would immediately result therefrom, the Borrower may make Restricted Payments in the form of cash dividends payable with respect to shares of the Borrower’s Series A Convertible Preferred Stock in an amount not to exceed $2,000,000 per annum provided that, on a Pro Forma Basis, immediately after giving effect to such Restricted Payment, the use of proceeds thereof and all related pro forma adjustments, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date and for the Test Period ending on such date, is less than or equal to 0.25:1.00 less than the Total Net Leverage Ratio required to then comply with each of the Financial Covenants then in effect;

(v)           so long as no Event of Default has occurred and is continuing at the time of making such Restricted Payment or would immediately result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the Available Amount as of such date; provided that, solely to the extent that such Restricted Payment is made with any portion of the Available Amount described in clause (a) of the definition thereof, on a Pro Forma Basis, immediately after giving effect to such Restricted Payment, the use of proceeds thereof and all related pro forma adjustments, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date and for the Test Period ending on such date, is less than or equal to 3.00:1.00;

(vi)          so long as no Event of Default has occurred and is continuing at the time of making such Restricted Payment or would immediately result therefrom, the Borrower may make additional unlimited Restricted Payments; provided that, on a Pro Forma Basis, immediately after giving effect to such Restricted Payment, the use of proceeds thereof and all related pro forma adjustments, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date and for the Test Period ending on such date, is less than or equal to 1.50:1.00; and

(vii)         so long as no Event of Default shall have occurred or would result therefrom, to pay dividends and/or redeem shares of common stock in an aggregate amount not to exceed $35,000,000.

(b)                The Borrower will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any prepayment (including voluntary and mandatory prepayments), repurchase or redemption (whether in cash, securities or other property) of or in respect of principal or any interest, fees or other amounts of any Junior Financing, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the principal of any Junior Financing that has a substantially similar effect to any of the foregoing, in each case, prior to the scheduled maturity thereof (excluding any payments of regularly scheduled principal, interest, fees, expenses and indemnification obligations in compliance with the terms of this Agreement) (any of the foregoing, a “Restricted Debt Payment”), except:

(i)            mandatory prepayments of any Junior Financing (other than Subordinated Indebtedness) not otherwise prohibited by the terms of this Agreement, including mandatory prepayments made with Declined Proceeds;

(ii)           Permitted Refinancings of Indebtedness permitted by Section 6.1;

(iii)          the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(iv)          so long as no Event of Default has occurred and is continuing at the time of making such Restricted Debt Payment or would immediately result therefrom, additional Restricted Debt Payments in respect of any Junior Financings in an aggregate amount not to exceed the Available Amount as of such date; provided that, solely to the extent that such Restricted Debt Payment is made with any portion of the Available Amount described in clause (a) of the definition thereof, on a Pro Forma Basis, immediately after giving effect to such Restricted Debt Payment , the use of proceeds thereof and all related pro forma adjustments, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements are required to be delivered (or are actually delivered, if earlier) prior to such date and for the Test Period ending on such date, is less than or equal to 3.00:1.00;

(v)           so long as no Event of Default has occurred and is continuing at the time of making such Restricted Debt Payment or would immediately result therefrom, additional unlimited Restricted Debt Payments ; provided that, on a Pro Forma Basis, immediately after giving effect to such Restricted Debt Payment, the use of proceeds thereof and all related pro forma adjustments, the Total Net Leverage Ratio, recomputed as of the last day of the most recent fiscal quarter for which financial statements are required to be delivered (or are actually delivered, if earlier) and for the Test Period ending on such date, is less than or equal to 1.50:1.00;

(vi)          additional Restricted Debt Payments in an aggregate amount not to exceed $10 million; and

(vii)         (A) Restricted Debt Payments with Eligible Equity Proceeds, to the extent such Eligible Equity Proceeds have not otherwise been applied to make any Investment, Restricted Payment or Restricted Debt Payment hereunder and do not increase the Available Amount, (B) the conversion of all or any portion of any Junior Financing into Qualified Equity Interests of the Borrower, (C) to the extent constituting a Restricted Debt Payment , payment-in-kind of interest with respect to any Junior Financing that is permitted under Section 6.1, and (D) Restricted Debt Payments as part of an “applicable high yield discount obligation” catch up payment with respect to Indebtedness permitted by Section 6.1.

Section 6.10            Sale Leasebacks.

The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which the Borrower or any Restricted Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Restricted Subsidiary or (b) which the Borrower or any Restricted Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by the Borrower or a Restricted Subsidiary to another Person which is not the Borrower or a Restricted Subsidiary in connection with such lease.

Section 6.11            Amendments to Junior Financing Documents.

The Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any document governing or relating to any Junior Financing in a manner that is materially adverse to the interests of the Lenders, subject to any applicable subordination or intercreditor agreement.

Article VII

EVENTS OF DEFAULT

Section 7.1                 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)                Payment. (i) Any Credit Party shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) any Credit Party shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) any Credit Party shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for five (5) Business Days; or (iv) any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (iii)); or

(b)                Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been (i) with respect to representations and warranties that contain a materiality qualification, incorrect or false on or as of the date made or deemed made and (ii) with respect to representations and warranties that do not contain a materiality qualification, incorrect or false in any material respect on or as of the date made or deemed made; or

(c)                Covenant Default.

(i)               Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in (A) Sections 5.4 (solely with respect to corporate or other formative existence), 5.7(a), 5.9 (provided that, notwithstanding the foregoing, a breach of or failure to comply with the Revolver Financial Covenant shall not constitute an Event of Default for the purposes of the Term Loan unless and until the Required Revolving Lenders has accelerated the Revolving Loans under the Revolving Facility and terminated all outstanding Revolving Commitments in accordance with the terms of the Credit Documents as a result of such breach or failure, and such acceleration and termination has not been rescinded, and, in any case, any such breach or failure is subject to Section 5.9(b)), 5.11, 5.15(e), 5.17 or Article VI hereof or (B) Sections 5.1 or 5.2 and, with respect to this clause (B) only, such breach or failure to comply is not cured within ten (10) Business Days after notice thereof from the Administrative Agent to the Borrower; or

(ii)              Any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above) and, with respect to this clause (ii) only, such breach or failure to comply is not cured within thirty (30) days after notice thereof from the Administrative Agent to the Borrower; or

(d)                Indebtedness Cross-Default. (i) The Borrower or any of its Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $15,000,000 for the Borrower and any of its Restricted Subsidiaries in the aggregate beyond any applicable grace period, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) the Borrower or any of its Restricted Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranty) in a principal amount outstanding of at least $15,000,000 in the aggregate for the Borrower and its Restricted Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or (iii) the Borrower or any of its Restricted Subsidiaries shall breach or default any payment obligation under any Hedging Agreement that is a Bank Product; or

(e)                [Reserved]; or

(f)                 Bankruptcy Default. (i) The Borrower or any Restricted Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) the Borrower or any Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) above; or (iv) the Borrower or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(g)                Judgment Default. (i) One or more monetary judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $15,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof or (ii) any injunction, temporary restraining order or similar decree shall be issued against the Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(h)                ERISA Default. The occurrence of any of the following: (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any ERISA Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any ERISA Plan or any Lien in favor of the PBGC or an ERISA Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such ERISA Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to an ERISA Plan, in each case of clauses (i) through (vi) above, which event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of the Borrower or any of its Restricted Subsidiaries to pay money that could reasonably be expected to have a Material Adverse Effect; or

(i)                 Change of Control. There shall occur a Change of Control; or

(j)                 Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party (other than if in accordance with its terms or by reason of the satisfaction in full of all Credit Party Obligations (other than contingent obligations for which no claim has been made)); or

(k)                Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien (subject to Permitted Liens) on a material portion of the Collateral; or

(l)                 Classification as Senior Debt. The Credit Party Obligations shall cease to be classified as “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under any Subordinated Debt instrument; or

If a Default shall have occurred under the Credit Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Credit Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Lenders (in their sole and absolute discretion) as determined in accordance with Section 9.1); and once an Event of Default occurs under the Credit Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Lenders or by the Administrative Agent with the approval of the requisite Lenders, as required hereunder in Section 9.1.

Section 7.2                 Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

Article VIII

THE ADMINISTRATIVE AGENT

Section 8.1                 Appointment and Authority.

(a)                Each of the Lenders and the Issuing Lender hereby irrevocably appoints Truist Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)               The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Lender with respect thereto; provided that the Issuing Lender shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 8.2                 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3                 Certain Rights of the Administrative Agent.

If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 8.4                 Exculpatory Provisions.

(a)                The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its obligations hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)               shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)              shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)             shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(iv)             shall have no responsibility, duty or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment of any Loan or Commitment or for the sale of any participation, in either case, to a Disqualified Lender

(b)                The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

(c)                The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the value of sufficiency of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.5                 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.6                 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 8.7                 Resignation of Administrative Agent.

(a)                The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the written consent of Borrower (such consent not to be unreasonably withheld and which consent shall not be required during any period in which an Event of Default exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 8.8                 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Each Lender represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 8.9                 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in their capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

Section 8.10               Administrative Agent May File Proof of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.5 and 9.5) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5 and 9.5.

Section 8.11               Collateral and Guaranty Matters.

(a)                The Lenders and the Bank Product Provider irrevocably authorize and direct the Administrative Agent:

(i)               to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)              to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2(c); and

(iii)             to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Security Documents, or to release such Credit Party from its obligations under the applicable Security Documents, in each case in accordance with the terms of the Credit Documents and this Section.

(b)               Notwithstanding the foregoing or anything to the contrary herein or in any other Credit Document, no Guarantor shall (x) be deemed to be an Excluded Subsidiary pursuant to clause (a) of the definition thereof or (y) automatically be released and no liens on Collateral of such Guarantor shall automatically be released, in each case, solely as a result of such Guarantor ceasing to be a Wholly Owned Subsidiary of the Borrower if (i) the disposition of equity interests of such Guarantor pursuant to which it ceased to be a Wholly Owned Subsidiary of the Borrower was undertaken for the purpose of causing such Guarantor to cease to be a Guarantor or (ii) such Guarantor remains a majority-owned Subsidiary of the Borrower and the other owners of Equity Interests in such Guarantor are Affiliates (or Related Parties) of the Borrower.

(c)                The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 8.12               Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.13               Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

Section 8.14               Credit Bidding.

(a)                The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.

(b)               Each Lender hereby agrees that, except as otherwise provided in any Credit Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Credit Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Section 8.15               Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this paragraph. For the avoidance of doubt, for purposes of this Section 8.15, the term “Lender” shall include any Issuing Lender. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Credit Document.

Section 8.16               Authorization to Execute Other Credit Documents

Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Credit Documents (including, without limitation, the Security Documents, any intercreditor agreements, and any subordination agreements) other than this Agreement.

Section 8.17               Documentation Agent; Syndication Agent.

Each Lender hereby designates The Huntington National Bank as Documentation Agent and agrees that the Documentation Agent shall have no duties or obligations under any Credit Documents to any Lender or any Credit Party. Each Lender hereby designates Regions Capital Markets as Syndication Agent and agrees that the Syndication Agent shall have no duties or obligations under any Credit Documents to any Lender or any Credit Party.

Section 8.18               Right to Realize on Collateral and Enforce Guaranty.

Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent.

Section 8.19               Secured Bank Product Obligations

No Bank Product Provider that obtains the benefits of Section 2.11(b), the Security Documents or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations unless the Administrative Agent has received written notice of such Credit Party Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider.

Section 8.20               Erroneous Payments.

(a)                If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)                Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)               (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)              such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.20(b).

(c)                Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)                In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)                The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Erroneous Payment.

(f)                 To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)                Each party’s obligations, agreements and waivers under this Section 8.20 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

Article IX

MISCELLANEOUS

Section 9.1                 Amendments, Waivers, Consents and Release of Collateral.

(a)                Neither this Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, modified, extended, restated, replaced, or supplemented (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section, nor may Collateral be released except as specifically provided for herein or in the Security Documents. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i)                (A) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or (B) reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of the Default Rate, which shall be determined by a vote of the Required Lenders) or (C) extend the scheduled date of any payment of any Loan or Note or any installment thereon or (D) increase the amount or extend the expiration date of any Lender’s Commitment (or reinstate any Commitment terminated pursuant to Section 2.6), in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that (1) no waiver, reduction or deferral of a mandatory prepayment required pursuant to Section 2.7(b), nor any amendment of Section 2.7(b) or the definitions of Asset Disposition, Debt Issuance, Equity Issuance or Extraordinary Receipt, shall constitute a reduction of the amount of, or an extension of the scheduled date of, the scheduled date of maturity of, or any installment of, any Loan or Note, (2) any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment, (3) any reduction in the stated rate of interest on the Term Loans shall only require the written consent of each Lender holding a portion of the outstanding Term Loans and (4) in the event LIBOR is discontinued, any amendment to the calculation of the LIBOR Rate in accordance with such definition shall only require the consent of the Required Lenders; or

(ii)              amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of (x) Required Lenders, without the written consent of all the Lenders or (y) Required Revolving Lenders without the written consent of all the Revolving Lenders; or

(iii)             release the Borrower or all or substantially all of the value of the Guaranty, without the written consent of all of the Lenders; provided that the Administrative Agent may release any Guarantor permitted to be released pursuant to the terms of this Agreement; or

(iv)             release all or substantially all of the value of the Collateral without the written consent of all of the Lenders; provided that the Administrative Agent may release any Collateral permitted to be released pursuant to the terms of this Agreement or the Security Documents; or

(v)               except as permitted by Section 8.11, subordinate (i) the Liens on the Collateral to the Liens on such collateral securing any other Indebtedness or (ii) the right of payment of the Loans to the right of payment of any other Indebtedness without the written consent of all of the Lenders (other than, with the consent of solely the Administrative Agent, the subordination of Liens on assets constituting Collateral that also secure Capital Lease Obligations or purchase money Indebtedness to providers of such Capital Lease Obligations or purchase money Indebtedness, as applicable); or

(vi)             permit a Letter of Credit to have an original expiry date more than twelve (12) months from the date of issuance without the consent of each of the Revolving Lenders; provided, that the expiry date of any Letter of Credit may be extended in accordance with the terms of Section 2.3(a); or

(vii)            permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or other Credit Documents without the written consent of all of the Lenders; or

(viii)           amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of all Lenders without the written consent of all the Lenders; or

(ix)             amend, modify or waive (A) the order in which Credit Party Obligations are paid or (B) the pro rata sharing of payments by and among the Lenders, in each case in accordance with Section 2.11(a) (solely with respect to the fourth, fifth and sixth sentence thereof), Section 2.11(b) or Section 9.7(b) without the written consent of each Lender directly affected thereby; or

(x)              amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(xi)             amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby;

(xii)            (A) amend or otherwise modify Section 5.9(a)(ii) (or for the purposes of determining compliance with the Revolver Financial Covenant or any defined terms used therein), (B) waive or consent to any Revolver Financial Covenant Event of Default or (C) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article VII as a result of a breach of Section 5.9(a)(ii), in each case, without the written consent of the Required Revolving Lenders and shall not require the consent of any Lenders other than the Required Revolving Lenders; or

(xiii)           amend the definitions of “Hedging Agreement,” “Bank Product,” or “Bank Product Provider” without the consent of any Bank Product Provider that would be adversely affected thereby,

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

(b)                Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)                Notwithstanding any of the foregoing to the contrary, the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.7).

(d)                Notwithstanding any of the foregoing to the contrary, the Credit Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of (x) any Credit Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or (ii) correct any obvious error or omission of a technical or administrative nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of any Credit Document, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof or (y) the Fee Letter.

(e)                Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (a) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (b) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

(f)                 In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6(b)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.6(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, the Swing Line Lender and each Issuing Lender), which consent shall not unreasonably be withheld or delayed, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LOC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts (including the Repricing Premium, if applicable)), (c) if the consent, amendment or waiver in question contemplates a Repricing Transaction in respect of any Term Loans held by such Non-Consenting Lender, the Borrower shall pay to such Non-Consenting Lender (and not any Person who replaced such Non-Consenting Lender) the Repricing Premium (if any) as if the outstanding Term Loans of such Non-Consenting Lender were prepaid or repriced in their entirety in connection with a Repricing Transaction on the date of the consummation of such assignment and (d) unless waived by the Administrative Agent, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.6(b)(iv). In the event that a Non-Consenting Lender does not comply with the requirements of the immediately-preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6(b) on behalf of a Non-Consenting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.

(g)                Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Credit Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Credit Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), Required Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.2); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(h)                Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of each Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement (other than contingent indemnification obligations for which no claim has been made).

(i)                 For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 9.1, this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent in accordance with Sections 2.22 or 2.23.

Section 9.2                  Notices.

(a)                Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)              If to the Borrower or any other Credit Party:

ANI Pharmaceuticals, Inc.

210 Main Street West

Baudette, MN 56623

Attention: Stephen Carey

Telephone: 218-634-3614

Fax: 218-634-3540

Email: Stephen.carey@anipharmaceuticals.com

(ii)              If to the Administrative Agent:

Truist Bank, as Administrative Agent

Agency Services

303 Peachtree Street, N.E. / 25th Floor

Atlanta, Georgia 30308

Attention: Agency Services Manager

Telephone: (980) 333-6530

Telecopy Number: (404) 221-2001

Email: Katie.Lundin@truist.com

(iii)             If to the Issuing Lender:

Truist Bank, as Administrative Agent

245 Peachtree Center Ave., 17th FL

Atlanta, GA 30303

Attention: Standby Letter of Credit Dept.

Telephone: (800)-951-7847

Email: LCandtradeservices@Suntrust.com

(iv)             if to a Lender, to it at its address (or facsimile number or email) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                Electronic Communications. Notices and other communications to the Lenders, the Swingline Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Lender pursuant to Article II if such Lender, the Swingline Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                Change of Address, Etc. Any party hereto may change its address or facsimile number or email for notices and other communications hereunder by notice to the other parties hereto.

(d)            Platform.

(i)             Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii)            The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications other than any liabilities arising from the gross negligence, bad faith or willful misconduct of such Agent Party as determined in a final and non-appealable judgment by a court of competent jurisdiction. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform other than any liabilities arising from the gross negligence, bad faith or willful misconduct of such Agent Party as determined in a final and non-appealable judgment by a court of competent jurisdiction (it being understood and agreed that all communications so transmitted shall continue to be subject to the terms of the confidentiality provisions set forth herein). “Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

(e)                Reliance by Administrative Agent, Issuing Lenders and Lenders. The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Lender, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence, bad faith or willful misconduct of such Person as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

Section 9.3                 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4                  Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full (other than contingent indemnification obligations for which no claim has been made).

Section 9.5                  Payment of Expenses and Taxes; Indemnity.

(a)                Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, but not limited to, reasonable and documented consultant’s fees (to the extent any such consultant has been retained with the Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), reasonable and documented travel expenses and reasonable and documented or invoiced out-of-pocket legal expenses of one firm of outside counsel for the Administrative Agent or its Affiliates, and if necessary, of a single local counsel for the Administrative Agent or its Affiliates in each appropriate jurisdiction, but excluding the allocated costs of internal counsel, in each case, incurred in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lender and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender, the Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses, joint or several, to which any such Indemnitee may become subject, or any claim, litigation, investigation or proceeding (including any inquiry or investigation) (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnitee is a party thereto, whether or not such Proceedings are brought by the Borrower, the Company or their respective equity holders, Affiliates, creditors or any other third person, and reimburse each such Indemnitee for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnitee affected by such conflict has informed you in writing of such conflict and thereafter retains separate counsel, one additional counsel in each applicable jurisdiction to each group of similarly affected Indemnitees, but in each and every case excluding the allocated costs of internal counsel, and other reasonable and documented or invoiced out-of-pocket fees and expenses, in each case, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Restricted Subsidiaries, or any liability under Environmental Law related in any way to the Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Restricted Subsidiary, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (ii) a material breach in bad faith of the obligations of such Indemnitee under this Agreement or any other Credit Document, (B) disputes solely between or among Indemnitees that does not result from any act or omission by the Borrower; provided that, if such a dispute involves a claim or proceeding brought against any of the Administrative Agent or Arrangers in their capacities as such by other Indemnitees, the Administrative Agent or such Arranger shall be entitled, subject to the other limitations and exceptions set forth in this Section 9.5(b), to the benefits of the indemnifications provided for in this Section 9.5(b) or (C) result from a claim brought by the Borrower or any Restricted Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Restricted Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding the foregoing, the Borrower shall only be responsible to indemnify the Indemnitees for one external counsel and one external local counsel in each applicable jurisdiction if required and as selected by the Administrative Agent (and to the extent an Indemnitee determines, after consultation with legal counsel, that an actual or potential conflict may exist, separate legal counsel for each group of similarly affected Indemnitees, taken as a whole).

(c)                Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

(d)                Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or other party hereto, on any theory of liability, for special, indirect, exemplary, consequential (including, without limitation, any loss of profits, business or anticipated savings) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 9.5(d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.5(d) against any special, indirect, exemplary, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions other than any liabilities arising from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined in a final and non-appealable judgment by a court of competent jurisdiction (it being understood and agreed that information so transmitted shall continue to be subject to the terms of the confidentiality provisions set forth herein).

(e)                Payments. All amounts due under this Section shall be payable promptly, and in any event within thirty (30) days after demand therefor.

(f)                 Survival. The agreements in this Section 9.5 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of this Agreement and the repayment, satisfaction or discharge of the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made).

Section 9.6                  Successors and Assigns; Participations.

(a)                Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Tranche) any such assignment shall be subject to the following conditions:

(i)              Minimum Amounts.

(A)             in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Tranche) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignment) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless (x) each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) or, (y) if less, all of such Lender’s remaining Loans and commitments of the applicable Class.

(ii)              Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)            Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)              the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (w) an Event of Default has occurred and is continuing at the time of such assignment, (x) with respect to any Term Loans, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, (y) with respect to any Revolving Loans, such assignment is to a Revolving Lender or an Affiliate of a Revolving Lender or (z) such assignment occurs within 60 days of the Closing Date; provided that (other than in the case of (x), (y) or (z) above) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Loans;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of (x) the Revolving Facility or any unfunded Commitments with respect to the Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)              the consent of the Issuing Lender and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment or any other assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit or Swingline Loans, as applicable (whether or not then outstanding).

(iv)             Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)               No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) any Disqualified Lender.

(vi)             No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 and 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 9.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Disqualified Lenders.

(i)               Any assignment or participation by a Lender without the Borrower’s prior written consent (which shall not be subject to the deemed consent provisions set forth above) to a Disqualified Lender shall not be permitted; provided that no supplement to the list of Disqualified Lenders shall have retroactive effect with respect to any Person that holds any Loans and/or Commitments or participations. The Administrative Agent may provide the list of Disqualified Lenders to any Lender that requests to see the list and may inform any potential assignee that it is included on the list of Disqualified Lenders, as applicable; provided that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans to, or the restrictions on any exercise of rights or remedies of, any Disqualified Lender.

(ii)              If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of this clause (e), or if any Person becomes a Disqualified Lender after the date (the “Trade Date”) on which the assigning Lender enters into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person, the Borrower may, at its sole expense, upon notice to the applicable Disqualified Lender and the Administrative Agent, (1) in the case of outstanding Revolving Commitments or Revolving Loans held by such Disqualified Lender, terminate such Revolving Commitment and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Commitment, (2) in the case of outstanding Term Loans held by Disqualified Lenders, purchase or prepay such Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case, plus accrued interest thereon, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.6), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations under this Agreement, in each case plus accrued interest thereon, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not, and will not have the right to, (x) receive information, reports or other materials provided to Lenders by the Borrower, any Subsidiary, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the other Lenders and the Administrative Agent, or (z) access any electronic site established for the other Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any other Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, the Loans and Commitments held by each such Disqualified Lender shall be deemed not to be outstanding, and (y) for purposes of voting on any plan of reorganization or similar plan, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Lender does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(f)                 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.7                  Right of Set-off; Sharing of Payments.

(a)                If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Lender, such Swingline Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Swingline Lender or the Issuing Lender, irrespective of whether or not such Lender, the Swingline Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or affiliate of such Lender, the Swingline Lender or the Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Credit Party Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Swingline Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Lender or their respective Affiliates may have. Each Lender, the Swingline Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)                If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A)              if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)              the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower thereof (as to which the provisions of this paragraph shall apply).

(c)                The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 9.8                 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9                 Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                Electronic Execution of Assignments. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it (it being understood and agreed that the Administrative Agent accepts, consents and approves of transmission through electronic means of any electronic signature that is a reproduction of an image of an actual executed signature page).

Section 9.10               Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11               Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.12                [Reserved].

Section 9.13               Governing Law; Consent to Jurisdiction; Service of Process and Venue.

(a)                Governing Law. This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)                Consent to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)                Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d)                Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14            Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and have been advised of their obligation to keep information of this type confidential (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), provided that the applicable Lender, Issuing Lender or Administrative Agent, shall be responsible for its Affiliates’ and its and their respective Related Parties’ compliance with this paragraph; (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case the Administrative Agent, the Lenders and the Issuing Lenders agree (except with respect to any audit or examination conducted by bank accountants or any regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to such disclosure and to reasonably cooperate with the Borrower, at the Borrower’s expense, in seeking a protective order or other appropriate remedy; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process based on the reasonable advice of counsel, in which case the Administrative Agent, the Lenders and the Issuing Lenders agree (except with respect to any audit or examination conducted by bank accountants or any regulatory or self-regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Borrower promptly thereof prior to such disclosure and to reasonably cooperate with the Borrower, at the Borrower’s expense, in seeking a protective order or other appropriate remedy; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to being bound by the terms of this Section or to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) S&P and Moody’s in connection with obtaining the ratings described herein in respect of the Borrower and the Loans and to any rating agency in connection with obtaining shadow ratings required by any financing source or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, in each case, subject to such Person being bound by the terms of this Section or to an agreement containing provisions substantially the same as those of this Section; (h) with the written consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

For purposes of this Section, “Information” shall mean all information received from the Borrower or any of its Restricted Subsidiaries relating to the Borrower or any of its Restricted Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Restricted Subsidiaries ; provided that, in the case of Information received from the Borrower or any of its Restricted Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15                Acknowledgments.

The Borrower and the other Credit Parties each hereby acknowledges that:

(a)                it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)                neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c)                no joint venture exists among the Lenders and the Administrative Agent or among the Borrower, the Administrative Agent or the other Credit Parties and the Lenders.

Section 9.16               Waivers of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17               Patriot Act Notice.

Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act. In addition, each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each Lender and the Administrative Agent. Each Credit Party hereby agrees that the Administrative Agent shall be permitted to share all such information delivered by such Credit Party pursuant to this Section 9.17 with the Lenders.

Section 9.18           Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19          Subordination of Intercompany Debt.

Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Credit Party Obligations. Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt. In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

Section 9.20           Continuing Agreement.

This Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Agreement) have been paid in full (other than contingent indemnification obligations for which no claim has been made) and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations to the extent so rescinded, restored or returned.

Section 9.21           Press Releases and Related Matters.

The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure. The Credit Parties consent to the publication by Administrative Agent or any Lender of customary advertisements relating to the Transactions in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as such Person may choose, and the circulation of similar promotional materials, in the form of a “tombstone” identifying the name of the Borrower and the amount, type and Closing Date of the Loans (but not any other information related to the Loans or any information related to the Transactions without the Borrower’s prior written consent), all at the expense of such Person and subject to the Borrower’s prior review and consent (not to be unreasonably withheld, conditioned or delayed) in advance of the initial publication of any such “tombstone” (it being understood and agreed that the Borrower shall have the right to review and approve (which approval may be withheld in the Borrower’s reasonable discretion), in advance, all other public advertisements, public announcements, press releases or other public disclosures with respect to the Transactions).

Section 9.22           Appointment of Borrower.

Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes under this Agreement and agrees that (a) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.

Section 9.23           No Advisory or Fiduciary Responsibility.

In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent and Arrangers, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and the Arrangers are and have been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) the Administrative Agent and Arrangers have not assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent and the Arrangers have advised or are currently advising any Credit Party or any of its Affiliates on other matters) and the Administrative Agent or the Arrangers do not have any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and each of the Administrative Agent and the Arrangers gave no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) each of the Administrative Agent and the Arrangers has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.24           Responsible Officers and Authorized Officers.

The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers and the Authorized Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto.

Section 9.25           Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)              a reduction in full or in part or cancellation of any such liability;

(ii)             a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.26           Certain ERISA Matters

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)              such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more ERISA Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)             the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)              none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto);

(ii)             the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Credit Party Obligations);

(iv)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)             no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)           The Administrative Agent and each of the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.27           Acknowledgement Regarding Any Supported QFCs.

To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.28           Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Article X

GUARANTY

Section 10.1           The Guaranty.

In order to induce the Lenders to enter into this Agreement and any Bank Product Provider to enter into any Bank Product and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder and any Bank Product, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders and the Bank Product Provider as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any Bank Product, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Bank Product Providers, or their respective order, on demand, together with any and all reasonable and documented out-of-pocket expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, including specifically all Credit Party Obligations, arising in connection with this Agreement, the other Credit Documents or any Bank Product, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2           Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrower to the Lenders and any Bank Product Provider whether or not due or payable by the Borrower upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Bank Product Provider, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Bank Product Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3           Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrower whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent, the Lenders or any Bank Product Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Bank Product Provider the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4           Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5            Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender and each Bank Product Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement and any Bank Product, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

Section 10.6            Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Bank Product Provider to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7           Waiver.

(a)           Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Bank Product Provider to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Bank Product Provider’s whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)           Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)           Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Bank Product Provider against the Borrower or any other guarantor of the Credit Party Obligations of the Borrower owing to the Lenders or such Bank Product Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Bank Product Provider now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Bank Product Providers to secure payment of the Credit Party Obligations of the Borrower until such time as the Credit Party Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full and the Commitments have been terminated.

Section 10.8           Limitation on Enforcement.

The Lenders and the Bank Product Providers agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Bank Product Provider (only with respect to obligations under the applicable Bank Product) and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Bank Product Provider under any Bank Product.

Section 10.9           Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Credit Party Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

Section 10.10         Eligible Contract Participant.

Notwithstanding anything to the contrary in any Credit Document, no Guarantor shall be deemed under this Article X to be a guarantor of any Swap Obligations if such Guarantor was not an “eligible contract participant” as defined in § 1a(18) of the Commodity Exchange Act, at the time the guarantee under this Article X becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the Commodity Exchange Act; provided however that in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the guarantee of the Credit Party Obligations of such Guarantor under this Article X by a Guarantor that is also a Qualified ECP Guarantor shall be taken into account.

Section 10.11         Keepwell.

Without limiting anything in this Article X, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act at the time the guarantee under this Article X becomes effective with respect to any Swap Obligation, to honor all of the Obligations of such Guarantor under this Article X in respect of such Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 10.11, or otherwise under this Article X, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until termination of the Commitments and payment in full of all Loans and other Credit Party Obligations. Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor that would otherwise not constitute an “eligible contract participant” under the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	ANI PHARMACEUTICALS, INC.,
a Delaware corporation

	By:	/s/ Stephen Carey
Name: Stephen Carey
Title: Chief Financial Officer

GUARANTORS:	ANIP Acquisition Company,
a Delaware corporation

	By:	/s/ Stephen Carey
Name: Stephen Carey
Title: Chief Financial Officer

Novitium Pharma LLC,
a Delaware limited liability company

	By:	/s/ Stephen Carey
Name: Stephen Carey
Title: Chief Financial Officer

New Castle Pharma LLC,
a Delaware limited liability company

	By:	/s/ Stephen Carey
Name: Stephen Carey
Title: Chief Financial Officer

New Castle Pharma Real Estate LLC,
a Delaware limited liability company

By:	/s/ Stephen Carey
Name: Stephen Carey
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:	TRUIST BANK, as a Lender, Swing Line Lender, Issuing Lender and as Administrative Agent on behalf of the Lenders

	By:	/s/ Ben Cumming
Name: Ben Cumming
Title: Managing Director

LENDERS:	REGIONS BANK, as a Lender

	By:	/s/ Ned Spitzer
Name: Ned Spitzer
Title: Managing Director

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Joseph A. Miller
Name: Joseph A. Miller
Title: Managing Director